As filed with the Securities and Exchange Commission on November 14, 2007	Registration Statement No. 333-138527

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ACES WIRED, INC.
(Exact name of registrant as specified in its charter)

Nevada	7990	88-0514502
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Aces Wired, Inc. 12225 Greenville Avenue, Suite 861 Dallas, Texas 75243 (214) 261-1963	Kenneth R. Griffith President and Chief Executive Officer 12225 Greenville Avenue, Suite 861 Dallas, Texas 75243 (214) 261-1963
(Address of principal executive offices)	(Name, address, and telephone number, of agent for service)

Copies to:
William T. Heller IV Esq.
Todd E. Chen Esq.
Thompson & Knight LLP
333 Clay Street
Suite 3300
Houston, Texas 77002
(713) 654-8111

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common stock, $.001 par value	1,934,880	$5.00	$9,674,400	$1,035

(1)
In addition to the shares set forth in the table, the amount to be registered includes shares issuable as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the Securities Act).

(2)
Estimated solely for the purpose of calculating the registration fee under Rule 457(c) of the Securities Act. No exchange or over-the-counter market exists for the registrant’s common stock, and there is currently no market price for the shares of the registrant’s common stock. However, the price per share was $5.00 for nonredeemable convertible preferred stock that was issued in a private placement in October 2006, which will be converted into an equal number of shares of the registrant’s common stock upon the effectiveness of this registration statement.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

SUBJECT TO COMPLETION, DATED November 14, 2007

PROSPECTUS

Aces Wired, Inc.

1,934,880 Shares Of
Common Stock

This prospectus relates to the resale, from time to time, of up to 1,934,880 shares of common stock of Aces Wired, Inc. (Aces Wired or the Company), a Nevada corporation formerly known as OEF Corporate Solutions, Inc., by the selling stockholders named in this prospectus in the section “SELLING STOCKHOLDERS,” including their assignees, donees and successors-in-interest, whom we collectively refer to in the registration statement as the Selling Stockholders. Aces Wired is not selling any shares of common stock in this offering and, therefore, will not receive any proceeds from this offering.

There currently is no trading market for our common stock. The rules of the National Association of Securities Dealers, Inc. do not permit securities brokers or dealers to establish quotations for our common stock until such time as the registration statement of which this prospectus is a part has been declared effective by the U.S. Securities and Exchange Commission. While we anticipate that quotations and trading in our common stock may commence once the registration statement becomes effective, there is no assurance that a market for our common stock will develop at such time, or at all.

The shares of common stock to which this prospectus relates may be offered and sold from time to time directly by the Selling Stockholders or alternatively through underwriters, broker-dealers or other agents. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, or at negotiated prices. Because there has been no public market for our common stock prior to this offering, we estimate that the Selling Stockholders initially will sell their shares at prices between $5.00 per share and $6.00 per share, if any shares are sold. Future prices will likely vary from this range and initial sales may not be indicative of prices at which our common stock will trade in the future. Please read “PLAN OF DISTRIBUTION.”

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering. The Selling Stockholders may be deemed underwriters of the shares of common stock that they are offering. We will pay the expenses of registering these shares.

Investing in our common stock involves significant risks. Please read carefully the information under the headings “RISK FACTORS” beginning on  page  5  and “FORWARD-LOOKING STATEMENTS” on  page  9  of this prospectus before you invest in our common stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

 PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. Before making an investment decision, you should read the entire prospectus carefully, including the “RISK FACTORS” section and the consolidated financial statements of Aces Wired, Inc. together with the notes to such consolidated financial statements. All references to “we,” “our,” “ours” or “us” in this prospectus are to Aces Wired and its consolidated subsidiaries, unless otherwise indicated.

Our Company

We were incorporated as OEF Corporate Solutions, Inc. in Nevada in December 2001. On October 4, 2006, we acquired 100% of the ownership interests in Goodtime Action Amusement Partners, L.P. (Goodtime) and Amusement Innovation Partners, LLC (AIP), the general partner of Goodtime, in exchange for 7,623,580 shares of our common stock (the Share Exchange). Concurrent with our acquisition of Goodtime and AIP, we amended and restated our articles of incorporation and bylaws, whereby we, among other things, changed our name to Aces Wired, Inc.

Our original line of business was to provide EDGAR (electronic data gathering, analysis and retrieval) services to companies that file reports with the U.S. Securities and Exchange Commission (SEC). With our acquisition of Goodtime, we became a gaming and recreation company and the parent of K&B Sales, Inc. (K&B) and Aces Wired, LLC (AWLLC). K&B distributes games and related equipment, supplies and branded pull-tabs to charity bingo licensees throughout Texas and has been in operation for over 28 years. AWLLC, formed on June 11, 2004, is a company targeting the rapidly growing Amusement-With-Prize (AWP) market in Texas where it utilizes its proprietary financial redemption/player card system (the Ace Advantage Card system). This system allows players to store their prize points from playing our AWP gaming machines for future redemptions for non-cash merchandise prizes from participating merchants.

Texas law excludes from the definition of a gambling device any electronic, electromechanical, or mechanical device designed, made and played solely for bona fide amusement purposes if the device rewards the player exclusively with non-cash merchandise prizes, toys or novelties, or a representation of value redeemable for those items, subject to certain value limitations. Our AWP machines, which are played exclusively with our Ace Advantage Card, are expressly designed and deployed in a manner that we believe is compliant with Texas law. On March 6, 2007, the Attorney General of Texas (the Attorney General) issued an opinion stating that AWP gaming machines that record a player’s winnings on a stored-value debit card are illegal in Texas because a stored-value debit card is a medium of exchange within the definition of cash and, therefore, does not constitute a non-cash merchandize prize. Under Texas law, the Attorney General’s opinion is not controlling on the state or binding on a court of law in that state. Ultimate determination of a law's applicability, meaning or constitutionality is determined by the Texas courts.

In September 2007, a federal court confirmed an arbitration related opinion we received, which stated our AWP gaming operations comply with Texas law. In his opinion, the arbitrator pointed out numerous flaws in the opinion issued by the Attorney General, the most serious of which is that the Attorney General effectively ignored the specific statutory authorization allowing for amusement games to award a player with a “representation of value redeemable for [noncash merchandise]” from playing the amusement games.

Certain local authorities in Texas, citing the Attorney General’s opinion, claimed that our AWP machines, which are played exclusively with our Ace Advantage Card, are illegal gambling devices and took actions against us that resulted in the temporary closure of our gaming amusement centers in Corpus Christi, Texas (the Corpus Christi center was reopened on June 19, 2007) and Killeen, Texas in March 2007. We are currently the plaintiff in lawsuits respecting our lease agreements for the Corpus Christi and Killeen centers, which litigation might determine our legal rights to operate our AWP business in the two counties where these centers are located. We were also notified in March 2007 by authorities in Potter County, Texas of the county’s intent to file a nuisance action against us for the purpose of determining whether our AWP gaming machines constitute illegal gambling devices and/or gambling paraphernalia under Texas law. Under the terms of an agreement with Potter County, we were allowed to operate the Amarillo center until November 8, 2007 when the nuisance action was filed. We closed the Amarillo center on the following day.

As confirmed by the federal court, we believe our existing AWP gaming and Ace Advantage Card redemption systems, as well as the sweepstakes-based AWP games we introduced when we reopened the Corpus Christi center, do not violate Texas law regarding gambling devices or otherwise; however, there are no assurances we will ultimately prevail in our existing litigation. Further, because AWP gaming is not a state regulated industry in Texas, even if we prevail in any or all of this litigation, that does not guarantee we will not face similar legal actions against our AWP gaming operations in other counties in Texas. In the event we are forced to cease operations of all or substantially all of our AWP gaming business in Texas for a prolonged period, if not permanently, it would have a material and adverse effect on our results of operations and financial position.

As of November 9, 2007, we operated approximately 185 AWP machines in three gaming amusement centers, compared to the approximate 190 AWP machines we operated in six gaming amusement centers as of October 29, 2006. Texas is currently the only state in which we have business operations and property.

The Offering

This prospectus relates to the resale, from time to time, of up to 1,934,880 shares of our common stock by the Selling Stockholders. Of these shares, 1,612,000 shares of our common stock will be issued as a consequence of the automatic conversion of an equal number of shares of nonredeemable convertible preferred stock we issued in the private placement discussed immediately below.

On October 11, 2006, we completed a private placement in which we issued 1,612,000 shares of nonredeemable convertible preferred stock (the Series A Preferred Stock) to certain of the Selling Stockholders for gross cash proceeds of $8.06 million. At that time, we also granted those Selling Stockholders the right to purchase under certain circumstances up to an additional 322,400 shares of such convertible preferred stock at $5 per share (the Options). Each share of the Series A Preferred Stock automatically converts into one share of our common stock and the Options will expire, if not previously exercised, contemporaneously with the SEC declaring effective the registration statement of which this prospectus is a part. Assuming the Options are not exercised, we will have effectively issued a total of 1,612,000 shares of common stock in the private offering. As of the date of this prospectus, and assuming the automatic conversion of the Series A Preferred Stock, we have outstanding 9,545,783 shares of common stock and no shares of preferred stock, respectively.

In connection with the offering of the Series A Preferred Stock, we agreed to file the registration statement with the SEC with respect to the resale of the common stock issued upon the conversion of the Series A Preferred Stock. We also agreed to use our reasonable best efforts to keep the registration statement effective for two years from its effective date or such earlier date as all of the common stock issued upon the conversion of the Series A Preferred Stock has been sold by the Selling Stockholders. Under the terms of the Share Exchange, we also agreed to include in this registration statement shares of common stock held by certain of our stockholders prior to our acquisition of Goodtime. This prospectus is a part of the registration statement we filed to satisfy such obligations.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Therefore, before you invest in our common stock, you should carefully consider the risks and uncertainties described below and the other pertinent information included in this prospectus. If any of the following risks actually occurs, our business, operating results and financial condition could be materially and adversely affected and the value of our common stock could decline, meaning you could lose some or all of your investment in our company.

Regulatory Risks

The regulatory environment in which we operate our AWP business lacks clarity, which could impair our ability to operate AWP machines in some jurisdictions in Texas.

The AWP industry is not a state regulated industry in Texas, and as such it lacks the clarity that typically stems from the existence of a codified body of laws and regulations. Moreover, gaming related laws and regulations tend to be enforced at the county or city level instead of by a central state-sponsored regulatory authority, which decreases the visibility and predictability of enforcement of such laws and regulations. The lack of clarity or guidance can lead to legal interpretive errors, changes in the manner in which the laws or controlling court cases are articulated and interpreted by law enforcement personnel, and disagreements about the legality of our operations and games in various jurisdictions. In turn, these matters can lead to delays in game deployment, removal of games from locations, withdrawal of business operations in various counties, as well as the possibility that games may be seized pending resolution of the appropriate court case, and the possible arrest of our personnel. On March 6, 2007, the Attorney General of Texas issued an opinion which stated that AWP machines that record a player’s winnings on a stored-value debit card are illegal in Texas. While such opinion is not controlling on the state or binding on a court of law in that state, its issuance resulted in legal actions against us in certain counties in Texas in which we conduct our AWP gaming operations and caused us to temporarily close three of our gaming amusement centers. We are presently contesting such legal actions at the county level and, if we suffer unfavorable rulings in the lower courts, we intend to take our case to the appellate courts in Texas. However, there are no assurances we will ultimately prevail in court and not be forced to permanently close those and possibly other of our gaming amusement centers in Texas.

As we grow we might be subject to greater regulatory scrutiny causing changes in regulatory approvals or interpretations that may adversely affect our AWP operations.

As the number of our gaming amusement centers (called Ace Gaming Amusement Centers) increases, more people will become aware of us and we may encounter political resistance from groups that are against gaming who may in turn pressure their various local and county regulators to forbid the operation of our AWP operations in their jurisdictions. It is also possible that after we have received either a favorable guidance letter or meeting from a county or city authority and have commenced AWP operations in a given jurisdiction, such authority may negatively change its position regarding our AWP operations. Additionally, the person originally rendering such positive advice may be subsequently replaced by another person so empowered who determines our AWP activities and/or games do not comply with interpretations of the law or recent court case holdings. Adverse changes could cause us to limit our business activities in the respective jurisdictions, to remove our operations and devices entirely, or to challenge the advising authority in a court of law. There is no assurance that we would prevail if we are so challenged.

Changes in laws regarding gaming generally or AWP gaming specifically may inhibit our ability to do business.

In the event that Texas (or any other state in which we might conduct our AWP business in the future) changes the laws under which redemption and/or AWP activity is conducted, such as outlawing the games entirely or further limiting play and prize restrictions, this could have a negative impact on the placement of games and the future conduct of our AWP operations in that state. Also, a state may legalize other forms of gaming, such as video lottery terminals and/or slot machines and other forms of class III gaming. We expect that any changes in the gaming laws in the states where we operate, including liberalization of such laws, could have a negative impact on our AWP operations.

Our Ace Advantage Card is subject to certain state and federal laws and regulations that are subject to change and may impose significant costs or limitations on the way we conduct our AWP business.

Because our Ace Advantage Card has a debit card component, we are subject to certain of the same state and federal laws and regulations that govern transactions processed by banks and other financial networks generally. These laws and regulations govern or affect, among other things:

•	currency reporting;

•	recording and reporting of certain financial transactions; and

•	privacy of personal consumer information.

Violation of these laws and regulations could result in the suspension of processing transactions on our Ace Advantage Card and/or fines and other civil or criminal penalties. Depending on the nature and scope of a violation, the resultant fines and other penalties for noncompliance with applicable requirements could be significant and materially and adversely affect our results of operation and financial condition.

We cannot guarantee that our customers will comply with the terms of the cardholder agreements they execute in order to receive an Ace Advantage Card that is required to play our AWP games.

Notwithstanding the opinion issued by the Attorney General of Texas on March 6, 2007 regarding the legality of certain AWP machines, Texas law excludes amusement games from the definition of a gambling device if the games award players exclusively with non-cash merchandise prizes, subject to certain limitations regarding the single-play value of such prizes. Our AWP games are designed, made and played solely for bona fide amusement purposes, and we only award non-cash merchandise prizes in a manner we believe complies with Texas law. Additionally, when a customer signs our cardholder agreement, they agree not to use their Ace Advantage Card to obtain cash or its equivalent, pay a debt or make a payment to any person for any reason. While we reserve the right to block prohibited activities on our Ace Advantage Card and/or to deny authorization requests for such prohibited activities, we cannot guarantee that our customers will comply with the terms of our cardholder agreement, and we are not certain what consequences to us would result, if any, from a cardholder’s violation of the applicable provisions of our cardholder agreement.

Ban on indoor smoking could adversely affect our business.

Many people who play bingo and visit our gaming amusement centers are smokers. While there are limited bans on indoor smoking in certain Texas municipalities, to date efforts to impose a statewide ban on indoor smoking have been unsuccessful. However, we believe that if a statewide ban on indoor smoking in Texas is ever imposed and/or if there is a proliferation in local anti-smoking bans, it could adversely affect the future operations of our bingo supply and AWP businesses.

Economic Risks

We have a limited operating history in AWP gaming and our business plan is unproven.

We are in the early stages of developing our AWP gaming business and are subject to all of the risks and uncertainties inherent in establishing a new business, which risks and uncertainties were effectively compounded by the opinion issued by the Attorney General of Texas on March 6, 2007. We have a limited and interrupted operating history of our AWP operations with which to evaluate and manage the likelihood of profitably operating our AWP gaming business in the future. Our AWP gaming operations may ultimately not be successful. In addition to the competitive environment in which we operate, the likelihood of our future success must also be considered in light of the problems, expenses and delays generally encountered in connection with the formation of a new business and the legal challenges we are currently facing and might face in the future in Texas. Also, the gaming products offered by our Ace Gaming Amusement Centers may not be accepted by the marketplace, or we may not be able to profitably compete against other amusement venues, games and products in the marketplace.

The legalization of casino style gaming or other forms of class III gaming would materially and adversely affect our results of operations and financial position.

If casino style gaming and/or other forms of class III gaming such as video lottery terminals are legalized in Texas, we believe that the demand for AWP gaming in Texas would be severely suppressed, which would in turn materially and adversely affect our results of operations and financial position.

Our business will require substantial capital and we have limited financial resources.

Our existing sources of working capital are limited, and the opinion issued by the Attorney General of Texas on March 6, 2007 may deny us access to additional sources of working capital for the time being. Our business plan calls for significant capital expenditures, and we have and anticipate that we will continue to incur operating losses in the near term. Additional financing could be sought from a number of sources, including but not limited to, additional sales of equity or debt securities (including equity-linked or convertible debt securities), loans from banks and other financial institutions and loans from related parties. We may not, however, be able to sell any securities or obtain any such additional financing when needed, or do so on terms and conditions acceptable or favorable to us. If financing is not available, we may be forced to delay, modify or abandon altogether our business plan or our entire business and to dissolve. If we successfully enter into a financing transaction, any additional equity or equity-linked financing would be dilutive to our existing common stockholders, and additional debt financing, if available, will further tax our working capital sources and/or may involve restrictive financial and other covenants regarding such matters as the payment of dividends on our common stock.

We depend upon others for the manufacture and development of our bingo and AWP gaming products and gaming systems, which subjects our business to the risk that we are unable to fully control the timing and/or supply of such products to the markets in which we operate.

Our ability to successfully operate our bingo and gaming amusement businesses depends upon our ability to enter into and maintain contractual and collaborative arrangements with external game and system manufacturers and developers. We do not currently have, nor do we intend to acquire in the future, the financial and technological capacity to manufacture or develop any of the games or system software and hardware that comprise the games and products we offer to our bingo and AWP gaming customers. We currently have and intend to retain contracts with certain vendors for the delivery of our bingo supply and AWP gaming products and technology. However, there are no assurances that such vendors are willing and/or able to supply such products and technology in the required quantities, at the required times, and at appropriate quality levels and costs as we may require to profitably grow and operate our company. We may be adversely affected by any difficulties encountered by such vendors that result in product defects, production delays or the inability to fulfill orders on a timely basis. If a vendor cannot meet our quality standards and delivery requirements in a timely and cost-efficient manner, we would likely suffer costly interruptions in our business operations while we arrange for alternative sources. Any extended disruption in the delivery of products could prevent us from satisfying customer demand for our products prizes. Consequently, if we are unable to obtain alternative sources on a timely basis, or at all, it could have a material adverse effect on our results of operations and financial condition.

Our inability to protect the intellectual property we use could impair our ability to compete successfully in the businesses and markets in which we operate.

The intellectual property we currently use is critical to our company, and our ability to successfully compete in the bingo supply and AWP gaming businesses is dependent on our proprietary intellectual property, particularly our Ace Advantage Card and the system and proprietary software that supports that card. We currently rely and intend to rely in the future on a combination of copyright, trademark, patent, trade secret laws and nondisclosure agreements to protect our proprietary technology. Although we have entered into confidentiality, non-compete and invention assignment agreements with our employees and other persons, and otherwise limit access to and distribution of our proprietary technology, there can be no assurance that such agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become independently developed or discovered by competitors.

The inability to process transactions on our Ace Advantage Card could have a material adverse effect on our results of operations and financial position.

We believe that our Ace Advantage Card gives us a significant competitive advantage in the Texas AWP gaming market in that it allows our gaming patrons to use the prize points accumulated on their cards for redemptions for non-cash merchandise prizes at participating merchants. The Ace Advantage Card has a debit card component, and the processing of transactions on that card is no different from that for transactions processed on most other debit cards. Accordingly, we must abide to the standards and regulations of a sponsor bank and the financial networks which enable the processing of transactions on the Ace Advantage Card. If for any reason, we are unable to permanently process transactions on the Ace Advantage Card, we believe that it could have a material and adverse effect on our results of operations and financial position as we would lose the competitive advantage afforded us by the Ace Advantage Card redemption system.

More experienced and better-financed companies may enter the AWP market, which may result in our losing significant market share.

Currently, the AWP marketplace in Texas does not have any established major gaming competitors (such as Harrah’s Entertainment, Inc., Station Casinos, Inc. and Isle of Capri Casinos, Inc.), but is instead a market comprised of small fragmented operators. The entry of well financed, established competitors into the Texas market could have a material and adverse impact on our ability to successfully operate our AWP games and/or to continue to maintain the number of AWP games in the Texas marketplace that we need to support and expand our AWP gaming operations.

We are highly dependent on the services provided by certain executives and other key personnel.

Our success depends significantly upon the continued services of certain of our executive management and other key employees. Our success also depends on our ability to identify, hire, train, retain and motivate skilled technical, managerial and marketing personnel. Competition for such personnel is intense and there can be no assurance that we will successfully attract, assimilate or retain a sufficient number of qualified personnel. The failure to attract and retain the necessary technical, managerial and marketing personnel could have a material adverse impact on our business, financial condition and operations.

Market Risks

Our officers and directors, together with certain other employees and affiliates, possess substantial voting power with respect to our common stock, which could negatively affect the market price of our common stock.

Our executive officers, non-employee directors and certain employees and affiliated persons (16 stockholders in total) will collectively have beneficial ownership of approximately 81% of our outstanding common stock upon the conversion of the approximate 1.6 million shares of the Series A Preferred Stock we issued in October 2006. This ownership represents a significant and controlling portion of the voting power of our common stockholders. As a result, such directors, officers, other employees and affiliated persons will have the ability to substantially control our management and affairs through the election and removal of our entire board of directors, and all other matters requiring stockholder approval, including the future merger, consolidation or sale of all or substantially all of our assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our common stockholders. As a result, the market price of our common stock or ultimate sale of our business could be adversely affected.

There is no public trading market for our common stock.

Our common stock is not currently eligible for trading on any national or regional securities exchange, nor are we certain that an active trading market in our common stock will develop, or if such a market develops that it can be sustained. As of the date of this prospectus, 9,545,783 shares of our common stock are outstanding assuming the conversion of 1.612 million shares of the Series A Preferred Stock we issued in October 2006 into an equal number of common shares. Of these common shares, 1,934,880 shares, or approximately 20.3% of the outstanding shares of our common stock, will be eligible for immediate sale in the public market pursuant to this offering and the remaining outstanding shares of our common stock will be subject to sale under Rule 144. Pursuant to Rule 144, persons who have beneficially owned shares for at least one year would be entitled to sell those shares without registration by complying with the manner of sale, public information, volume limitation, notice and other provisions of Rule 144. Approximately 7.1 million shares of our common stock are subject to lockup agreements described under the heading “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.” Sales of a significant number of shares of our common stock in the public market could result in a decline in the market price of our common stock, particularly in light of the lack of liquidity and anticipated low trading volume in our common stock.

Our stockholders may experience dilution of their ownership interests in the Company upon the future issuance of additional shares of our common stock.

As of October 28, 2007, we had 8,000,019 shares and 7,933,783 shares of common stock issued and outstanding, respectively, and 1,612,000 common stock shares subject to the conversion of an equal number of shares of our outstanding Series A Preferred Stock. On March 8, 2007, a majority of our common stockholders approved the Aces Wired, Inc. 2007 Stock Incentive Plan (the 2007 Stock Incentive Plan). The maximum number of common stock shares for which grants may be awarded under the 2007 Stock Incentive Plan at any one time is limited to 15% of the total outstanding shares of our common stock, subject to adjustment for events such as stock dividends and stock splits. As of October 28, 2007, no awards had been granted under the 2007 Stock Incentive Plan. We do not presently have any outstanding options or warrants pertaining directly to the sale or issuance of additional common stock shares; but there are outstanding options to acquire 322,400 shares of our convertible Series A preferred stock, which are convertible into shares of our common stock on a one-for-one basis. We are currently authorized to issue a total of 45,000,000 shares of common stock and 5,000,000 shares of preferred stock, with such designations, preferences and rights as determined by our board of directors. Issuance of additional shares of common stock may substantially dilute the ownership interests of our existing stockholders. The potential issuance of such additional shares of common stock and/or the issuance of securities convertible into our common stock may create downward pressure on the trading price of our common stock. We may also issue additional securities in connection with the hiring of personnel, future acquisitions, future public or private offerings of our securities for capital raising purposes, or for other business purposes. Any such transactions will further dilute the ownership interests of our existing common stockholders.

We do not intend to pay dividends in the foreseeable future.

We have not paid any dividends on our common stock since our inception. We intend to retain earnings from operations, if any, for use in the future operation and expansion of our business and, therefore, we do not anticipate paying any dividends on our common stock in the foreseeable future.

 FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including any information incorporated by reference into this prospectus, includes forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan” and similar expressions. These statements involve known and unknown risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including, but not limited to:

•
uncertainty raised by the adverse opinion issued by the Attorney General of Texas on March 6, 2007 and/or changes in laws or regulations affecting the Amusement-With-Prize (AWP) and bingo industries in Texas, which currently is the only geographic area in which we operate;

•	competition within and outside of the AWP and bingo supply industries, including the introduction of class III and/or other forms of class II gaming in Texas;

•	our ability to respond to new competitive developments in AWP and bingo games and gaming technology;

•	our ability to effectively finance and execute a successful business strategy;

•	our ability to protect our intellectual property through patents, trademarks, copyrights and confidentiality agreements;

•	our reliance on automated systems and the adverse impact due to any failure of these systems;

•	our ability to attract and retain qualified employees;

•	possible business combinations and other strategic partnerships, divestures, and other significant transactions that might involve additional uncertainties and financial risks; and

•	other risks described from time to time in periodic and current reports we file with the SEC.

You also should consider carefully the statements under “RISK FACTORS” and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these applicable cautionary statements.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated as OEF Corporate Solutions, Inc. on December 5, 2001 under the laws of the State of Nevada. From our inception through October 4, 2006, we provided EDGAR (electronic data gathering, analysis and retrieval) services to companies that file reports with the SEC. On October 4, 2006, we amended and restated our articles of incorporation, whereby we, among other things, changed our name to Aces Wired, Inc. and designated that our capital stock would consist of 45 million shares of $.001 par value common stock and 5 million shares of $.001 par value preferred stock, all of the preferred stock being subsequently designated as Series A convertible preferred stock by our board of directors. On October 4, 2006, we also entered into an agreement (the Share Exchange) by and among us, Goodtime, the partners of Goodtime and the members of AIP. Pursuant to the Share Exchange, we issued 7,623,580 shares of our common stock to the partners and members of Goodtime and AIP in exchange for all of the issued and outstanding ownership interests of Goodtime and AIP. As a result, Goodtime and AIP became our wholly-owned subsidiaries, and the former partners and members of Goodtime and AIP became the beneficial owners of 95.3% of our then issued and outstanding common stock.

DESCRIPTION OF BUSINESS

Overview

With our acquisition of Goodtime in October 2006, we became a gaming and recreation company and the parent of K&B and AWLLC. K&B, d.b.a. Goodtime Action Games, distributes games and related equipment, supplies and branded pull-tabs to charity bingo licensees throughout Texas and has been in operation for over 28 years. AWLLC, formed in June 2004, is a company targeting the rapidly growing Amusement-With-Prize (AWP) market in Texas where it utilizes its proprietary financial redemption/player card system (the Ace Advantage Card system). This system allows players to store their prize points from playing our AWP gaming machines for future redemptions for non-cash merchandise prizes from participating merchants.

Texas law excludes from the definition of a gambling device any electronic, electromechanical or mechanical devices designed, made and played solely for bona fide amusement purposes that reward the player exclusively with non-cash prizes, subject to certain value limitations. We believe our AWP machines and integrated Ace Advantage Card redemption system are compliant with this and other applicable Texas law. On March 6, 2007, the Attorney General of Texas issued an opinion stating that AWP gaming machines that record a player’s winnings on a stored-value debit card are illegal in Texas because a stored-value debit card is a medium of exchange within the definition of cash and, therefore, does not constitute a non-cash merchandize prize. Under Texas law, the Attorney General’s opinion is not controlling on the state or binding on a court of law in that state. Ultimate determination of a law's applicability, meaning or constitutionality is determined by the Texas courts. However, certain local authorities in Texas, citing the Attorney General’s opinion, claimed that our AWP machines, which are played exclusively with our Ace Advantage Card, are illegal gambling devices and took actions against us that resulted in the temporary closure of our gaming amusement centers in Corpus Christi, Texas (the Corpus Christi center was reopened on June 19, 2007) and Killeen, Texas in March 2007. We were also notified in March 2007 by authorities in Potter County, Texas of the county’s intent to file a nuisance action against us for the purpose of determining whether our AWP gaming machines constitute illegal gambling devices and/or gambling paraphernalia under Texas law. Under the terms of an agreement with Potter County, we were allowed to operate the Amarillo center until November 8, 2007 when the nuisance action was filed. We closed the Amarillo center on the following day.

As of November 9, 2007, we were operating approximately 185 AWP machines in three gaming amusement centers, compared to the approximate 190 AWP machines we were operating in six gaming amusement centers at October 29, 2006. Currently, our AWP gaming operations are conducted only in Texas.

In September 2007, a federal court confirmed an arbitration related opinion we received that stated our AWP gaming operations comply with Texas law. While the federal court’s ruling is encouraging and affirms our position on the legality of our AWP operations, the federal court’s ruling is not binding on a Texas court respecting this matter. Further, AWP gaming is not a state regulated industry in Texas and state laws pertaining to gambling are interpreted and enforced usually at the county level. We have initiated and might become a party to certain litigation in those counties in Texas where our Corpus Christi, Killeen and Amarillo gaming amusement centers are located, which litigation might ultimately determine the legality of our AWP gaming operations in such counties. However, even if we prevail in any or all of the subject litigation, that does not guarantee we will not face similar legal actions to close our AWP gaming operations in other counties in Texas. While we believe our AWP machines do not violate Texas law, there is no assurance that we will ultimately prevail in court, and in the event we are forced to cease all or substantially all of our AWP gaming operations in Texas for a prolonged period, if not permanently, it will have a material and adverse effect on our results of operations and financial position.

Strategy

Our current business plan focuses on growing our AWP business by leveraging our expertise in that industry and the competitive advantage afforded us by the Ace Advantage Card redemption system to profitably bring AWP gaming to underserved markets in Texas and possibly in other states that do not currently allow class III gaming. Class III gaming includes all games that are not statutorily defined as either class I or class II gaming and includes games in which players compete for winnings against the house or a machine, such as black jack and slot machines. Class II gaming includes games in which players compete against one another for common prizes, such as bingo and pari-mutuel wagering. Class I gaming includes social games played solely for recreation and/or with prizes of minimal value, and traditional forms of Indian gaming engaged in by individuals as part of or in connection with tribal ceremonies or celebrations.

We currently operate centrally linked AWP machines in licensed bingo halls and in our own stand alone center (called Ace Gaming Amusement Centers) where our AWP players enjoy a similar gaming experience and atmosphere that the class III player enjoys. We provide this experience without violating local and state laws and regulations due to the minimal value and non-money character of the prize points awarded from successfully playing our AWP games. We also focus on attracting and fostering repeat business at our Ace Gaming Amusement Centers by employing state-of-the-art gaming technology and popular games, having high payout ratios and providing a pleasant atmosphere. More importantly, we believe we have a distinct competitive advantage in the existing AWP market in Texas with our Ace Advantage Card redemption system, which allows our gaming patrons to redeem the prize points they win for non-cash merchandise prizes at participating merchants.

The adverse events resulting from the March 6, 2007 opinion issued by the Attorney General of Texas caused us to suspend certain projects we initiated during fiscal year 2007 to expand our AWP gaming business in Texas. However, based on our perceptions of the persuasiveness provided by the aforementioned federal court ruling and arbitration opinion and related favorable feedback we received from certain local authorities, we are initiating an aggressive expansion of our AWP business in Texas beginning in the first quarter of fiscal year 2008. This plan is discussed in more detail below under “MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS.” Also, beginning in the first quarter of fiscal year 2008, we expect to begin licensing our AWP gaming and Ace Advantage Card redemption systems to bingo hall operators in Texas, which endeavor we believe will serve as a complement rather than as competition to our own Ace Gaming Amusement Centers.

The bingo market in Texas is a mature market, and we do not perceive it to be one for significant growth opportunities in the future other than by the introduction of new bingo related products into the market and/or by capturing additional market share through business acquisitions. In June 2007, the Texas Lottery Commission approved the concept of playing of pull-tab bingo event tickets using video aids. The actual equipment to be employed for this “video confirmation” style of play are subject to approval by the Lottery Commission and might include existing electronic card-minding devices modified for this purpose. Due to the improved entertainment value offered by this system, we believe that the introduction of this type of pull-tab bingo might stimulate demand such that the contribution from our sales of pull-tabs could increase by 10% to 20% on an annual basis (or between $160,000 and $320,000 per year based on our current pull-tab sales and gross margins) beginning in early fiscal year 2008. We also have the experience and infrastructure to distribute bingo supplies in nearby states where bingo gaming is legal provided we can obtain the required licenses. However, we have not currently undertaken nor have any meaningful plans to either acquire a competing business in Texas or expand our bingo supply business outside of that state.

Due in part to the unsettled legal uncertainties regarding our AWP operations in Texas, we have and will continue to explore opportunities within and outside of Texas that are complementary to our core business plan. Such near-term opportunities include selling stored-value debit card and similar processing services to other entities, licensing our proprietary financial redemption/player card system to other operators and/or manufacturers of AWP and class II games in other states and acquiring and/or investing in other types of gaming and recreation related businesses.

Markets

The domestic gaming market is rapidly evolving as certain states such as Pennsylvania and New York are legalizing, implementing and regulating certain forms of class III gaming. Other states, such as Texas, Ohio, Florida and Alabama, have been more hesitant in adopting such advanced forms of legalized gaming. In these latter states, certain forms of amusement-with-prize games are permitted. In Texas, where we currently have our only AWP gaming operations, class III gaming is illegal. As a consequence, many Texas residents leave the state for gaming activities. According to the 2004 Harrah’s Survey, there are approximately 3.2 million gamblers in Texas who collectively make approximately 12.5 million trips annually outside of the state for the purpose of gambling. We believe this situation creates a significant market opportunity for our AWP games in Texas. In a market study done for us in February 2006, Gaming Market Advisors, a market feasibility and assessment firm, estimates that the Texas market can support up to 63,000 AWP machines. We also believe that we will be well positioned if and when class II electronic bingo or class III games are legalized in Texas. Because our amusement games are server-based, we can easily and at minimal cost convert our games to electronic bingo games and/or video lottery terminals (VLT) and other forms of machine-based class III games if either were deemed legal and subsequently prove profitable for us to operate. We have also identified other states where we believe we have opportunities to introduce our AWP gaming business such as Alabama, Ohio, Florida, California and Washington.

Ace Gaming Amusement Centers

To serve the market for legally compliant gaming alternatives in Texas, we have established gaming amusement centers featuring our AWP machines in various locations throughout the state. These centers are linked to a central server and utilize state of the art gaming innovations and business processes to provide in a legally compliant manner an entertainment experience and earning potential comparable to other types of high speed electronic games such as slot machines, video lottery games and class II electronic bingo games. The first Ace Gaming Amusement Center opened in November 2005, and by October 29, 2006 we were operating five Ace Gaming Amusement Centers and were a minor joint operator in another amusement center in El Paso, Texas. As of November 9, 2007, we were operating three Ace Gaming Amusement Centers in Texas after having closed certain gaming amusement centers pending the outcome of the aforementioned litigation regarding the legality of our AWP operations and for operational reasons. Detailed discussions of this litigation can be found under “MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS” and “LEGAL PROCEEDINGS.”

In selecting a favorable target location for each gaming amusement center, we look for the following criteria at each location:

•	politically friendly jurisdiction;

•	demographic fit;

•	high traffic and high visibility; and

•	absence of competing illegal cash-paying gaming centers.

We have currently identified a number of locations in Texas that meet our target criteria, including locations within the cities of Dallas, Houston, San Antonio, Austin, Ft. Worth and Corpus Christi.

AWP Licensing Business

Our subsidiary, K&B, is a bingo supply distributor and has many bingo hall customers throughout Texas. Based on the feedback from K&B’s customers, we have developed and are marketing a new AWP model for these bingo halls. Under this model, we will license the machines, games and back-office systems (including the Ace Advantage Card redemption system), service the machines and train the bingo hall personnel. The bingo halls will actually operate the machines and perform the other day-to-day services that we provide to our gaming patrons at the Ace Gaming Amusement Centers. The machines located at the bingo hall can be played only with our Ace Advantage Card, which can be used at our gaming amusement centers as well as at the bingo halls.

Many of these bingo halls are small facilities that can support between 20 to 50 machines, and we believe the potential market for this AWP model is 50 or more bingo halls. Our cost to implement this AWP model will be the cost of incremental machines and back-office systems and the ancillary costs of servicing the licensing agreements. To the extent possible, we will utilize our existing K&B sales and service staffs to market and support this new line of business.

Stored-Value Debit Card Processing

Assured Stored Value, LP (ASV) is our wholly-owned subsidiary that operates and manages our Ace Advantage Card redemption system. ASV is certified by MasterCard Incorporated as a third party processor and can provide similar stored-value card processing services to financial institutions and other entities. Due to its excess processing capacity and the fact that we can sell these services at little or no incremental cost to us, in June 2007, we began to market ASV as a third party processor to other entities. However, to date, no meaningful revenue or costs have been generated or consumed by this business line. However, we are optimistic about its potential due to the high gross margins we can realize from marketing these services.

K&B

K&B is presently the oldest distributor of electronic bingo games and supplies in Texas. However, the bingo market in Texas is a mature market, and we do not perceive it to be one for significant growth opportunities in the future other than by possibly introducing new bingo related products into the market and/or capturing additional market share through business acquisitions. In May 2007, one of our vendors made a presentation to the Texas Lottery Commission, which outlined a new form of electronic bingo pull-tab, or “video confirmation,” system that registers the sales of pull-tabs and validates the winning tickets in a graphic and dynamic manner. This system does not use a random number generator to determine the winning tickets and, accordingly, does not violate existing Texas laws regarding electronic bingo and video lottery terminals. In June 2007, the Texas Lottery Commission approved this concept of playing pull-tab bingo electronically, but the systems themselves are still subject to approval by the Commission. We believe that if this style of electronic play is introduced into the Texas bingo market, the contribution from our sales of pull-tabs might increase by 10% to 20% on an annual basis (or between $160,000 and $320,000 per year based on our current pull-tab sales and gross margins) beginning in early fiscal year 2008. K&B also has the experience and infrastructure to conduct its business in other nearby states (bingo was recently legalized in Arkansas for example) provided it can obtain the required licenses, but we have no immediate plans to pursue such ventures. We do, however, expect K&B to maintain its market position in Texas for the foreseeable future and to provide us with a reliable source of working capital to assist us in growing our AWP business and supporting our corporate infrastructure until such time that AWP gaming and/or other forms of gaming and recreation become our predominant business segments.

Sales and Distribution

We currently only conduct our AWP business in our Ace Gaming Amusement Centers, which are owned and operated by us and are located in Texas. These gaming amusement centers are comprised of stand-alone or shared space facilities in licensed bingo halls. We promote our Ace Gaming Amusement Centers in the locations in which we operate them through various advertising media such as television, radio, newspapers, direct-mailings and billboards. We also do promotions such as giving away free merchandise, food and beverage and provide allowances and entitlement programs that provide our AWP gaming patrons with free play.

As discussed previously, we are actively developing a new model for our AWP operations by which we will license the machines, gaming software, back-office systems and technical support (including access to our Ace Advantage Card redemption system) to bingo hall operators in Texas. Under this model, bingo hall personnel will operate the machines at their facilities (we assume such locations will have between 20 and 50 machines), and we will share in the net revenue generated by those machines.

K&B is the oldest supplier of electronic card-minding systems, player club reward systems and custom designed “Goodtime” pull-tabs in Texas. K&B employs a sales force of seven persons who personally call on our current and potential customers to fill their orders and to promote new bingo related products. K&B also maintains four warehouse facilities located in Dallas, Houston, San Antonio and Lubbock, Texas. (A “card-minding system” can be either a handheld electronic device or an in-place computer terminal that automatically keeps score of multiple bingo cards for a player. A “pull-tab” is an instant-winner paper ticket similar to a lottery scratch-off game.)

Competition

The operation of gaming amusement centers in Texas is fragmented. There are restaurants and entertainment centers that have amusement games, including Dave & Buster’s, Chuck E. Cheese’s, Tilt and Main Event Entertainment. Prizes in the form of non-cash merchandise prizes are awarded on site at these venues in exchange for tickets or other representations of value from playing their AWP games. There are other amusement games played throughout Texas in bars, restaurants and stand alone centers that house several to several hundred machines, some of which award non-cash merchandise prizes, and some of which illegally payout cash prizes. We differentiate ourselves from these other amusement game operators in that the games at Ace Gaming Amusement Centers are linked to a central server and are played exclusively by using our Ace Advantage Card, with which players accumulate prize points by playing our AWP games for future redemptions for non-cash merchandise prizes at participating merchants. We will also employ the Ace Advantage Card to support the new sweepstakes-based AWP gaming we introduced in one of our gaming amusement centers in June 2007. Because our AWP machines are linked to a central server that allows us to effectively monitor the play of our gaming patrons and to remotely change the gaming content of our machines at very little cost when player demand for a particular game begins to wane. We also believe that the technology we employ in our AWP games provides for better game content, superior graphics and an overall better quality experience for our gaming patrons. The central server also allows us to track the redemptions of the stored prize points and provide audit trails of the related transactions. We are not aware of another AWP operator in Texas that is currently using this type of integrated gaming and redemption system.

Our AWP business also competes with other forms of gaming in Texas and nearby states such as casino style gambling, pari-mutuel betting on horse racing and dog racing, bingo and state-sponsored lottery games. We believe we can effectively and profitably compete with these other forms of gaming by providing our gaming patrons with convenient locations (approximately 80% of our gaming patrons live within 10 miles of our Ace Gaming Amusement Centers) and hours of operations, state-of-the-art amusement games and overall exceptional value for their entertainment dollar.

Casino style gambling, or class III gaming, is illegal in Texas. However, we believe that if class III gaming is eventually legalized in Texas, and we can obtain the required licenses, we can readily adapt our AWP gaming amusement centers, AWP machines and games to effectively compete in that market niche as well.

K&B’s primary competitors are two other bingo distributors headquartered in Austin and Houston, which we do not consider to be either collectively or individually serious threats to our market position in Texas. Realistically, the most serious competition that K&B faces is the competitive pressures on the Texas bingo market generally. This competition comes from other gaming venues such as horse and dog racetracks, the profusion of state lottery games, casino style gambling in nearby states and even our own Ace Gaming Amusement Centers.

Intellectual Property

We have a patent pending covering three inventions for our Ace Advantage Card redemption system. In addition, we own 50% of a patent for a lottery-type ticket or system that has a winner indicator. This indicator allows a player to quickly determine whether or not the ticket is a winning ticket without having to “scratch-off” the entire ticket. We also have trademarks covering K&B’s Goodtime Action business name and the Win-Now brand name currently being used on certain of our custom designed pull-tabs that have winner indicators. Our ability to enforce our patents, trademarks, and other intellectual property is subject to general litigation risks. We cannot ensure that our intellectual property rights will not be infringed upon or that others will not develop systems or processes in violation of our intellectual property rights.

Government Regulations

State law determines the legality of gambling in Texas, but the legality of AWP gaming in that state tends to be interpreted and enforced usually at the county level. As such, Texas does not have a defined regulatory agency charged with the development of regulations, interpretation and enforcement of laws, or the regulation of business practices related to AWP gaming. There are no game certification requirements, system integrity testing and certification, or other similar requirements conducted by a state sponsored laboratory or bureau, nor are there any specific AWP redemption or similar qualifying or condition precedent licenses or approvals necessary to conduct AWP gaming operations in Texas.

Each AWP system and the manner in which the AWP business enterprise is conducted must comply with state laws that define what an AWP or redemption game is and how it is to be played. Texas Penal Code Section 47.01(4) excludes from the definition of a gambling device any electronic, electromechanical or mechanical device designed, made and played solely for bona fide amusement purposes if the device rewards the player exclusively with non-cash merchandise prizes, toys or novelties, or a representation of value redeemable for those items, and that have a wholesale value available from a single play of the game or device of not more than 10 times the amount charged to play the game or device once, or $5, whichever is less. Further, each local police authority and/or district attorney’s office has the ability to interpret what the applicable state law means and how it is to be enforced within their respective jurisdictions, as well as whether the game and underlying redemption system as utilized in the public domain are compliant with such laws. We endeavor to contact in advance and to work closely with the appropriate government officials where we operate our gaming amusement centers in an effort to ensure that the deployed AWP system will be considered jurisdictionally compliant in each respective location.

In September 2006, the district attorney’s office of Bexar County, Texas requested an opinion from the Attorney General of Texas to determine whether an amusement machine which records a player’s winnings onto a stored-value debit card is excluded from the definition of a “gambling device” pursuant to the Texas Penal Code. Under the Texas Penal Code, amusement-with-prize machines are legal if they have three features:

•	they are designed, made and played solely for bona fide amusement purposes;

•	the prizes awarded are non-cash merchandise prizes, toys or novelties (or representations of value redeemable for those items); and

•
the maximum prize that can be awarded from a single play of the machine is the lesser of the wholesale value of the prize or ten times the cost of a single play, in either case not exceeding $5 per play.

On March 6, 2007, the Attorney General of Texas issued Opinion No. GA-0527, which stated that because a stored-value card is a medium of exchange within the meaning of cash, gaming machines that reward play with a stored-value card are gambling devices and therefore are illegal in Texas. Under Texas law, an Attorney General’s opinion is not controlling on the state or binding on a court of law in that state. Ultimate determination of a law's applicability, meaning or constitutionality is determined by the Texas courts.

As discussed previously, based on Opinion No. GA-0527, certain local authorities in Texas have taken, and others may take, actions in response to the Attorney General’s opinion that resulted in the temporary closure of three of our gaming amusement centers (one of which has since been reopened). Also as a result of the Attorney General’s opinion, one of our vendors attempted to cancel its agreement with us to provide AWP game software and support services because we were allegedly using their games in an illegal manner. However, as is provided for in that agreement, we took this matter to arbitration and ultimately received a favorable opinion from the arbitrator, which opinion was subsequently affirmed by a federal court in September 2007. In his opinion, the arbitrator, a retired justice of the Texas Supreme Court, stated that the prize points awarded from playing our AWP games are similar to a hypothetical fact pattern the Texas Supreme Court addressed in Hardy v. State of Texas because the prize points are issued directly to the player by our gaming machines. According to the arbitrator, the prize points, which are effectively the equivalent of “tickets” issued by other legitimate AWP operators in Texas and redeemable only for commodities or goods that do not constitute ready money, are “representations of value” and not the actual prize. Therefore, the arbitrator concluded that our AWP gaming system complies with the Section 47.01(4) exclusion. The closure of the gaming centers and the federal court ruling and arbitration opinion are discussed in more detail below under “MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS.” Currently, our AWP gaming operations are conducted only in Texas.

Bingo was legalized in Texas in 1981 and can only be conducted by licensed charitable organizations. Additionally, distributors and manufacturers of bingo supplies and games, including K&B, must also be licensed in Texas to conduct business in that state. In Texas, the acquisition of a bingo distributor’s license is generally subject to the same rigors as those for acquiring a liquor license in that state, and suspensions and/or revocations of such licenses are possible.

 Employees

As of October 31, 2007, we had 102 employees, 73 of whom were full time employees and 29 were part-time employees. Four of our employees are executive officers of the Company, 64 of our employees and 30 of our employees, respectively, work in our AWP gaming and bingo supply distribution businesses, and the rest of our employees perform accounting and other corporate administrative functions. None of our employees are subject to collective bargaining agreements. We believe we have a good relationship with our employees.

Property

We lease our corporate office space in Dallas, Texas under an agreement with a remaining basic term of approximately 27 months. The lease provided for free rent during the first three months of its term with scheduled increases thereafter in the rentals from approximately $5,500 per month for the fourth through the fifteenth months of the lease to approximately $6,300 per month during the final 12 months of the lease. We also have a one-time option with six months advance written notice to the lessor to terminate the lease on July 31, 2008 upon payment of an approximate $16,500 early termination fee. We occupied this facility on November 1, 2006.

We lease office and warehouse space for our bingo supply distribution business in Dallas, Houston and San Antonio, Texas from certain of our officers/common stockholders, which agreements are described below under “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.” We also lease office and warehouse space in Dallas and Lubbock, Texas from unrelated parties under an agreement that expires on April 30, 2008 and under two month-to-month agreements. The rentals under these leases range from $2,500 per month to $750 per month.

We currently lease space for six gaming amusement centers in Ft. Worth, San Antonio, Corpus Christi, Amarillo, Killeen and Copperas Cove, Texas. We also are the lessee under an agreement to lease space in Ft. Worth for an additional amusement center we expect to open in January 2008 if that property is available and ready for occupancy. The basic terms for these leases range from 12 months to 60 months, and certain of the leases provide us with options to extend them for periods ranging from 60 months to two consecutive 60-month periods. We also have the options to terminate early all of these leases by providing the lessors with advanced written notice of such intent and/or if we are precluded by regulatory reasons from operating our AWP business at those locations. Under certain of the leases, we are required to pay termination fees (in amounts ranging from one month’s rental to 12 months’ rentals) and unamortized closing costs if the leases are terminated before the end of their basic terms. Rentals for five of these leases are variable in nature (based generally on the net gaming revenue generated at each location), and all but one of them provide for minimum rentals of between $30,000 per month and $3,000 per month. The average minimum rental for each of our two fixed-rate lease agreements is approximately $8,700 per month, inclusive of executory costs for which we are responsible under one of the leases. Three of the leases provide us with lease incentives of approximately $285,000 in the form of leasehold build-out allowances. Disregarding the early termination options, the basic terms of these leases are scheduled to expire at various dates through April 2012.

As a consequence of the March 6, 2007 opinion by the Attorney General of Texas, on April 30, 2007, we exercised our option to terminate early due to regulatory reasons a facility lease agreement for a new gaming center we had planned to open in the second fiscal quarter of 2007. The lessor claims our exercise of such option was invalid considering the circumstances under which we exercised the option. This matter is described in more detail under “MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS” and “LEGAL PROCEEDINGS” below. Otherwise, we have not given notice to the lessors of any other of our gaming amusement centers of our intention to terminate their leases early for regulatory reasons or as is otherwise provided for in the applicable lease agreements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Overview

We were incorporated in Nevada in December 2001 as OEF Corporate Solutions, Inc. On October 4, 2006, we acquired 100% of the ownership interests in Goodtime Action Amusement Partners, L.P. (Goodtime) and Amusement Innovation Partners, LLC (AIP), the general partner of Goodtime, in exchange for 7,623,580 shares of our common stock. Concurrent with our acquisition of Goodtime and AIP, we amended and restated our articles of incorporation and bylaws, whereby we, among other things, changed our name to Aces Wired, Inc.

Our original line of business was to provide EDGAR (electronic data gathering, analysis and retrieval) services to companies that file reports with the SEC. With our acquisition of Goodtime, we became a gaming and recreation company and the parent of K&B Sales, Inc. (K&B) and Aces Wired, LLC (AWLLC). K&B distributes games and related equipment, supplies and branded pull-tabs to charity bingo licensees throughout Texas and has been in operation for over 28 years. AWLLC, formed in June 2004, operates in the Amusement-With-Prize (AWP) gaming industry in Texas where it utilizes its proprietary financial redemption/player card system (called the Ace Advantage Card system), which we believe gives us a distinct competitive advantage in the Texas AWP gaming market. This system allows players to store their prize points from playing our AWP games for future redemptions for non-cash merchandise prizes from participating merchants. As of November 9, 2007, and subsequent to the temporary and permanent closure of certain gaming amusement centers in Corpus Christi, , Killeen, and Amarillo, we operated approximately 185 AWP machines in three gaming amusement centers (called Ace Gaming Amusement Centers). Currently, our AWP gaming operations are conducted only in Texas.

AWP Gaming Business

Prospects for the future growth of our company currently hinge on the expansion of our AWP gaming business, which effectively began with the business combination among Goodtime, K&B and AWLLC in October 2005 with one gaming amusement center in El Paso, Texas (in which AWLLC was a joint operator) and 40 gaming machines. During fiscal year 2006, we expanded into five new gaming amusement centers in Ft. Worth, Killeen, Corpus Christi (two centers) and Copperas Cove, Texas where, together with the El Paso center, we were operating 193 machines as of October 29, 2006. We also operated a center in McAllen, Texas for eight days in April 2006, which center was permanently closed as the request of local authorities. During the first four months of our fiscal year 2007 (which ended October 28, 2007) we opened a new center in Amarillo, Texas (which was subsequently closed on November 9, 2007) and closed one of the Corpus Christi centers due to operational reasons, such that as of March 3, 2007, we were operating 258 gaming machines in six centers (including the El Paso center where we ended our participation in March 2007).

On March 6, 2007, the Attorney General of Texas (the Attorney General) issued an opinion, which stated that AWP gaming machines that record a player’s winnings on a stored-value debit card are illegal in Texas. Under Texas law, the Attorney General’s opinion is not controlling on the state or binding on a court of law in that state. Ultimate determination of a law's applicability, meaning or constitutionality is determined by the Texas courts. However, certain local authorities in Texas have taken, and others may take, actions in response to the Attorney General’s opinion that resulted in the temporary closure of two of our gaming amusement centers and the possible closure of a third center, which are discussed in more detail below. These authorities claim that our AWP machines, which are played exclusively with our Ace Advantage Card, operate in a manner similar to the types of cards and gaming machines described in the Attorney General’s opinion and are therefore illegal gambling devices. We believe our AWP machines and Ace Advantage Card redemption system do not violate Texas law regarding gambling devices or otherwise, and we intend to vigorously defend our position in the Texas courts.

Despite the recent setback in Potter County and the other pending litigation in Nueces County and Bell County, because of the aforementioned favorable arbitration opinion regarding the legality of our AWP operations in Texas and subsequent federal court affirmation of that opinion, which were discussed previously and are described in more detail below and under “LEGAL PROCEEDINGS,” we have revived our AWP business expansion plans in Texas, which plans were suspended after issuance of the Attorney General’s opinion.

In March 2007, local authorities in Nueces County, Texas, Bell County, Texas and Potter County, Texas threatened legal actions in response to the Attorney General’s opinion that subsequently resulted in the temporary closure of our gaming amusement centers in Corpus Christi, Killeen and Amarillo. As is described in more detail below under “LEGAL PROCEEDINGS,” we are the plaintiff in lawsuits in Nueces County and Bell County and the defendant in a nuisance action filed in Potter County, the results of which might determine the legality of our AWP operations in those counties.

On April 30, 2007, we exercised our option to terminate early due to regulatory reasons the lease agreement for a facility in San Antonio, Texas where we had planned to open a new gaming amusement center. Concurrent with exercising the option, we paid a termination fee to the lessor equal to three months’ rentals, or approximately $83,000, as is provided for in the lease. The lessor of that facility contends that our exercise of the option was invalid and has asserted a claim against us for approximately $319,000. Our legal counsel believes the lessor’s claim is without merit and that the likelihood of an unfavorable outcome against us is remote. Our termination of this lease and certain related litigation are described in more detail under “LEGAL PROCEEDINGS” below.

On May 25, 2007, we opened an expansion of our gaming amusement center in Ft. Worth, which expansion has allowed us to increase the number of AWP machines at that location to 80 machines (excluding one five-position game that is unique from all of our other games) from 42 machines. Depending on customer demand, we are currently planning to increase the number of machines at this center to 200 machines by the end of September 2008.

On June 7, 2007, and also as a consequence of the Attorney General’s opinion in March 2007, we were notified by one of our gaming software providers and developers of that vendor’s intent to exercise its option to terminate an agreement with us because of our alleged illegal use of the games and gaming platform provided under the agreement. As is provided for in the agreement, we took this matter to arbitration on July 18, 2007. In his September 7, 2007 opinion, the arbitrator concluded that our AWP machines and system comply with Texas gambling laws, and on September 24, 2007, the United States District Court for the Western District of Texas confirmed the arbitrator’s opinion.

We reopened the Corpus Christi gaming amusement center on June 19, 2007 by offering our gaming patrons a different type of AWP gaming system than we currently offer in our other Ace Gaming Amusement Centers. The prize points from playing this new type of AWP game can be redeemed only at the Corpus Christi gaming center for non-cash merchandise and also allow our gaming patrons to enter sweepstakes games unique to that center for cash and other prizes, such as a new automobile. While the sweepstakes model is doing well (we might deploy it in other of our existing and future gaming amusement centers as complements to and/or substitutes for our existing AWP gaming system), the model is complicated to operate and player demand has not been as robust as it was for our original AWP games prior to the temporary closure of this center in early March 2007. We currently are working with local officials in Corpus Christi toward reinstating our original AWP model there and intend to expand that center if we are successful. The expanded center would probably open in March 2008 at a cost of approximately $145,000, net of a $40,000 build-out allowance from the lessor, and will allow us to increase the number of machines in operations there to 125 machines from 75 machines. We have entered into a facility lease agreement to accommodate this expansion, which we can terminate early upon payment of three months’ minimum rentals ($9,000) for any reason. However, early termination of this lease triggers an increase in the minimum rentals under our other lease with this lessor to $15,000 per month from $12,500 per month.

Our Copperas Cove gaming center is only 12 miles from the Killeen center. Since the closure of the Killeen center, we have enjoyed a significant increase in customer traffic and play at our Copperas Cove center such that we have not experienced a significant decline in our revenue resulting from the temporary closure of the Killeen center. The operator of the bingo hall where our Copperas Cover gaming center is located intends to close that facility and move his operations into a newer and larger facility. We are currently working with the bingo operator on his plans for this new facility, whereby we will provide approximately $300,000 toward the build-out costs of the facility and recover such advance through future rent reductions. This new center is expected to be completed in February 2008 and will have the capacity for up to 100 gaming machines, although we will only open it with 50 machines. To date, however, we have not made any firm or binding commitments to proceed with this project.

As discussed previously, on September 24, 2007, the United States District Court for the Western District of Texas issued a final judgment confirming the opinion of retired Texas Supreme Court Justice Craig Enoch that our gaming amusement operations comply with Texas law. Justice Enoch issued his opinion earlier in September 2007 in connection with an arbitrated dispute between us and one of our vendors, which dispute also resulted from the adverse opinion issued by the Attorney General. Interestingly, Justice Enoch was one of the justices who ruled in Hardy v. State of Texas that gaming machines awarding players with gift certificates or other representations of value that are the equivalent of cash are illegal.

We believe the federal court’s confirmation of Justice Enoch’s opinion is positive and compelling evidence of the legality of our AWP operations in Texas. Accordingly, we provided the court’s confirmation and Justice Enoch’s opinion to local authorities in all of the jurisdictions where we currently operate (including the courts in Nueces County and Bell County) and will make them available to local authorities in the jurisdictions where we are planning to open additional gaming centers. Also as a result of the favorable arbitration decision and federal court ruling, we have revived our plans to expand our AWP gaming centers (which is described in more detail below) in or close to bingo halls and at horse and dog racetracks in Texas. We have also recommenced advertising and promoting our gaming centers in the local media where we are currently operating, which activities we had effectively discontinued subsequent to the Attorney General’s opinion in March 2007. Historically, player demand and consequently our net revenue have been strongly and positively correlated with our adverting and promotional expenditures and campaigns.

In addition to the expansion of the Corpus Christi and Copperas Cove centers discussed previously, our current plan is to open three new gaming amusement centers between December 2007 and January 2008. We have entered into facility leases for two of those centers, one in Ft. Worth and one in San Antonio, and are negotiating with the lessor of our existing Ft. Worth gaming center to both build-out and lease to us a third gaming center in Ft. Worth. We have also identified nine other locations in Texas, which we believe are receptive and favorable to our AWP business operations, and we hope is to open one of those centers per month beginning in January 2008. If we meet all of the objectives of our expansion plan, we could have a total of 16 gaming amusement centers operating (including the Killeen and Amarillo centers) with approximately 1,600 machines and 200 additional employees by the end of our fiscal year 2008 compared to the three centers and 185 machines we were operating as of November 9, 2007.

Based on our existing inventory, we have enough machines to facilitate the planned expansion of our existing centers and to open four of the new centers discussed above. In order to complete our fiscal year 2008 expansion plans, we would need to acquire an additional 1,200 machines, inclusive of the machines needed to support our new AWP licensing  business discussed previously. Approximately 500 of those machines would be purchased, and the remaining machines would be provided to us under existing licensing agreements we have with two vendors that supply us with machines and games.

Our commitment to proceed with our fiscal year 2008 expansion plan is based largely on our expectations of successful outcomes in the aforementioned litigation and our perception of the persuasiveness of the confirmation by the federal court of the arbitration opinion discussed previously. However, we will to the extent possible reconsider those plans or suspend them altogether for any of the following reasons.

•	Legal and/or political resistance to our expansion plans and/or our existing AWP operations.

•	Adverse legal and/or governmental rulings against our existing and/or future AWP operations.

•	Market demand.

•	Available capital, as substantially all of the capital required under the plan is expected to be funded with cash flow generated from operations.

With the exception of the new lease agreements in Corpus Christi, Ft. Worth and San Antonio discussed previously, to date, we have not made any binding material financial commitments associated with this expansion plan.

In Texas, AWP gaming is not a state regulated industry, and state laws pertaining to gambling are interpreted and enforced usually at the county level. Accordingly, even if we prevail in either or both of the court hearings in Nueces County and Bell County, that does not guarantee we will not face similar legal actions to close our AWP gaming operations in other counties in Texas. We believe, however, that a favorable ruling in any one or both of those court cases, together with the aforementioned federal ruling and arbitration opinion, should provide us with persuasive arguments with which to dissuade similar legal actions against our AWP gaming centers in Ft. Worth and Copperas Cove and alleviate the legal uncertainty currently surrounding the expansion of our AWP operations in other locations in Texas.

We cannot presently determine the outcome of any of the above court hearings and/or the likelihood that we may be required to close additional gaming amusement centers in the future or the duration of any such closures, including whether any closures might become permanent. Because we believe our AWP gaming system and Ace Advantage Card are legal and our AWP business model can be profitable in Texas, we intend to litigate and take other action, as necessary, for the rights to operate our AWP business in that state until such time that we secure those rights either in the Texas courts or legislatively, until we believe it is fiscally prudent to terminate those efforts, or all of our legal remedies towards that end are exhausted. However, while we believe our AWP machines do not violate Texas law, there is no assurance that we will ultimately prevail in court; and in the event we are forced to cease all or substantially all of our AWP gaming business in Texas for a prolonged period, if not permanently, it would have a material and adverse effect on our results of operations and financial position.

Other

In June 2007, the Texas Lottery Commission approved the concept of playing of pull-tab bingo event tickets using electronic display devices. The actual devices to be employed for this “video confirmation” style of play are subject to approval by the Lottery Commission. Due to the improved entertainment value offered by this system, we believe that the introduction of this type of pull-tab bingo might stimulate demand for pull-tabs by 10% to 20% annually beginning in early fiscal year 2008.

In June 2007, we entered into an agreement to provide prepaid stored-value card processing services (a three-year deal with minimum billings of $40,000 per year) to another entity. In August 2007, we entered into a joint venture partnership, under which our partner is responsible for marketing and we will provide stored-value card processing and similar services to financial institutions and other entities. We will employ the excess capacity already existing on the system with which we service our own Ace Advantage Card to provide these services such that we effectively have no initial investment in the joint venture or otherwise. To date, no revenue or costs have been generated or consumed by the joint venture.

In July 2007, we successfully deployed our new Ace Advantage Card, for which we have received very positive feedback from our gaming patrons. The new Ace Advantage Card can be used on credit-card financial networks and increases the number of merchant locations (particularly restaurants, movie theaters and similar entertainment venues) where our gaming patrons can redeem their prize points. Also, due to this new feature, the Ace Advantage Card protects us from a legal standpoint by making it difficult for our gaming patrons to improperly redeem their prize points for money orders or similar negotiable instruments, which redemptions might be erroneously construed as winning a cash prize by playing our AWP games.

In November 2007, we began developing a new business model for our AWP operations by which we will license the machines, gaming software, back-office systems (including access to our Ace Advantage Card redemption system) and provide ancillary services to bingo hall operators in Texas. Under this model, the bingo halls will operate the machines and we will share in the net revenue generated by those machines. Although we have no customers to date, we hope to have license agreements with up to 18 bingo halls throughout Texas by November 2, 2008 (the end of our fiscal year 2008).

In October 2007, we entered into a letter of intent with a vendor to provide us with at least 100 machines and games under a license agreement. Although the fees under this agreement, and a similar licensing agreement we have had in place since December 2006, are significantly higher than the license fees we pay for the games played on our own machines, there are no capital costs or other significant long-term financial long-term obligations associated with these agreements. Additionally, because of the increased variety and enhanced library of games made available to us under these agreements, we estimate the stimulation in customer play more than offsets the fee difference.

Results of Operations

The following discussions analyze and compare our results of operations for the 13-week and 39-week periods ended July 29, 2007 and July 30, 2006, and for the 52-week periods ended October 29, 2006 and October 30, 2005. The following information should be considered together with our audited and unaudited consolidated financial statements and the accompanying notes to those financial statements included elsewhere in this registration statement.

We operate and manage separately two business segments, our bingo supply business segment (Bingo) and our AWP gaming business segment (AWP). We do not allocate corporate overhead, share-based compensation, certain other income (expense) items and income taxes to our operating business segments. Prior to October 30, 2005 (the last day of our fiscal year 2005), our only line of business was our bingo supply distribution business, which we began in 1978. We only began to earnestly build our AWP gaming business during the first fiscal quarter of 2006 and to create a corporate infrastructure to support the expected expansion of our AWP gaming business and our company generally after we acquired Goodtime in October 2006. Accordingly, and as discussed further below, our operations for the 13-week and 39-week periods ended July 29, 2007 and July 30, 2006, and for the 52-week periods ended October 29, 2006 and October 30, 2005, were substantially different in scope with respect to our AWP gaming business segment and our consolidated operations generally. Principally for these reasons, direct comparisons of our results of operations for the subject periods are not entirely meaningful or necessarily indicative of our future results of operations.

Additionally, the opinion issued by the Attorney General of Texas on March 6, 2007 questioning the legality of our AWP gaming business has for the time being significantly and negatively altered the plans we had as of October 29, 2006 for growing our AWP business in Texas and raises substantial doubts regarding our ability to operate our AWP gaming business in that state, which could adversely and materially affect our future results of operations and financial position.

Our fiscal year generally ends on the last Sunday in October. This fiscal year creates better comparability of our quarterly results of operations by usually having an equal number of weeks (13) and weekend days (26) in each quarter. Hereinafter, the 13-week periods ended July 29, 2007 and July 30, 2006 are referred to as the third quarter of 2007 and the third quarter of 2006, respectively; the 39-week periods ended on those two dates are referred to as the three quarters of 2007 and the three quarters of 2006, respectively; and the fiscal years ended October 29, 2006 and October 30, 2005 are referred to as fiscal year 2006 and fiscal year 2005, respectively.

Third Quarter of 2007 Compared to the Third Quarter of 2006

We incurred a net loss of approximately $1,066,000 ($0.14 per basic and diluted common stock share) on net revenues of $4.8 million for the third quarter of 2007 compared to a net loss of approximately $573,000 ($0.08 per basic and diluted common stock share) on revenues of $4.5 million for the third quarter of 2006. The principal difference between the results of operations for the third quarters of 2007 and 2006 was due to a substantial increase in corporate overhead expenses before income taxes in the third quarter of 2007 of approximately $589,000. Measured as a percentage of total net operating revenues, corporate overhead expenses before income taxes were approximately 21% for the third quarter of 2007 compared to 9% for the same quarter of 2006.

For the third quarter of 2007, our bingo supply and AWP gaming business segments generated net income (loss) before income taxes of approximately $702,000 and $(1,101,000), respectively. For the third quarter of 2006, our bingo supply and AWP gaming business segments generated net income (loss) before income taxes of approximately $752,000 and $(740,000), respectively. Corporate expenses before income taxes for the third quarter of 2007 were significantly more than corporate expenses for the third quarter of 2006 primarily due to the following reasons.

•	Most of our corporate infrastructure was created and the related expenses (particularly payroll and benefits) were incurred after we acquired Goodtime in October 2006;

•	There was no share-based compensation expense recognized in the third quarter of 2006;

•	The dividends accrued and paid on the Series A Preferred Stock, which are accounted for as nonoperating expenses.

The following are condensed statements of operations for our business segments for the third quarters of 2007 and 2006.

	Third Quarter of 2007
	Bingo	AWP	Corporate	Consolidated
Revenue, net	$3,692,072	$1,138,664	$-	$4,830,736
Share-based compensation	-	46,774	280,462	327,236
Other operating expenses	2,982,267	2,167,047	594,495	5,743,809
Operating income (loss)	709,805	(1,075,157)	(874,957)	(1,240,309)
Other income (expense), net	(7,710)	(25,981)	(113,212)	(146,903)
Income (loss) before income taxes	702,095	(1,101,138)	(988,169)	(1,387,212)
Income tax benefit	-	-	321,301	321,301
Net income (loss)	$702,095	$(1,101,138)	$(666,868)	$(1,065,911)

	Third Quarter of 2006
	Bingo	AWP	Corporate	Consolidated
Revenue, net	$3,778,634	$718,091	$-	$4,496,725
Operating expenses	3,041,861	1,419,391	384,158	4,845,410
Operating income (loss)	736,773	(701,300)	(384,158)	(348,685)
Other income (expense), net	15,148	(39,115)	(14,731)	(38,698)
Income (loss) before income taxes	751,921	(740,415)	(398,889)	(387,383)
Income tax expense	-	-	(185,234)	(185,234)
Net income (loss)	$751,921	$(740,415)	$(584,123)	$(572,617)

Our results of operations at a business segment level are discussed below.

Bingo Business Segment

The significant changes in the results of operations for our bingo business segment in the third quarter of 2007 compared to the third quarter of 2006 are shown in the table below.

		Increase (decrease) from
		Third Quarter of 2006
	Third Quarter of 2007	Amount	Percentage

Revenue	$3,692,072	$(86,562)	(2.29)
Cost of sales	2,020,096	(55,042)	(2.65)
Other operating expenses	871,270	(16,652)	(1.88)
Depreciation and amortization	90,901	12,100	15.36
Other income (expense), net	(7,710)	(22,858)	(150.90)
Income before income taxes	$702,095	(49,826)	(6.63)

•	The decreases in revenue and cost of sales were due primarily to the loss of certain commercial, high-volume customers earlier in fiscal year 2007.

•	The increase in depreciation and amortization was due to increased capital expenditures, mostly vehicles and new accounting software and hardware.

•
The net change in other income (expense) for the third quarter of 2007 is attributable mostly to an approximate $8,000 loss from the disposal of a vehicle in the third quarter of 2007 and an approximate $18,000 gain realized from the sale of a building to one of our executive officers during the comparable quarter of 2006.

We are not currently aware of nor do we anticipate changes in the Texas bingo market or in our bingo operations specifically that might cause significant increases and/or decreases in our operating revenues and expenses for the duration of our fiscal year ending October 28, 2007.

  AWP Business Segment

The operating results for the third quarter of 2007 included $357,000 of abandonment losses, $156,000 of legal expenses related to the litigation arising from the Attorney General’s March 6, 2007 opinion and $47,000 of share-based compensation. Not including those expenses, of which there were no meaningfully comparable charges in the 2006 quarter, our AWP operating results for the third quarter of 2007 improved by approximately $199,000 compared to the third quarter of 2006. Contributing significantly to this improvement is the fact that, despite the temporary gaming center closures discussed previously, we operated almost 43% more machine days (the product of machines on the floor and number of business days in the period) in the third quarter of 2007 than in the third quarter of 2006. The following table shows the changes in the results of operations for our AWP business segment for the third quarters of 2007 and 2006.

		Increase (decrease) from
		Third Quarter of 2006
	Third Quarter of 2007	Amount	Percentage

Revenue, net	$1,138,664	$420,573	58.57
Other operating expenses	1,896,541	649,391	52.07
Share-based compensation	46,774	46,774	100.00
Depreciation and amortization	270,506	98,265	57.05
Other income (expense), net	(25,981)	13,134	(33.58)
Loss before income taxes	$(1,101,138)	(360,723)	(48.72)

•
Other operating expenses for the third quarter of 2007 include the aforementioned abandonment losses, whereas the balance of the 2007 period increase in other operating expense was due primarily to increased administrative salaries and benefits and the legal expenses we incurred to litigate the legality of our AWP operations in Texas. The increase in administrative salaries and benefits is the result of building an infrastructure with which to expand our AWP business in the future.

•
The increase in depreciation and amortization expense for the third quarter of 2007 was principally due to capital additions during the fourth fiscal quarter of fiscal year 2006 and year-to-date fiscal year 2007 related to gaming machines, gaming software and leasehold improvements to gaming centers.

•
Other income (expense) includes interest expense for two capitalized lease obligations we entered into in April 2006 and August 2006 and a promissory note payable related to our acquisition of certain software in March 2006. Also, in June 2007, our wholly-owned subsidiary that processes the Ace Advantage Card entered into an agreement to sell similar services to another entity, and we are currently recording the related revenue to other income (expense) due to the ancillary nature of and currently insignificant amounts of the related revenue.

As illustrated in the table below, the increase in net revenue during the third quarter of 2007 compared to the same quarter of 2006 was due to a combination of having more AWP machines in operations and a better net hold per machine day during the 2007 quarter than in the 2006 quarter. The increase in machine days was in turn due primarily to the expansion of the Ft. Worth center in May 2007, which increased the number of machines deployed there to 80 machines at the end of the third quarter of 2007 compared to 30 machines at the end of the third quarter of 2006, and the initial opening of the Corpus Christi gaming center in September 2006 with approximately 38 machines. Subsequent to its temporary closure in early March 2007, we reopened the Corpus Christi center on June 19, 2007 with 60 AWP machines, and we are currently operating 70 machines there.

The approximate 14% increase in the net hold per machine day for the third quarter of 2007 was substantially due to increased customer traffic and play despite the significant increase in machine days in that quarter compared to the third quarter of 2006. Additionally, although the Killeen center was closed throughout the third quarter of 2007, due to its close proximity to Killeen we enjoyed a significant increase in traffic and play during that period at our Copperas Cove gaming center, where net hold per machine day was almost $113.00 compared to only $30.00 per machine day for the third quarter of 2006. Also, despite the negative publicity resulting from the Attorney General’s opinion and our related decision to suspend virtually all advertising for our Ft. Worth, Amarillo and Copperas Cove gaming amusement centers, our customer traffic at those sites is returning to, and at some centers exceeding, the traffic levels we were experiencing prior to the issuance of the Attorney General’s opinion on March 6, 2007.

	Third Quarter of
	2007	2006	Change
Number of machines at end of period 1	215	111	93.7%

Machine days 1	15,294	10,731	42.5%

Operating revenue per machine day 1, 2	$73.36	$64.18	14.3%

Operating expense per machine day 3	$115.26	$128.07	(10.0)%

Operating loss as a percent of operating revenues	(54.8)%	(91.4)%	40.0%

1	Excludes the AWP machines in operations in El Paso, Texas during the respective periods.

2	Operating revenue per machine day is the amount played less the amount of prize points won and promotional giveaways, such as free play and food and beverage.

3	Operating expense per machine day is adjusted for unusual and infrequent events such as losses resulting from the abandonment of leaseholds.

Our ability to generate profits at our gaming amusement centers is manifestly dependent on our ability to place AWP machines into revenue service, which we can do by deploying more games at our existing centers (subject to physical limitations) and/or adding new centers. The incremental cost to operate the machines is insubstantial as they are essentially maintenance free and, disregarding the opening of new centers, we can most often add machines at existing centers without having to add staff. Further, the license fees we incur for the games played on the machines and the rent for most of our existing centers, two of our largest gaming center expenses, are based on net hold per machine. Accordingly, if there is no play on the machines, there is no corresponding license fee and rent expense.

Corporate Overhead

In addition to income taxes, corporate overhead includes the salaries and benefits for our executive officers and other corporate employees, legal and accounting fees not otherwise allocated to our Bingo and AWP business segments and other corporate and fiscal expenses, such as director and officer liability insurance. Corporate overhead also includes interest expense incurred on the notes payable to related parties and nonoperating expenses associated with the dividends we have accrued and paid to the holders of the Series A Preferred Stock. The following table shows the changes in the components of our corporate overhead for the third quarters of 2007 and 2006.

		Increase (decrease) from
		Third Quarter of 2006
	Third Quarter of 2007	Amount	Percentage

Other corporate and fiscal expenses	$589,662	$205,504	53.49
Share-based compensation	280,462	280,462	100.00
Depreciation and amortization	4,833	4,833	100.00
Other income (expense), net	(113,212)	(98,481)	668.53
Income tax benefit	321,301	506,535	273.46
	$(666,868)	(82,745)	(14.17)

Corporate overhead, excluding income taxes, increased by approximately $589,000 during the third quarter of 2007 compared to the same quarter of 2006. The primary reason for this increase in corporate expenses is due to the fact that our corporate infrastructure was significantly larger in the third quarter of 2007 compared to the third quarter of 2006, principally in terms of salaries and benefits for our corporate management and other personnel and the incurrence of legal, accounting and other expenses subsequent to our acquisition of Goodtime in October 2006. Additionally, the third quarter of 2007 included approximately $280,000 of share based compensation expense, whereas we did not recognize any share-based compensation in the third quarter of 2006. To help defray the legal expenses we are incurring that are directly related to the litigation arising from the Attorney General’s March 2007 opinion, beginning in April 2007 our executive officers agreed to indefinite deferrals of 10% of their base annual salaries. However, we currently have no definitive plans to significantly reduce our corporate overhead.

During the third quarter of 2007, we also recognized nonoperating expenses of approximately $120,000 related to our payments of dividends to the holders of our Series A Preferred Stock. The obligation arose because of our failure to timely meet a deadline in obtaining the effectiveness of a registration statement we filed with the SEC to register the common shares into which the Series A Preferred Stock will eventually be converted. This financial obligation and the issuance of the Series A Preferred Stock generally are described in more detail at Note 12, “Convertible Preferred Stock,” to our consolidated financial statements as of July 29, 2007 included in this quarterly report on Form 10-QSB.

We recognized an income tax benefit of approximately $321,000 for the third quarter of 2007 compared to income tax expense of approximately $185,000 for the third quarter of 2006. The principal reason for the change in our income tax provision is due to the deductibility for income tax purposes of operating losses incurred by our AWP related subsidiaries in the third quarter of 2007, whereas the operating losses incurred by those subsidiaries in fiscal year 2006 were not deductible for income tax purposes prior to our acquisition of Goodtime in October 2006.

Share-Based Compensation

For the final quarter of our fiscal year ending October 28, 2007, we will recognize additional share-based compensation expense of approximately $122,000. The share-based compensation expense is associated with the grant of unvested restricted common stock we made concurrent with our acquisition of Goodtime in October 2006, which grant is described at Note 5, “Share-Based Compensation,” to our unaudited consolidated financial statements as of July 29, 2007 included in this quarterly report on Form 10-QSB. We did not recognize any share-based compensation expense associated with the grant of the restricted common stock or otherwise during the first three quarters of our fiscal year ended October 29, 2006.

Three Quarters of 2007 Compared to the Three Quarters of 2006

We incurred a net loss of approximately $2,928,000 ($0.40 per basic and diluted common stock share) on net revenues of $15.9 million for the three quarters of 2007 compared to a net loss of approximately $877,000 ($0.13 per basic and diluted common stock share) on revenues of $13.3 million for the three quarters of 2006. As with the operating results for the third quarters of 2007 and 2006, the principal difference between the results of operations for the three quarters of 2007 compared to the same period in 2006 was due to a substantial increase in corporate overhead expenses before income taxes of approximately $2,700,000 for the three quarters of 2007, inclusive of share-based compensation of approximately $1,507,000. Measured as a percentage of total net operating revenues, corporate overhead expenses before income taxes were approximately 25% for the three quarters of 2007 compared to 9% for the three quarters of 2006.

For the three quarters of 2007, our bingo supply and AWP gaming business segments generated net income (loss) before income taxes of approximately $2,417,000 and $(1,974,000), respectively. For the three quarters of 2006, our bingo supply and AWP gaming business segments generated net income (loss) before income taxes of approximately $2,275,000 and $(1,444,000), respectively. Corporate expenses before income taxes for the three quarters of 2007 were significantly more than corporate expenses for the three quarters of 2006 primarily due to the following reasons.

•	Most of our corporate infrastructure was created and the related expenses (particularly payroll and benefits) were incurred after we acquired Goodtime in October 2006;

•	There was no share-based compensation expense recognized during the three quarters of 2006;

•	The dividends accrued and paid on the Series A Preferred Stock, which are accounted for as nonoperating expenses.

The following are condensed statements of operations for our business segments for the three quarters of 2007 and 2006.

	Three Quarters of 2007
	Bingo	AWP	Corporate	Consolidated

Revenue, net	$11,636,296	$4,295,421	$-	$15,931,717
Share-based compensation	-	140,322	1,367,129	1,507,451
Other operating expenses	9,210,135	6,028,138	2,335,251	17,573,524
Operating income (loss)	2,426,161	(1,873,039)	(3,702,380)	(3,149,258)
Other income (expense), net	(8,899)	(100,710)	(229,113)	(338,722)
Income (loss) before income taxes	2,417,262	(1,973,749)	(3,931,493)	(3,487,980)
Income tax benefit	-	-	560,316	560,316
Net income (loss)	$2,417,262	$(1,973,749)	$(3,371,177)	$(2,927,664)

	Three Quarters of 2006
	Bingo	AWP	Corporate	Consolidated

Revenue, net	$11,798,453	$1,508,024	$-	$13,306,477
Operating expenses	9,538,941	2,908,198	1,215,407	13,662,546
Operating income (loss)	2,259,512	(1,400,174)	(1,215,407)	(356,069)
Other income (expense), net	15,402	(44,235)	(28,992)	(57,825)
Income (loss) before income taxes	2,274,914	(1,444,409)	(1,244,399)	(413,894)
Income tax expense	-	-	(463,464)	(463,464)
Net income (loss)	$2,274,914	$(1,444,409)	$(1,707,863)	$(877,358)

Our results of operations at a business segment level are discussed below.

Bingo Business Segment

The significant changes in the results of operations for our bingo business segment for the three quarters of 2007 compared to the same period in 2006 are shown in the table below.

		Increase (decrease) from
		Three Quarters of 2006
	Three Quarters of 2007	Amount	Percentage

Revenue	$11,636,296	$(162,157)	(1.37)
Cost of sales	6,372,612	(197,657)	(3.01)
Operating expenses	2,569,390	(153,881)	(5.65)
Depreciation and amortization	268,133	22,732	9.26
Other income (expense), net	(8,899)	(24,301)	(157.78)
Income before income taxes	$2,417,262	142,348	6.26

•	The decreases in revenue and cost of sales were due primarily to the loss of certain commercial, high-volume customers earlier in fiscal year 2007.

•	The increase in depreciation and amortization was due to increased capital expenditures, mostly vehicles and new accounting software and hardware.

•
The decrease in operating expenses was attributable primarily to decreases during the three quarters of 2007 compared to the three quarters of 2006 of approximately $92,000 in payroll and benefits resulting mostly from a reduction in staff, $42,000 in travel and meals and entertainment, $30,000 in employee health insurance premiums, $25,000 in marketing programs and $22,000 in bad debt expense. These decreases were offset somewhat by an approximate $70,000 increase in professional fees related mostly to the implementation of a new accounting system, which expenses will be insubstantial for and will not continue past the final quarter of fiscal year 2007.

•
The net change in other income (expense) for the third quarter of 2007 is attributable mostly to losses of approximately $10,000 from the disposals of vehicles during the three quarters of 2007 and an approximate $18,000 gain realized during the three months of 2006 from the sale of a building to one of our executive officers.

We are not currently aware of nor do we anticipate changes in the Texas bingo market or in our bingo operations specifically that might cause significant increases and/or decreases in our operating revenues and expenses for the remainder of our fiscal year ending October 28, 2007.

AWP Business Segment

The operating results for the three quarters of 2007 included $381,000 of abandonment losses, $215,000 of legal expenses related to the litigation arising from the Attorney General’s March 6, 2007 opinion and $140,000 of share-based compensation. Not including those expenses, of which there were no meaningfully comparable charges in the 2006 period, our AWP operating results for the three quarters of 2007 improved by approximately $206,000 compared to the three quarters of 2006. Contributing significantly to this improvement is the fact that, despite the temporary gaming center closures discussed previously, we operated almost 152% more machine days (the product of machines on the floor and number of business days in the period) during the three quarters of 2007 than in the same period of 2006. The following table shows the changes in the results of operations for our AWP business segment for the three quarters of 2007 and 2006.

		Increase (decrease) from
		Three Quarters of 2006
	Three Quarters of 2007	Amount	Percentage

Revenue, net	$4,295,421	$2,787,397	184.84
Other operating expenses	5,314,488	2,793,307	110.79
Share-based compensation	140,322	140,322	100.00
Depreciation and amortization	713,650	326,633	84.40
Other income (expense), net	(100,710)	(56,475)	127.67
Loss before income taxes	$(1,973,749)	(529,340)	(36.65)

It is important to note that during the three quarters of 2007 our AWP business was established in the Texas AWP marketplace, whereas during the three quarters of 2006 our AWP business was in many respects effectively a startup business. Accordingly, substantially all of the changes in net revenue and expenses, with the exception of the aforementioned abandonment losses, legal expenses and share-based compensation, for the three quarters of 2007 are explained by the increased size and duration of the AWP operations during that period compared to such operations during the three quarters of 2006.

	Three Quarters of
	2007	2006	Change

Number of machines at end of period 1	215	111	93.7%

Machine days 1	48,873	19,415	151.7%

Operating revenue per machine day 1, 2	$86.15	$71.01	21.3%

Operating expense per machine day 3	$114.31	$147.47	(22.5)%

Operating loss as a percent of operating revenues	(30.1)%	(89.9)%	66.5%

1	Excludes the AWP machines in operations in El Paso, Texas during the respective periods.

2	Operating revenue per machine day is the amount played less the amount of prize points won and promotional giveaways, such as free play and food and beverage.

3	Operating expense per machine day is adjusted for unusual and infrequent events such as losses resulting from the abandonment of leaseholds.

As discussed previously, our ability to generate profits at our gaming amusement centers is manifestly dependent on our ability to place AWP machines into revenue service, which we can do by deploying more games at our existing centers (subject to physical limitations) and/or adding new centers. As of July 29, 2007, we had in place substantially the entire administrative infrastructure to grow our AWP business during the near-term. Accordingly, as we continue to place more AWP machines into operations most of the net revenue from those machines will contribute directly to our pretax profitability. During the three quarters of 2007, we also acquired a substantial number of AWP machines and developed more and better games and back-office systems, which will enable us to meaningfully expand of our AWP business in the near-term at minimal cost, including expenditures for leasehold improvements which by design are limited to functional purposes and amounts. Additionally, almost all of the operating expenses associated with our AWP business are variable in nature, and we have the ability to manage those expenses in relation to our ability to generate revenue from this business segment.

Corporate Overhead

In addition to income taxes, corporate overhead includes the salaries and benefits for our executive officers and other corporate employees, legal and accounting fees not otherwise allocated to our Bingo and AWP business segments and other corporate and fiscal expenses, such as director and officer liability insurance. Corporate overhead also includes interest expense incurred on the notes payable to related parties and nonoperating expenses associated with the dividends we have accrued and paid to the holders of the Series A Preferred Stock. The following table shows the changes in the components of our corporate overhead for the three quarters of 2007 and 2006.

		Increase (decrease) from
		Three Quarters of 2006
	Three Quarters of 2007	Amount	Percentage

Other corporate and fiscal expenses	$2,313,584	$1,098,177	90.35
Share-based compensation	1,367,129	1,367,129	100.00
Depreciation and amortization	21,667	21,667	100.00
Other income (expense), net	(229,113)	(200,121)	690.26
Income tax benefit	560,316	1,023,780	220.90
	$(3,371,177)	(1,663,314)	(97.39)

Corporate overhead, excluding income taxes, increased by approximately $2.7 million during the three quarters of 2007 compared to the same period of 2006. The primary reason for this increase in corporate expenses is due to the fact that our corporate infrastructure was significantly larger in the three quarters of 2007 compared to the three quarters of 2006, principally in terms of salaries and benefits for our corporate management and other personnel and the incurrence of legal, accounting and other expenses subsequent to our acquisition of Goodtime in October 2006. Additionally, the three quarters of 2007 included approximately $1.4 million of share based compensation expense, whereas we did not recognize any share-based compensation during the three quarters of 2006. To help defray the legal expenses we are incurring that are directly related to the litigation arising from the Attorney General’s March 2007 opinion, beginning in April 2007 our executive officers agreed to indefinite deferrals of 10% of their base annual salaries.  However, we currently have no definitive plans to significantly reduce our corporate overhead.

During the three quarters of 2007, we also recognized nonoperating expenses of approximately $312,000 related to our payments of dividends to the holders of our Series A Preferred Stock. The obligation arose because of our failure to timely meet a deadline in obtaining the effectiveness of a registration statement we filed with the SEC to register the common shares into which the Series A Preferred Stock will eventually be converted. This financial obligation and the issuance of the Series A Preferred Stock generally are described in more detail at Note 12, “Convertible Preferred Stock,” to our consolidated financial statements as of July 29, 2007 included in this quarterly report on Form 10-QSB.

We recognized an income tax benefit of approximately $560,000 for the three quarters of 2007 compared to income tax expense of approximately $463,000 for the three quarters of 2006. The principal reason for the change in our income tax provision is due to the deductibility for income tax purposes of operating losses incurred by our AWP related subsidiaries during the three quarters of 2007, whereas the operating losses incurred by those entities in fiscal year 2006 were not deductible for income tax purposes prior to our acquisition of Goodtime in October 2006.

On March 8, 2007, a majority of our common stockholders approved the Aces Wired, Inc. 2007 Stock Incentive Plan (the 2007 Stock Incentive Plan). The 2007 Stock Incentive Plan allows for grants to our employees (inclusive of our executive officers), non-employee directors and other persons providing goods and services to us of restricted common stock shares, options to acquire shares of our common stock, stock appreciation rights and certain other common stock and cash based awards as are defined in the 2007 Stock Incentive Plan. The maximum number of common stock shares for which grants may be awarded under the 2007 Stock Incentive Plan at any one time is limited to 15% of the total outstanding shares of our common stock, subject to adjustment for events such as stock dividends and stock splits. Additionally, the maximum number of common stock shares for which grants may be awarded in any one calendar year is limited to 8% of the number of common stock shares outstanding as of the first day of such calendar year. As of October 28, 2007, no awards had been made under the 2007 Stock Incentive Plan, and we cannot currently estimate the effects on our results of operations resulting from future awards under the 2007 Stock Incentive Plan.

On March 8, 2007, the Compensation Committee of our Board of Directors (the Compensation Committee) approved employment agreements (the Employment Agreements) for our president/chief executive officer and our chief operating officer. The term of each of the Employment Agreements is for three years (effective March 1, 2007) unless terminated earlier. Each officer is guaranteed a minimum annual salary of $350,000 (which is equal to their current annual salary) during the terms of the Employment Agreements, can earn annual bonuses and participate in all other compensation and benefits plans provided generally to all of our employees, including the 2007 Stock Incentive Plan. The Employment Agreements also provide the officers or their heirs, as applicable, with certain compensation in the event their employment with us ends prior to the expiration of the Employment Agreements due to reasons such as their death, disability or termination by us without cause.

On March 8, 2007, the Compensation Committee approved a new employment agreement (the New Agreement) for our chief financial officer. The New Agreement became effective on April 1, 2007 and expires on March 1, 2010. The New Agreement provides our chief financial officer with a guaranteed a minimum annual salary of $230,000 (which is equal to his current annual salary) and allows for him to earn annual bonuses and to participate in all other compensation and benefits plans provided generally to all of our employees, including the 2007 Stock Incentive Plan. The New Agreement also provides him or his heirs, as applicable, with certain compensation in the event his employment with us ends prior to the expiration of the New Agreement due to reasons such as his death, disability or termination by us without cause.

As of October 28, 2007, no additional compensation had been awarded to any of the three executive officers pursuant to their respective employment agreements or otherwise, nor are there any plans to do so in the near-term. Also, each of these executive officers, as well as our chief accounting officer, agreed to indefinite deferrals of 10% of their base annual salaries, effective April 1, 2007.

Share-Based Compensation

For the final quarter of our fiscal year ending October 28, 2007 and for all of our fiscal year ending November 2, 2008, we will recognize additional share-based compensation expense of approximately $122,000 and $338,000, respectively. The share-based compensation expense is associated with the grant of unvested restricted common stock we made concurrent with our acquisition of Goodtime in October 2006, which grant is described at Note 5, “Share-Based Compensation,” to our unaudited consolidated financial statements as of April 29, 2007 included in this quarterly report on Form 10-QSB. We did not recognize any share-based compensation expense associated with the grant of the restricted common stock or otherwise during the first three quarters of our fiscal year ended October 29, 2006.

Fiscal Year 2006 Compared to Fiscal Year 2005

The following discussion about our results of operations for our fiscal years 2006 and 2005 does not consider the actual and possible future ramifications to our AWP gaming business and our company generally resulting from the opinion issued by the Attorney General of Texas on March 6, 2007.

We incurred a net loss of $5.1 million ($0.73 per basic and diluted common stock share) on revenues of $17.9 million for fiscal year 2006 compared to net income of approximately $45,000 ($0.01 per basic and diluted common stock share) on revenues of $14.9 million for fiscal year 2005. Our fiscal year 2006 results of operations were negatively affected by $3.6 million of non-cash charges related to share-based compensation, and by increases in depreciation and amortization expense of approximately $560,000, interest expense of $141,000 and income tax expense $605,000 compared to fiscal year 2005. Substantially all of the increases in the fiscal year 2006 expenses are attributable to our acquisition of Goodtime in October 2006 as follows.

•
The share-based compensation expense was primarily due to the award of approximately 1.1 million shares of restricted common stock to certain of our executive officers, certain key employees and our non-employee directors.

•	The increase in depreciation and amortization was primarily due to the acquisition of Goodtime’s tangible and intangible assets.

•
The increase in interest expense was primarily due to our assumption of debt and capitalized lease obligations that Goodtime had incurred to acquire working capital, property and equipment and proprietary software for our AWP business.

•
The increase in income tax expense was primarily due to the non-deductibility of substantially all of the aforementioned share-based compensation and operating losses incurred by certain of our subsidiaries prior to our acquisition of Goodtime, and by our recognition of deferred tax liabilities resulting from the change in the tax status of those subsidiaries.

For fiscal year 2006, our bingo supply and AWP gaming business segments generated net income (loss) before income taxes of approximately $3.0 million and $(0.5 million), respectively. For fiscal year 2005, our only business segment was the bingo supply business. For comparability purposes only, by removing corporate overhead comparable to the fiscal year 2006 amount and income taxes, our bingo supply business earned income before income taxes of approximately $2.5 million in fiscal year 2005. The following are condensed statements of operations for our business segments for fiscal years 2006 and 2005.

	Fiscal Year 2006
	Bingo	AWP	Corporate	Consolidated

Revenues, net	$15,489,201	$2,444,666	$-	$17,933,867
Share-based compensation	-	48,316	3,572,341	3,620,657
Expenses - other	12,542,428	2,777,202	3,356,429	18,676,059
Operating income (loss)	2,946,773	(380,852)	(6,928,770)	(4,362,849)
Other income (expense), net	24,132	(106,124)	(24,072)	(106,064)
Income (loss) before taxes	2,970,905	(486,976)	(6,952,842)	(4,468,913)
Income tax expense	-	-	631,671	631,671
Net income (loss)	$2,970,905	$(486,976)	$(7,584,513)	$(5,100,584)

	Fiscal Year 2005
	Bingo	Corporate	Consolidated

Revenues	$14,895,186	$-	$14,895,186
Expenses	12,415,476	2,449,870	14,865,346
Operating income (loss)	2,479,710	(2,449,870)	29,840
Other income (expense), net	41,594	-	41,594
Income (loss) before taxes	2,521,304	(2,449,870)	71,434
Income tax expense	-	26,143	26,143
Net income (loss)	$2,521,304	$(2,476,013)	$45,291

  Bingo Business Segment

Because we did not operate the AWP business segment in fiscal year 2005, the only meaningful period-over-period comparisons between fiscal year 2006 and fiscal year 2005 relate to our bingo supply business. Corporate overhead for fiscal year 2005 consisted solely of the compensation paid to three of our executive officers and payroll related overhead and is not included in the analysis below nor are income taxes. The significant changes in other revenues and expenses for our bingo business segment in fiscal year 2006 compared to fiscal year 2005 are shown in the table below and are discussed in the accompanying footnotes.
		Change from Fiscal Year 2005
	Fiscal Year	Increase	Percentage
	2006	(decrease)	change

Revenues	$15,489,201	$594,015	3.99	(a)
Cost of sales	8,624,657	93,806	1.10
Operating expenses	3,580,215	26,364	0.74
Depreciation and amortization	337,556	6,782	2.05
Other income (expense), net	24,132	(17,462)	(41.98)	(b)

(a) The increase in revenues for fiscal year 2006 was primarily due to the increase in branded pull-tab sales, an instant winner paper ticket similar to a lottery scratch-off ticket, which are popular with bingo patrons. We do not believe there will be any significant increase or decline in our bingo supply revenues for fiscal year 2007.

(b) The increase in other income (expense), net for fiscal year 2006 was primarily due to interest incurred under our bank credit facility and a decrease in interest income due to a corresponding decrease in cash deposits. We had no debt outstanding during fiscal year 2005.

AWP Business Segment

The following is an overview of the significant components of the AWP business segment’s revenues and expenses for fiscal year 2006.

Revenues. Substantially all of our revenue from our AWP business comes from the difference (or the hold) between the amounts played by and the prize points won by our AWP gaming patrons. Our revenue from a gaming amusement center in El Paso, Texas, where we are a joint operator, is 40% of the hold after certain adjustments. Promotional allowances, consisting mostly of direct mail and newspaper coupons and entitlement programs, provide our gaming patrons with free play and are recognized as reductions in revenues when such promotional allowances are redeemed. We expect to substantially increase revenues from our AWP business in fiscal year 2007 due to the opening of new gaming centers, the expansion of existing centers and the fact that most of our existing centers, which opened at various times during fiscal year 2006, will have been operating for all of fiscal year 2007.

Operating Expenses. The following are the significant components and approximate amounts of operating expenses for fiscal year 2006. We expect that substantially all of these expenses will increase in fiscal year 2007 as we open new gaming amusement centers and because our existing centers, which opened at various times during fiscal year 2006, will have been operating for all of fiscal year 2007.

•
Salaries and benefits of $669,000, including $48,000 of share-based compensation. Most of the employees who work at our gaming amusement centers are hourly employees, whereas our managers are salaried employees.

•	Rent and utilities of $539,000. Rent expense for most of our gaming amusement centers are based on a percentage of the hold or the number of gaming machines located at the centers.

•
Contract labor of $452,000. Contract labor includes the costs incurred for security services at our gaming amusement centers and consulting services related to back office systems that support our gaming machine and Ace Advantage Card networks.

•
Advertising and promotional expenses of $194,000. We promote our Ace Gaming Amusement Centers in the locations in which we operate them through various advertising media such as television, radio, newspapers, direct-mailings and billboards.

•	Royalties of $187,000. These royalties are incurred under licensing agreements we have for the games we use in our AWP machines.

•
Food, beverage and other supplies of $104,000. Included in these expenses are certain costs associated with printing and processing our Ace Advantage Card, the cost of concessions provided free to our gaming patrons and facility supplies.

Other income (expense). Other income (expense) for fiscal year 2006 was comprised of approximately $78,000 of interest expense on certain debt and capitalized lease obligations we incurred to finance AWP machines and proprietary software to support our Ace Advantage Card system. We also incurred a loss of approximately $23,000 in fiscal year 2006 due to the closure of a gaming amusement center in McAllen, Texas.

Corporate Overhead

The most significant components of corporate overhead expense for fiscal year 2006 were share-based compensation expense of $3.57 million, salaries and benefits for our executive officers and other administrative staff, which approximated $1.8 million; and professional fees of approximately $1.0 million, most of which were for accounting and legal services associated with our formation and our subsequent acquisition of and merger into Goodtime. Corporate overhead expense for fiscal year 2005 consisted entirely of the salaries and benefits of certain of our executive officers who were then officers of K&B. We expect a modest increase in these corporate overhead expenses during fiscal year 2007 as we continue to grow our AWP business segment albeit at a slower rate because a substantial amount of our corporate infrastructure, including the hiring of personnel, was completed in fiscal year 2006, and to decreases in professional expenses.

Although we incurred a consolidated pretax loss of $4.5 million, consolidated income tax expense was $0.6 million for fiscal year 2006 compared to income tax expense of approximately $26,000 for fiscal year 2005. The increase in the fiscal year 2006 income tax provision was due primarily to the non-deductibility for income tax purposes of $3.47 million of the aforementioned share-based compensation and $2.2 million of operating losses incurred by certain of our subsidiaries prior to our acquisition of Goodtime in October 2006, and the recognition of deferred income tax expense of $0.2 million associated with the change in the tax status of such subsidiaries upon our acquisition of Goodtime. Refer to Note 10, “Income Taxes,” to our audited consolidated financial statements as of October 29, 2006 included in this registration statement for additional information about our fiscal year 2006 income tax expense.

Share-Based Compensation

We recognized share-based compensation of $3.62 million during fiscal year 2006 related to the grant of approximately 1.1 million shares of restricted common stock to certain of our officers, certain employees and all of our non-employee directors, and the issuance of 40,000 shares of our common stock for services received. The award of the restricted common shares was made in exchange for the profits interests these officers, employees and directors had in Goodtime prior to its acquisition by us and was part of our original capitalization of 8,000,019 shares of common stock. Additional compensation expense of $1.7 million and $0.4 million related to the grant of the restricted common stock shares will be recognized in fiscal year 2007 and fiscal year 2008, respectively. The grant of the restricted common stock shares is described in more detail at Note 6, “Share-Based Compensation,” to our audited consolidated financial statements as of October 29, 2006 included in this registration statement.

Liquidity and Capital Resources

During the fourth fiscal quarter of 2007, cash and cash equivalents increased by approximately $209,000 compared to an approximate $955,000 decrease in cash and cash equivalents during the third fiscal quarter of 2007. This improvement was due principally to a decrease in capital expenditures and, to a lesser degree, an increase in our AWP revenue resulting from the expansion of our Ft. Worth amusement center on May 25, 2007 and the reopening of the Corpus Christi amusement center on June 19, 2007. Even if we are not successful in reopening the Killeen and Amarillo centers, we believe the cash flow we can generate from the three centers currently in operations and three new amusement centers that we expect to open before December 31, 2007, together with our currently available cash, will sustain our operations and satisfy our financial obligations for at least the next 12-month period. These expectations assume there are no prolonged interruptions in the operations of any of these amusement centers or any other unforeseen adverse event that might critically test our financial resources. Notwithstanding other matters that might affect our fiscal year 2008 AWP expansion plans, we will manage such expansion based on the availability of excess cash flow from our consolidated operations. Accordingly, those plans will be altered or even suspended outright depending on the availability of sufficient cash flow. Also, as described below, in August 2007, we renegotiated a $350,000 bank credit facility that had expired on April 30, 2007; and in October 2007 certain related parties holding promissory notes payable in the approximate cumulative amount of $1.3 million agreed to exchange the outstanding notes for new notes that mature on May 2009. We presently do not have any plans to issue additional equity or debt securities for the purpose of raising working capital. However, we may do so in the future provided such financing is available, can be made under commercially reasonable terms and is complementary to our long-term business plan.

As of July 29, 2007, we had cash and cash equivalents of $3.3 million, a decrease of approximately $3.8 million from cash and cash equivalents of $7.1 million as of October 29, 2006. We also had restricted cash on those dates of approximately $215,000 and $250,000, respectively. Restricted cash as of July 29, 2007 included approximately $200,000 of cash held in escrow as a good faith deposit associated with our preliminary negotiations regarding a possible business acquisition (which was released from escrow on September 7, 2007); and $5,000 that reflects the minimum restricted deposit required under our existing Ace Advantage Card sponsorship agreement, which is included in other assets in the accompanying unaudited consolidated condensed balance sheet. Restricted cash as of October 29, 2006 was comprised entirely of an encumbered, non-interest bearing account controlled by a bank that previously sponsored our Ace Advantage Card, all of which had been released to us by August 21, 2007.

We had cash and cash equivalents of $7.1 million as of October 29, 2006 compared to cash and cash equivalents of approximately $501,000 as of October 30, 2005. We also had restricted cash of $250,000 at the end of fiscal year 2006 which served as a security deposit for a bank that sponsors our Ace Advantage Card, of which $240,000 was released to us in May 2007. The increase in cash and cash equivalents for fiscal year 2006 was primarily due to net proceeds of $7.4 million we raised from the sale in October 2006 of approximately 1.6 million shares of our Series A Preferred Stock, which transaction is described in more detail below and at Note 12, “Capital Stock,” to our audited consolidated financial statements as of ended October 29, 2006 included in this registration statement.

We had outstanding two promissory notes payable to our chief executive officer and chief operating officer in the cumulative amount of approximately $646,000 inclusive of accrued and unpaid interest through July 29, 2007. The two notes were payable in full on November 11, 2007. We also had outstanding a promissory note payable to our chairman of the board in the approximate amount of $642,000 inclusive of accrued and unpaid interest through July 29, 2007. This note was payable in full on January 20, 2008. On October 28, 2007, we exchanged new notes maturing May 3, 2009 to each of these related parties in the cumulative amount of approximately $1.3 million.

On August 15, 2007, we completed the revision of a bank credit facility that had expired on April 30, 2007. The revised credit facility expires on April 30, 2008, and outstanding borrowings at any time are limited to the lesser of $350,000 or an amount based on our eligible inventory and eligible accounts receivable, as such terms are defined in the credit facility. Borrowings under the credit facility are payable on demand and bear variable-rate interest indexed to the prime lending rate (as quoted in The Wall Street Journal from time to time) plus 1%, which interest is payable monthly. Outstanding obligations under the credit facility are secured by certain of our inventory, accounts receivable and intangible assets and are guaranteed by us, Goodtime and one of our officers/common stockholders. The financial covenants include minimum net worth (based on the net worth of K&B, which is the legal borrower under this facility), current ratio and debt-service coverage ratio tests. There are no commitment fees or compensating balances associated with the credit facility. We currently have not borrowed any funds under this facility.

On May 25, 2007, we completed a significant expansion of our gaming amusement center in Ft. Worth, Texas at a total cost of approximately $440,000 (excluding AWP machines and other personal property), of which amount approximately $138,000 is being reimbursed to us through reductions in the rentals due under the lease agreement for this facility. For financial reporting purposes, this lease incentive is being amortized on a straight-line basis over the 60-month basic term of the lease agreement.

Effective April 1, 2007, our four executive officers and certain other management personnel agreed to indefinite deferrals of 10% of their annual salaries. Also effective April 1, 2007, an affiliated entity that manages one of our subsidiaries agreed to a deferral of 100% of the payments due to it for providing the services. As of October 28, 2007, this cumulative liability approximated $130,000.

Effective March 11, 2007, we became liable to the former holders of our Series A Preferred Stock to pay dividends to them of $40,300 for each 30-day period (pro rated for periods of less than 30 days) from said date to the date a registration statement we initially filed with the SEC in November 2008 becomes effective. The registration statement was filed principally for the purpose of registering the common shares into which the Series A Preferred Stock will be automatically converted upon the effectiveness of the registration statement. As of October 28, 2007, we had accrued and/or paid dividends of approximately $359,000 associated with this financial obligation, of which approximately $117,000 was unpaid. Our accounting for these dividends required us to accrue them to the date we believe the registration statement will become effective, which is currently estimated to be December 2, 2007 (the end of the first fiscal month of our fiscal year 2008). In the event the registration statement is declared effective by the SEC prior to that date, we will not be obligated to pay any dividends previously accrued for the period from such effective date to December 2, 2007. See Note 12, “Convertible Preferred Stock,” to our unaudited consolidated financial statements as of July 29, 2007 included in this registration statement for more information regarding this financial obligation and the Series A Preferred Stock generally.

In March 2007 and November 2007, respectively, our Killeen and Amarillo gaming centers were temporarily closed pending the outcome of litigation to determine whether we can operate our AWP business at those facilities. The lessor of the Killeen facility, which is subject to a month-to-month lease, has agreed to forego any rental during the period it remains closed. Our lease for the Amarillo facility allows us to terminate that lease without penalty if we are precluded due to regulatory reasons from operating our AWP business there; however, we currently have no plans to terminate this lease. In April 2007, we exercised our early termination option and vacated a leased facility in San Antonio due to regulatory reasons. The lessor of that facility claims our exercise of the termination option was invalid and is asking for liquidated damages of approximately $319,000 due to our alleged breach of the lease. However, we have been advised by our legal counsel that the likelihood of any damages being awarded by a court is remote. Accordingly, we have not recognized a provision for this contingent loss. Otherwise, we have not given notice to or received notice from any other of our lessors to terminate their leases early due to the possible adverse impact on our AWP gaming business resulting from the opinion issued by the Attorney General of Texas in March 2007.

We currently plan to open three new amusement centers (two in Ft. Worth and one in San Antonio) prior to December 31, 2007. Like our existing amusement centers, these centers will be located in leased facilities such that the capital costs associated with opening these centers are limited to utilitarian improvements to those facilities (e.g., carpeting, paint and cabling for the machines and back-office systems) and certain personal property, with the exception of the gaming machines. We currently estimate that the total cost to open the three centers will be approximately $300,000. The gaming machines for these centers will come from our existing inventory of owned machines and the machines available to us under certain licensing agreements.

Notwithstanding other matters that may affect our AWP expansion plans, we might also open an additional eight new amusement centers during fiscal year 2008 depending on our available excess cash flow from operations. Our current budget to open one of these “generic” centers, which will be located in leased facilities, is approximately $350,000. However, the actual cost to open each center will vary depending on the size and condition of the leased facility and landlord build-out allowances we might receive, if any. We currently estimate that we will purchase certain of the gaming machines and back-office systems to be deployed at these centers.

In order to meet all of the objectives of our fiscal year 2008 AWP expansion plan, we would need to purchase a certain number of machines costing approximately $2.3 million, in addition to our current inventory of owned gaming machines and the machines we believe we can license from other vendors. We have had discussions with a company that financed certain gaming machines for us in fiscal year 2006, and they have expressed a willingness to finance additional machines for us in the future. However, to date, we have not had any formal negotiations respecting the number of machines or the other principal terms of a financing arrangement with this or any other entity.

In addition to the capital requirements discussed above regarding the in-process and possible other expansion of our AWP business, our preliminary capital budget for fiscal year 2008 includes approximately $127,000 primarily for vehicles for K&B’s service staff and computer equipment. With the exception of an agreement with a contractor to perform the build-out work at the new San Antonio center, we currently do not have any other significant commitments to purchase any of the capital assets discussed above, and we will manage our future capital expenditures based on operational needs, including the progress of our AWP expansion plans, and on our existing available cash and projected cash flow from operations.

As of November 9, 2007, approximately 22% of the 185 gaming machine we had in operations were provided to us by a vendor under a licensing agreement. Pursuant to this agreement, the vendor provides us with machines and games for a fixed percentage of the net revenue generated by those machines and games. Like our own machines, these machines are can only be played with our Ace Advantage Card and are otherwise modified to comply with applicable Texas law. On October 25, 2007, we entered into a letter of intent with another vendor to also provide machines and games to us under a similar license agreement. The license fees payable under this agreement are also based on a percentage of the net revenue generated by these machines, subject to incremental increases for certain levels of net revenue generated. We are obligated to deploy a minimum of 100 of this vendor’s machines when they have been successfully modified to operate with our back-office and redemption systems and comply with applicable Texas law. There are no significant long-term financial long-term obligations associated with either of these agreements.

All of our gaming amusement centers are located in leased facilities, and all of the related lease agreements provide us with the options to terminate the leases early with no or minimal penalties if we are precluded from operating our AWP gaming business at those locations due to regulatory reasons or as is otherwise provided for in the agreements. In the event we would be forced to permanently close all of our leased gaming amusement centers due to regulatory reasons, we estimate that our remaining financial obligations under these lease agreements would be approximately $130,000, net of security deposits we have already paid and inclusive of executory and other costs for which we are liable under certain of the agreements. There are no other significant long-term financial obligations associated with any of our existing gaming amusement centers.

We are not contractually obligated to provide severance benefits to any of our employees for any reason with the exception of three of our executive officers with whom we have employment agreements. Nonetheless, as a result of the temporary March 2007 closures of the Corpus Christi (which center was reopened in June 2007) and the Killen centers in March 2007, together with the furloughs of certain AWP administrative personnel, we recognized expenses of approximately $45,000 related to severance pay and benefits for the displaced employees. We intend to keep our Amarillo center employees on the payroll until December 4, 2007, but have not otherwise committed to any additional compensation to those employees in the event the closure of that center extends beyond that date or it is permanently closed.

The operation of illegal gambling devices in Texas is considered to be a misdemeanor offense, which can result in, for each such offense, fines of up to $10,000 for a business and $4,000 for an individual, jail time of not more than one year and confiscation of the gambling devices. We believe that because of our open communications with local authorities and prompt and voluntary compliance with their wishes regarding the operation of our AWP business in their communities, we have not been prosecuted in Texas for violation of gambling laws nor has any of our personal property been seized by state or local officials. As of October 28, 2007, we had incurred legal expenses of approximately $211,000 directly related to the events arising as a consequence of the Attorney General’s opinion, and we expect to incur additional significant legal expenses (our legal counsel has estimated such expenses at approximately $500,000) before this matter is finally settled in the Texas courts if rulings by lower courts require us to litigate our case in the Texas appellate courts.

Off-Balance Sheet Arrangements

An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has (1) made guarantees, (2) a retained or a contingent interest in transferred assets, (3) an obligation under derivative instruments classified as equity or (4) any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the company, or that engages in leasing, hedging or research and development arrangements with the company. We have an arrangement whereby we guarantee the bank that sponsors our Ace Advantage Card for any losses the bank might incur in administering the sponsorship agreement. However, we believe that if we become obligated to settle this guaranty, it would not have a material effect on our results of operations or financial condition.

Contractual Obligations

The following table sets forth as of July 29, 2007 the estimates of our fixed payment obligations for the remainder of our fiscal year ending October 28, 2007 and for the future periods so indicated under agreements with noncancelable contractual lives of more than one month.

		Fiscal Year
		Remainder
	Total	2007	2008	2009	2010 - 2011	Thereafter
Contractual Obligations
Notes payable to related parties, including fixed-rate interest [1]	$1,309,291	$-	$1,309,291	$-	$-	$-
Note payable, other, including fixed-rate interest	90,432	90,432	-	-	-	-
Capitalized lease obligations, including imputed interest	1,153,950	104,735	418,944	418,944	211,327	-
Operating lease obligations payable to related parties	302,500	48,000	189,500	60,000	5,000	-
Operating lease obligations, other [2,3,4]	1,034,976	175,678	450,816	171,962	186,300	50,220
Other obligations [5]	186,713	136,713	50,000	-	-	-
Total contractual obligations [6]	$4,077,862	$555,558	$2,418,551	$650,906	$402,627	$50,220

[1]	Effective October 28, 2007, these notes were exchanged for new notes due May 3, 2009.

[2]	Amounts do not include rentals that are variable in nature and executory costs for certain of our gaming amusement center leases.

[3]
Certain of the lease agreements for our gaming amusement centers allow us to terminate the leases early if we are precluded due to regulatory reasons from operating our AWP business at those leased facilities, oftentimes with no or minimal penalties. Certain of those lease agreements and the lease agreement for our corporate offices in Dallas, Texas also provide us with the options to terminate these leases early for other reasons with early termination fees ranging from 12 months’ rentals to one month’s rental. The amounts of operating lease obligations, other presented in the table assume that our leases are terminated early subject to the pertinent terms of the leases, as applicable, but not due to regulatory reasons.

[4]
The amounts of operating lease obligations, other presented in the table do not take into consideration the following lease amendment and certain other leases which were not in effect as of July 29, 2007. In September 2007, we amended the terms for one of our existing gaming center leases such that the minimum rentals payable under that lease increased to $12,500 per month from $9,000 per month. We can terminate this lease at anytime upon payment of three months’ rentals to the lessor. Also in September 2007, we entered into a new lease to expand an existing gaming center, which has a 45-month basic term and minimum rentals of $3,000 per month. We can terminate this lease at anytime upon payment of three months’ rentals to the lessor. In January 2007, we entered into a lease agreement for a new gaming center, which commences upon the earlier of 120 days after we take possession of the property (which is currently under construction) or when we begin business operations there. The lease has a 60-month basic term, minimum rentals of $5,000 per month and has early termination provisions, including if we are prohibited from operating our AWP business at this location. We currently estimate that this property will be available to us in December 2007.

[5]
Amounts are comprised of equipment purchase deposits for AWP machines, milestone payments due under a contract for AWP games and related software and fees payable under a long-term professional services contract.

[6]
We also pay royalties and license fees for gaming machines, the use, maintenance and conversion of AWP games, and other fees for consulting and support for our gaming and Ace Advantage Card networks, which are variable in nature and are not included in the contractual obligations table.

Critical Accounting Policies

Our discussion and analysis of our results of our operations and financial position are based upon our consolidated financial statements and the information used to prepare them. Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and require us to make estimates and judgments that affect the reported amounts of our assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We base our estimates and judgments on our historical experience, knowledge of current conditions and our beliefs of what could occur in the future considering the pertinent and available information. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies and estimates are defined as those accounting policies and estimates that are reflective of significant judgments and uncertainties and that potentially can result in materially different results under different assumptions and conditions. The application of our critical and significant accounting policies are disclosed in Note 3, “Summary of Significant Accounting Policies,” Note 5, “Intangible Assets and Goodwill,” and Note 6, “Share-Based Compensation,” to our audited consolidated financial statements as of October 29, 2006 included in this registration statement.

Share-Based Compensation

For all reporting periods prior to January 28, 2007, our only share-based compensation plan related to the one-time grant on October 4, 2006 of approximately 1.1 millions shares of restricted common stock to certain of our executive officers, certain employees and all of our non-employee directors. We estimated that the fair value of the restricted common stock was $5.00 per share (or approximately $5.6 million in total), which fair value was based on the sales price per share of 1.612 million shares of nonredeemable convertible preferred stock we sold on October 11, 2006. The restricted common stock was granted in exchange for certain profit interests such officers, employees and non-employee directors held in Goodtime prior to our acquisition of Goodtime on October 4, 2006. We accounted for the exchange as a modification of an award pursuant to Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R), which we adopted concurrent with the exchange. To date, our common stock has never been publicly traded. Accordingly, we based our fair value estimate of the restricted common stock on the sales price per share of the convertible preferred stock because the preferred stock automatically converts into an equal number of common stock shares upon the effectiveness of this registration statement, the holders of the preferred stock are not entitled to regular dividends and the grant of the restricted common stock and the issuance of the convertible preferred stock were both directly associated with our acquisition of Goodtime.

On March 8, 2007, a majority of our common stockholders approved the Aces Wired, Inc. 2007 Stock Incentive Plan (the 2007 Stock Incentive Plan), which plan provides for the granting of common stock and cash based awards, including stock options, to our employees, non-employee directors and other persons providing goods and services to us. We will account for the grants of awards made under the 2007 Stock Incentive Plan in accordance with SFAS 123R, which replaced SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), and superseded Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). SFAS 123R requires that all share-based payments to employees, including grants of stock options to employees, be recognized as compensation cost in the financial statements based on their fair values. SFAS 123R also requires that the realized excess tax benefits associated with these share-based payments be classified as financing activities in the statement of cash flows rather than as operating activities as was the practice under SFAS 123 and APB 25. Prior to our adoption of SFAS 123R, we accounted for the profit interests as liability awards pursuant to SFAS 123, but had not recognized any compensation expense prior to the modification.

SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of such awards generally on the dates they are granted. The fair value of a share of nonvested stock awarded to an employee is measured at the market price (or estimated market price, if the stock is not publicly traded) of a share of the same stock as if it were vested and issued on the grant date. The fair value of the awards of stock options is estimated using option-pricing models. The resultant cost is recognized as compensation cost over the period of time during which an employee is required to provide services to the company (the service period) in exchange for the award, the service period generally being the same as the vesting period of the award.

The fair values of our stock options will be estimated using the Black-Scholes-Merton option-pricing model. This option-pricing model requires us to make several assumptions regarding the following key variables used in the model to calculate the fair value of the stock options. Our stock options will be granted with at-the-money exercise prices.

•	The risk-free interest rate will be based on the U.S. Treasury yield curve in effect for the expected lives of the options at their dates of grant.

•	The dividend yield will initially be zero percent as we have never paid nor do we intend to pay dividends on our common stock in the foreseeable future.

•
The expected lives of stock our options will initially be determined using the “simplified” method prescribed in the SEC’s Staff Accounting Bulletin No. 107 (SAB 107) as we expect our options to be “plain vanilla options,” as such term is defined in SAB 107, and we have no historical experience upon which to otherwise reasonably estimate such expected lives.

•
The volatility of an entity’s common stock is the most critical assumption used in calculating the fair value of stock options. For entities who have little if any trading history for their common stock, like us, SFAS 123R allows such entities to use a volatility factor based on the average volatilities of similar entities and for periods of time approximating the expected terms of the stock options (until such time that an entity has sufficient historical information with which to reasonably estimate the volatility of its own common stock). For purposes of identifying similar entities, an entity considers characteristics such as industry, stage of life cycle, size and financial leverage. Because of the effects of diversification that are present in an industry sector index, the volatility of an index cannot be substituted for the average of volatilities of otherwise similar entities in a fair value measurement.

Compensation cost is recognized only for those options and other equity and liability awards that are expected to vest. Although certain unvested shares of restricted stock granted to two of our non-employee directors were eventually forfeited, we consider such forfeitures to be unusual events, and due to our lack of broader historical experience in this area, we will initially assume that all such granted awards will vest unless actual experience indicates otherwise. The compensation cost associated with stock options and other equity and liability awards with cliff vesting terms will be recognized over the requisite service period on a straight-line basis. The compensation cost associated with stock options and other equity and liability awards with graded vesting terms is recognized over the requisite service period using the graded vesting attribution method, whereby each separately vesting portion of the award is recognized on a straight-line basis as if the award was in-substance, multiple awards. In addition to service conditions, equity and liability awards granted under the 2007 Stock Incentive Plan may also include performance or market conditions.

Grants of share-based awards under the 2007 Stock Incentive Plan will be made from our authorized and unissued common shares and treasury stock, if any. No awards were granted under the 2007 Stock Incentive Plan as of October 28, 2007.

Impairment of Long-Lived Assets Other Than Goodwill

On March 6, 2007, the Attorney General of Texas issued an opinion in which he stated that amusement-with-prize machines that record a player’s winnings on a stored-value debit card are illegal in Texas. As an indirect consequence of this opinion, we had to temporarily close our gaming amusement centers in Corpus Christi, Nueces County, Texas on March 8, 2007 (which center was reopened on June 19, 2007 pursuant to our rights under a temporary injunction we received subsequent to its closure) and in Killeen, Bell County, Texas on March 19, 2007. We were also notified in March 2007 by authorities in Amarillo, Potter County, Texas of the county’s intent to file a nuisance (or civil) action against us for the purpose of determining whether our AWP gaming machines constitute illegal gambling devices and/or gambling paraphernalia under Texas law. Under the terms of an agreement with Potter County, we were allowed to operate the Amarillo center until November 8, 2007 when the nuisance action was filed. We closed the Amarillo center on the following day. Court rulings are pending on litigation we initiated in Bell County and Nueces County, which might determine the legality of our amusement-with-prize gaming business in those counties. To date, a court date has not been scheduled for the nuisance action filed against us in Potter County.

Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (SFAS 144) requires an entity to test the carrying values of its long-lived assets, including intangible assets subject to amortization, whenever events and circumstances indicate that such assets might be impaired. The first step of the impairment test under SFAS 144 is to determine whether the expected future undiscounted cash flow resulting from the direct use of the long-lived asset (asset group) being tested exceeds the carrying value of the long-lived asset (asset group) as of a specific point in time. If the carrying value of the long-lived asset (asset group) is not recoverable (i.e., the undiscounted cash flow is less than the carrying value), the impairment loss, if any, is measured as the difference between the fair value of the long-lived asset (asset group) and its carrying value (the second step of the test).

In light of the adverse events resulting from the March 6, 2007 opinion issued by the Attorney General, we tested the carrying values of our long-lived assets, including intangible assets subject to amortization, in accordance with the applicable guidance provided in SFAS 144 for long-lived assets to be held and used. The tests were performed for the long-lived assets (asset group) in use and under development as of April 29, 2007 (the end of the reporting period immediately following the adverse opinion issued by the Attorney General). The asset group in use was comprised principally of the following:

•	The three gaming amusement centers in operations as of April 29, 2007, inclusive of the Amarillo center;

•	The Corpus Christi center that reopened in June 2007;

•	The Killeen center, which we assumed for purposes of the test only will reopen by the first day of our second fiscal quarter of 2008 (February 4, 2008); and

•	Certain intangible assets subject to amortization and other long-lived assets that are specific to our AWP business segment and were in use as of April 29, 2007.

The asset group under development was comprised of spare gaming machines and related back-office systems we intend to deploy in certain of our existing amusement centers and four new amusement centers we expect to open during the first and second quarters of our fiscal year 2008.

Cumulatively, our SFAS 144 test assumed there were nine centers with up to 685 gaming machines in operations at various times over a period of approximately five years, which period was based on the remaining useful lives of the machines (the “primary asset,“ as defined in SFAS 144) as of April 29, 2007. Subsequent to the temporary closure of the Amarillo center, we were actually operating 185 machines in three amusement centers as of November 9, 2007.

The undiscounted cash flows used in the SFAS 144 impairment tests were probability-weighted expected cash flows. These cash flows were substantially derived from our historical operating results, current business plan and market forecasts and, due to the legal uncertainties currently clouding our AWP business and our limited and interrupted historical AWP operations, were discounted based on management’s assessments that the gaming centers remain open and a certain, or expected, level of net revenue is realized at each of the centers. Based in part on the advice of legal counsel, we assessed probabilities that a particular center remained open throughout the test period from between 50% for centers that were temporarily closed as of April 29, 2007 and certain of the new centers to 95% for centers that are or will be located in jurisdictions that to date have been receptive to our AWP operations.

Goodwill

SFAS No. 142, “Goodwill and Other Intangible Assets,” (SFAS 142) requires an entity to test the carrying value of its goodwill annually or whenever events and circumstances indicate that goodwill might be impaired. As it applies to us, the first step of the impairment test under SFAS 142 is to determine whether the fair value of the reporting unit to which goodwill is assigned exceeds the carrying value of the reporting unit as of a specific point in time. If the fair value of the reporting unit is less than its carrying value, goodwill is considered to be impaired. The second step of the SFAS 142 test is to allocate such fair value (the “purchase consideration”) to the tangible and intangible assets and liabilities of the reporting unit in a manner essentially the same as that prescribed under SFAS 141, “Business Combinations.” The recognized impairment loss is the difference between the carrying value of goodwill and its adjusted basis resulting from the allocation of the reporting unit’s fair value to its other tangible and intangible assets and liabilities.

After considering those matters discussed above regarding the opinion issued by the Attorney General of Texas on March 6, 2007 and the resultant temporary closure of certain of our gaming amusement centers, we also tested the carrying value of the goodwill associated with our AWP reporting unit as of April 29, 2007 in accordance with SFAS 142. Determining the fair value of a reporting unit and/or purchased goodwill attributable to that reporting unit is judgmental in nature and involves the use of significant estimates and assumptions.

Under our SFAS 142 impairment test of goodwill, the fair value of the AWP reporting unit was determined using the income approach valuation technique prescribed in SFAS 157, ”Fair Value Measurements.” The discounted cash flows used in this test were based substantially on the undiscounted probability-weighted expected cash flows we used in our SFAS 144 impairment test, with the only significant change in assumptions being that the SFAS 142 test assumed replacement of the gaming machines (and thus additional net cash flow) over the approximately six-year time period used in the SFAS 142 test. Additionally, because a crux of this test was to determine the fair value of the AWP reporting unit, or business enterprise, the cash flows used in the SFAS 142 impairment test included certain cash flows not applicable to our SFAS 144 impairment test, such as debt service payments and income taxes.

Results of the Impairment Tests

Based on the results of our SFAS 144 and SFAS 142 impairment tests, management concluded that as of April 29, 2007, the carrying values of our long-lived assets associated with our AWP gaming business, including intangible assets subject to amortization, were recoverable and our goodwill was not impaired. However, our assessments of the recoverability of the long-lived assets and the impairment of the goodwill associated with our AWP reporting unit are susceptible to changes over time in the critical estimates and assumptions we used in arriving at those conclusions.

The critical estimates and assumptions used in our tests are the number of machines we can place into revenue service and the probabilities that we can successfully open new amusement centers and that those and our existing amusement centers remain in operations.

We currently have either in operations or inventory all of the amusement machines that we assumed will be deployed in our SFAS 144 and SFAS 142 impairment tests. Because our cost of placing an incremental machine into operations and maintaining that machine are de minimus, almost all of the net revenue earned by placing a machine into operations is realized as contribution toward the other operating costs associated with our AWP business and the recoverability of those long-lived assets that do not directly generate cash flow, such as the intangible assets subject to amortization and goodwill. However, because we need facilities in which to place these machines, it is imperative that, at least for the time being, we are able to successfully, and without prolonged and/or permanent interruptions, conduct our AWP business in Texas. Our assessments of opening new amusement centers and keeping those and our existing centers open were based in part on discussions with our legal counsel regarding our chances of successively winning the litigation currently affecting three of our amusement centers and of ultimately securing the rights to peacefully operate our AWP business in Texas.

However, because AWP gaming is not a state regulated industry in Texas, even if we prevail in any or all of this litigation, that does not guarantee we will not face similar legal actions against our AWP gaming operations in other counties in Texas. While we believe our AWP machines do not violate Texas law regarding gambling devices or otherwise, and that we will be successful in the current and future litigation, if any, there are no assurances we will ultimately prevail in court. In the event we are forced to cease operations of all or substantially all of our AWP amusement business in Texas for a prolonged period, if not permanently, and we are unable to deploy our amusement machines in markets outside of that state, it would materially and adversely affect our future results of operations due in part to the material charges we would incur because of the consequent impairment of the carrying values of our goodwill and other long-lived assets associated with our AWP business.

LEGAL PROCEEDINGS

As mentioned in Note 15, “Litigation,” to our unaudited consolidated financial statements as of July 29, 2007 included in this registration statement, we are the plaintiff in certain litigation in Nueces County, Texas (Cause No. 07-60545-2; Aces Wired Amusement Center #5, LP v. Stellar Point, Ltd.) and Bell County, Texas (Cause No. 222,849-B; Aces Wired Amusement Center #2, LP v. Concho Rainbow, Inc.) regarding our rights to legally operate our AWP gaming business in compliance with the terms of the lease agreements for our gaming amusement centers in Corpus Christi and Killeen.

On June 25, 2007, we presented exhibits and gave testimony regarding our case against Concho Rainbow, Inc. in the 146th Judicial District Court of Bell County. The court took the evidence under advisement and requested we prepare a trial brief before it made its ruling, which we provided to the court on September 26, 2007. To date, the court has not made a ruling on our case; however, we expect the court to render its decision sometime soon.

Our case against Stellar Point, Ltd was scheduled to be heard in the County Court of Law #2 in Nueces County on September 20, 2007. However, the court canceled the trial setting and has reset the trial for December 10, 2007.

We cannot currently predict the outcome of the lawsuits in Nueces County and Bell County. However, adverse rulings in either or both of the cases could result in our eviction from the gaming centers in Corpus Christi and Killeen, which could significantly and adversely affect our results of operations and financial position.

On June 7, 2007, and as a consequence of the Attorney General’s opinion in March 2007, we were notified by one of our gaming software providers and developers of that vendor’s intent to exercise its option to terminate an agreement because the games and gaming platform provided under the agreement were allegedly being used by us in violation of local gambling laws and regulations. On June 19, 2007, we responded to the notice by stating that our AWP games and system are fully compliant with applicable Texas law and exercised our right under the subject agreement to settle the issue in arbitration. On July 18, 2007, an arbitration meeting was held among all parties of interest, and on September 6, 2007, the arbitrator concluded that our AWP machines and system comply with Texas gambling laws. On September 24, 2007, the United States District Court for the Western District of Texas confirmed the arbitrator’s opinion.

On April 30, 2007, we gave written notice of our intent to exercise an option to terminate early due to regulatory reasons the lease agreement for a facility in San Antonio, Texas. We entered into this lease in December 2006 for the purpose of opening a new gaming amusement center in the second fiscal quarter of 2007. However, as a consequence of the opinion issued by the Attorney General, which was issued pursuant to a request by the district attorney of Bexar County where this facility is located, we believed that if we proceeded with opening this center we would most likely face civil and possibly criminal charges. Concurrent with exercising the option, we paid a termination fee to the lessor equal to three months’ rentals, or approximately $83,000, as is provided for in the lease. The lessor of this facility claims that our exercise of the option was invalid.

On May 24, 2007, we filed for a declaratory judgment in the District Court of Bexar County, Texas (Cause No. 2007-CI-07991, Aces Wired Amusement Center #8, LP and Aces Wired, Inc. v. Nilesh Enterprises, Inc.) for, among other things, enforcement of our right to exercise the early termination option. On August 3, 2007, we extended an offer to the lessor to settle the lawsuit out of court by negotiating a new lease for the facility. After repeated extensions of the deadline, the lessor did not respond to our offer, and we rescinded our lawsuit on September 24, 2007. The lessor has since asserted a claim against us for approximately $319,000 due to our alleged breach of the lease, although to date, the lessor has not filed the claim in court. Our legal counsel believes the claim is without merit, and that if it is litigated, the likelihood of an unfavorable ruling against us is remote.

In March 2007, authorities in Potter County, Texas advised us that we could continue to operate our gaming amusement center in Amarillo until such time that the county filed a nuisance action against us for the purpose of determining whether our AWP gaming machines constitute illegal gambling devices and/or gambling paraphernalia under Texas law. On November 8, 2007, the nuisance action was filed, and we closed the Amarillo center on the following day. We have requested that a hearing of the nuisance case be held as soon as possible, and the district attorney’s office in Potter County has agreed to cooperate with us in this regard.

Management is not aware of any other legal proceedings contemplated by any governmental authority or any other party involving us or our properties, nor is any of our directors, officers or affiliates a party adverse to us in any legal proceedings, or has an adverse interest to us in any legal proceedings.

As reported in certain other of our prior filings with the SEC, Mr. Gordon Graves, our chairman of the board of directors and principal stockholder, was a party to certain arbitration regarding Mr. Graves’ alleged violation of the non-solicitation and non-competition provisions in his prior employment agreement with Multimedia Games, Inc. (MGAM). In April 2007, Mr. Graves and MGAM agreed to drop their respective claims against each other.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
AND CONTROL PERSONS

The officers and directors of Aces Wired are as follows:

Name	Age	Position
Kenneth R. Griffith	58	President, Chief Executive Officer and Director
Christopher C. Domijan	51	Executive Vice President, Chief Financial Officer and Secretary
Knowles B. Cornwell	55	Executive Vice President and Chief Operating Officer
Nicholas F. Holt	49	Chief Accounting Officer and Controller
Gordon T. Graves	70	Chairman of the Board of Directors
David E. Danovitch	45	Director
Michael T. Gallagher	68	Director
Martin A. Keane	71	Director
John J. Schreiber	67	Director
James J. Woodcock	69	Director

Kenneth R. Griffith - President, Chief Executive Officer and Director. Mr. Griffith is the founder of K&B Sales, Inc., d.b.a. Goodtime Action Games. Over the past 28 years he has grown K&B into a prominent bingo distributor in Texas and implemented the first player rewards program for bingo halls in Texas. Mr. Griffith was the first president of the Bingo Distributors Association of Texas. Mr. Griffith has served as a Director of the Company since October 4, 2006.

Christopher C. Domijan - Executive Vice President, Chief Financial Officer and Secretary. Prior to joining the Company, Mr. Domijan was the chief financial officer of Nevada Gold & Casinos (AMEX: UWN). During his five years with Nevada Gold & Casinos, Mr. Domijan also served as secretary and treasurer. Mr. Domijan has over twenty years of financial management experience, including nine years as chief financial officer for companies in the hospitality and financial services industries.

Knowles B. Cornwell, CPA - Executive Vice President and Chief Operating Officer. Prior to our acquisition of Goodtime, Mr. Cornwell was responsible for sales at K&B’s electronic bingo division, a position he has occupied since 1997. He is currently a member of the Texas Lottery Commission’s Bingo Advisory Committee. He is also a founding member of BKR Cornwell Jackson, a public accounting firm based in Dallas, Texas.

Nicholas F. Holt, CPA - Chief Accounting Officer and Controller. For the past seven years, Mr. Holt has served as the chief financial officer for K&B. During this time he has been instrumental in enacting improvements in inventory management, developing networks for all locations and managing the Company’s accounting and finance functions. Prior to joining K&B Sales, Mr. Holt practiced public accounting for 14 years.

Gordon T. Graves - Chairman of the Board of Directors. Mr. Graves was formerly chairman of the board and chief executive officer of Multimedia Games, Inc. (NASDAQ: MGAM). He was chief executive officer of MGAM from September 1994 until February 2003, and he remained a member of their board of directors until February 2004. During his 10-year tenure, MGAM grew its market capitalization by approximately 9,200% from $3 million to $277 million. He was first person to build the on-line lotto system and was a pioneer of interactive class II gaming. Since December 1993, and from 1989 to 1990, Mr. Graves has been the president of Graves Management, Inc., a management consulting and investment company that provides services to one of our subsidiaries. Mr. Graves has served as a Director of the Company since October 4, 2006.

David E. Danovitch - Director. Mr. Danovitch has been a partner since 2004 in the law firm Gersten Savage, LLP in New York City, where he specializes in corporate finance, securities, mergers and acquisitions, and broker-dealer regulations and compliance. Between 2002 and 2003, he served as both executive vice president and chief financial officer and president and chief executive officer for ioWave, Inc., a multinational telecommunications company. From 1999 to 2002, Mr. Danovitch was a senior partner of NewWest Associates, LLC, an international business consulting firm, and Del Rey Investments, LLC, a merchant banking firm. Mr. Danovitch has served as a Director of the Company since October 4, 2006 and as Chairman of the Audit Committee since September 10, 2007.

Michael T. Gallagher - Director. Mr. Gallagher is a certified personal injury trial lawyer and a principal of The Gallagher Law Firm in Houston, Texas. He is a former president of the Texas Trial Lawyers Association. Mr. Gallagher has served on numerous government appointed committees concerning workers compensation, tenure of judges, speedy trials and grievance oversight. Mr. Gallagher has served as a Director of the Company since October 4, 2006.

Martin A. Keane - Director. Mr. Keane has served as vice president of Genetic Programming Inc., a genetic programming research company since 2000. From 1986 to present, he has worked as an engineering and management consultant in the design of several systems. From 2000 to 2004, Mr. Keane also served as a member of the board of directors of MGAM. Mr. Keane is the author of several United States patents. Mr. Keane has served as a Director of the Company since October 4, 2006.

John J. Schreiber - Director. Mr. Schreiber has worked as a gaming and security consultant since 1998 in Las Vegas, Nevada. Mr. Schreiber has served as a Director of the Company since October 4, 2006.

James J. Woodcock - Director. Since 1981, Mr. Woodcock has been the owner and chief executive officer of Hy-Bon Engineering Company, based in Midland, Texas. Hy-Bon is an engineering firm and manufacturer of vapor recovery, gas booster, and casing pressure reduction systems for the oil and gas industry. Mr. Woodcock has been a director since 2002, chairman of the Teton Energy Corp.’s Compensation Committee since 2003 and chairman of that company since February 2005. From 1997 to 2002, Mr. Woodcock was the chairman of Transrepublic Resources, a private oil and gas exploration firm located in Midland Texas. From 1996 until 2003, Mr. Woodcock was a board member and chairman of the board of Renovar Energy, a private waste-to-energy firm located in Midland Texas. Mr. Woodcock has served as a Director of the Company since October 4, 2006.

On March 9, 2007, William S. McCalmont resigned from our Board of Directors. His resignation was not the result of any disagreement with us; Mr. McCalmont simply decided to pursue other opportunities in light of the actions taken against our AWP business and our company generally that resulted from the adverse opinion issued by the Attorney General of Texas on March 6, 2007. Mr. McCalmont was a member of our Audit Committee and had served as a director since October 4, 2006. In consideration for his past services as a director, we granted Mr. McCalmont 10,000 shares of our restricted common stock. Mr. McCalmont’s place on our Board of Directors is vacant, and we are not currently seeking a replacement for him.

On August 16, 2007, Rexford A. Yeisley, age 60 and a member of our board of directors and chairman of the audit committee since October 4, 2006, passed away. Mr. Yeisley was also our independent financial expert, and we are currently seeking his replacement.

Our Amended and Restated Articles of Incorporation provide for a maximum of 15 directors, and with the loss of Mr. Yeisley and the departure of Mr. McCalmont, our board of directors currently stands at seven members.

EXECUTIVE COMPENSATION

The following table sets forth the compensation we paid to our chief executive officers and to each of our other executive officers during the periods indicated.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (a)	Bonus	Restricted Stock Awards (b)	All Other Compensation (c)	Total

Kenneth R. Griffith -	2007	$350,000	$-	$-	$7,750	$357,750
President, Chief Executive	2006	388,235	62,000	-	7,500	457,735
Officer and Director

Knowles B. Cornwell -	2007	350,000	-	-	7,750	357,750
Executive Vice President and	2006	378,235	78,000	-	7,500	463,735
Chief Operating Officer

Christopher C. Domijan -	2007	230,000	-	262,030	77,950	569,980
Executive Vice President,	2006	167,083	-	1,327,341	-	1,494,424
Chief Financial Officer and Secretary

Nicholas F. Holt -	2007	150,000	-	262,030	4,238	416,268
Chief Accounting Officer	2006	138,448	33,000	1,327,341	4,148	1,502,937
and Controller

(a)
Effective April 1, 2007, each of the named executive officers above agreed to defer indefinitely 10% of their respective base annualsalaries to help defray the legal fees we are incurring to litigate those matters discussed previously that resulted from the opinion issued by the Attorney General of Texas in March 2007. As of October 28, 2007, we had accrued the following obligations related to these deferrals.

Griffith	Cornwell	Domijan	Holt	Total
$ 20,412	$ 20,412	$ 13,417	$ 8,750	$ 62,991

(b)
Amounts represent compensation expense recognized pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment." These officers were originally issued profit interests in Goodtime in September 2005, which awards were exchanged for the restricted stock (360,847 shares each) concurrent with our acquisition of Goodtime in October 2006. All of the restricted shares were vested as of March 31, 2007. To date, there is not a public trading market for our common stock; therefore, the market value of these restricted shares was $0 as of October 28, 2007. The exchange of the profit interests for the restricted shares and the valuation of such shares are discussed further at Note 6, "Share Based Compensation," to our audited consolidated financial statements as of October 29, 2006 included in this registration statement.

(c)
With the exception of Mr. Domijan, the amounts represent our annual contributions to the 401(k) savings accounts for each of the other named executive officers, as applicable. Other compensation for Mr. Domijan in fiscal year 2007 represents reimbursement of relocation expenses.

On March 8, 2007, we entered into employment agreements with Messrs. Griffith, Cornwell and Domijan, which employment agreements are discussed in more detail below under “Employment Agreements.” Mr. Holt’s annual base salary was increased to $150,000 effective April 16, 2006.

Option Grants in Last Fiscal Year

On March 8, 2007, a majority of our common stockholders approved the Aces Wired, Inc. 2007 Stock Incentive Plan (the 2007 Stock Incentive Plan). The maximum number of common stock shares for which grants may be awarded under the 2007 Stock Incentive Plan at any one time is limited to 15% of the total outstanding shares of our common stock, subject to adjustment for events such as stock dividends and stock splits. As of October 28, 2007, no awards had been granted to our executive officers, non-employee directors or otherwise under the 2007 Stock Incentive Plan. None of the individuals named in the Summary Compensation Table above held any options to purchase our common stock as of October 28, 2007. The 2007 Stock Incentive Plan is described in more detail under Item 1.01, “Entry into a Material Definitive Agreement,” in the current report on Form 8-K we filed with the SEC on March 14, 2007 and Exhibit 10.1 thereto.

Director Compensation

The following table shows the compensation paid or accrued during our fiscal year ended October 28, 2007 to those individuals who served as directors during that year.

	Fees
	Earned or	Restricted
	Paid In	Stock	Other
Name (a)	Cash(b)	Awards(c)	Compensation(d)	Total

Gordon T. Graves - Chairman of the Board	$-	$-	$-	$-
David E. Danovitch	1,187	157,630	-	158,817
Michael T. Gallagher	-	157,630	-	157,630
Martin A. Keane	2,660	157,630	16,461	176,751
William S. McCalmont	-	1,684	-	1,684
John J. Schreiber	867	157,630	3,472	161,969
James J. Woodcock	2,516	157,630	-	160,146
Rexford A. Yeisley	1,159	78,744	-	79,903

(a)
Another one of our directors, Mr. Kenneth R. Griffith, is not included in the table because he is also one of the named executive officers in the Summary Compensation Table above. Mr. Griffith does not receive any compensation, cash or otherwise, for his services as a director.

(b)
Amounts represent reimbursements we made to our directors for out-of-pocket expenses they incurred in connection with their attendance at meetings of our board of directors during fiscal year 2007. Our directors do not otherwise earn any cash compensation in connection with serving on our board of directors.

(c)
Amounts represent compensation expense recognized pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment." Upon our acquisition of Goodtime in October 2006, our non-employee directors, with the exception of Mr. Graves, were each granted 50,824 shares of restricted common stock in exchange for the profit interests in Goodtime they were originally granted in July 2006. With the exception of Mr. McCalmont, all of the vested shares in table below vested on August 3, 2007. The unvested shares vest on August 3, 2008.

	Shares Granted	Vested Shares	Unvested Shares	Forfeited Shares

David E. Danovitch	50,824	25,412	25,412	-
Michael T. Gallagher	50,824	25,412	25,412	-
Martin A. Keane	50,824	25,412	25,412	-
William S. McCalmont	50,824	10,000	-	40,824(e	)
John J. Schreiber	50,824	25,412	25,412	-
James J. Woodcock	50,824	25,412	-	-
Rexford A. Yeisley	50,824	25,412	25,412	25,412(f	)

The unvested restricted common stock shares have the same rights as our other common stock respecting, among other things, voting and dividend rights. To date, there is not a public trading market for our common stock; therefore, the market value of these restricted shares was $0 as of October 28, 2007. The exchange of the profit interests for the restricted shares and the valuation of such shares are discussed further at Note 6, "Share Based Compensation," to our audited consolidated financial statements as of October 29, 2006 included in this registration statement.

(d)
Amounts represent compensation paid or accrued for consulting and other professional services. Additionally, in fiscal year 2007, a company owned by Mr. Graves billed one of our subsidiaries approximately $81,250 for management services. Mr. Graves, however, is not personally compensated under this arrangement.

(e)	Mr. McCalmont's shares were forfeited concurrent with his resignation from our board of directors in March 2007. The remaining 10,000 shares were awarded to him for his past services as a director.

(f)	Mr. Yeisley's shares became forfeited upon his passing in August 2007 pursuant to the terms of the award.

Employment Agreements

On March 8, 2007, we entered into employment agreements, with Mr. Kenneth R. Griffith, our president and chief executive officer, and Mr. Knowles B. Cornwell, our executive vice president and chief operating officer (the Employment Agreements). The Employment Agreements provide for three-year terms, effective March 1, 2007, and guarantee Messrs. Griffith and Cornwell with annual base salaries of not less than $350,000. Under the terms of the Employment Agreements, Messrs. Griffith and Cornwell participate in all other compensation and benefits plans provided generally to all of our employees, including the 2007 Stock Incentive Plan, and provides the officers or their heirs, as applicable, with certain compensation in the event their employment with us ends prior to the expiration of the Employment Agreements due to reasons such as their death, disability or termination by us without cause.

On March 8, 2007, we entered into a new employment agreement with Mr. Christopher C. Domijan, our executive vice president, chief financial officer and secretary (the New Employment Agreement). The New Agreement provides for a three-year term, effective April 1, 2007, and guarantees Mr. Domijan with an annual base salary of not less than $230,000. Under the terms of the New Agreement, Mr. Domijan participates in all other compensation and benefits plans provided generally to all of our employees, including the 2007 Stock Incentive Plan, and provides him or his heirs, as applicable, with certain compensation in the event his employment with us ends prior to the expiration of the New Agreement due to reasons such as his death, disability or termination by us without cause.

As part of his original employment agreement with us, Mr. Domijan received a 5% profit interest in Goodtime prior to subsequent dilution. As discussed previously, as a result of our acquisition of Goodtime on October 4, 2006, Mr. Domijan’s profit interest in Goodtime was exchanged for 360,847 shares of our common stock, which shares became fully vested on March 31, 2007.

The Employment Agreements and the New Agreement are described in more detail under Item 5.02(e), “Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers,” in the current report on Form 8-K we filed with the SEC on March 14, 2007 and Exhibits 10.2, 10.3 and 10.4 thereto. Additional information regarding Mr. Domijan’s original employment agreement can be found at Exhibit 10.1 to the current report on Form 8-K we filed with the SEC on October 10, 2006.

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the beneficial ownership known by us as of October 28, 2007 of our common stock and Series A Preferred Stock.. The holders of the Series A Preferred Stock vote on all matters submitted for vote to our common stockholders and can convert their Series A Preferred Stock into our common stock on a one-for-one basis. The shares listed in the table include those common and preferred shares, as applicable, that each person has a right to acquire within 60 days following October 28, 2007 by that person’s ability to exercise options to acquire additional Series A Preferred Stock and to convert their Series A Preferred Stock into common stock. The information is presented for beneficial owners of more than 5% of our common stock and Series A Preferred Stock, and for our directors, our named executive officers and for the group comprised of all of our directors and named executive officers. We know of no persons other than those identified in the table who beneficially owned more than 5% of the outstanding shares of our common stock and Series A Preferred Stock as of October 28, 2007. The table is based on 7,933,783 shares of our common stock and 1,612,000 shares of our Series A Preferred Stock outstanding as of October 28, 2007. Each beneficial owner’s percentage ownership is determined by including common and preferred shares, as applicable, underlying that person’s options to acquire additional Series A Preferred Stock and to convert their Series A Preferred Stock into common stock currently or within 60 days following October 28, 2007, but excludes such options and the conversion of Series A Preferred Stock held by any other person. Except as noted in the table, the address for each person listed is the address of our principal executive offices located at 12225 Greenville Avenue, Suite 861, Dallas, Texas 75243.

	Shares Beneficially Owned
	Common Stock		Series A Preferred Stock
Name and Address of Beneficial Owner	Number	Percent	Number	Percent

Gordon T. Graves 1	2,997,746	35.63	480,000	28.37

Kenneth R. Griffith	2,013,541	25.38	-	-

Knowles B. Cornwell	1,234,106	15.56	-	-

Scott L. Swid 2	480,000	5.70	480,000	28.37
c/o SLS Capital, 140 West 57th, New York, NY 10019

Christopher C. Domijan	360,847	4.55	-	-

Nicholas F. Holt	360,847	4.55	-	-

RSA Capital 3	240,000	2.94	240,000	14.53
11006 Tibbs, Dallas, TX 75230

U.S. Bank, f.b.o. Brazos Micro Cap Fund 4	240,000	2.94	240,000	14.53
1555 N. Rivercenter Dr., Suite 302, Milwaukee, WI 53212

Jacob W. Doft 5	120,000	1.49	120,000	7.35
c/o Highline Capital, One Rockefeller Plaza, 30th Floor
New York, NY 10020

David E. Danovitch 6	50,824	*	-	-

Michael T. Gallagher 6	50,824	*	-	-

Martin A. Keane 6	50,824	*	-	-

John J. Schreiber 6	50,824	*	-	-

James J. Woodcock 6	50,824	*	-	-

All directors and executive officers as a group (10 persons)	7,221,207	85.83	480,000	28.37

1
The common stock and Series A Preferred Stock shares beneficially owned by Mr. Graves include 400,000 shares of outstanding Series A Preferred Stock and assume the exercise of options to acquire an additional 80,000 shares of Series A Preferred Stock.

2
Mr. Swid has voting control and investment power over the Series A Preferred Stock shares held collectively by Permal Special Situations, LTD; SLS Offshore Fund, LTD; and SLS Investors, LP (see footnote 9 to the table under “SELLING STOCKHOLDERS” below). The common stock and Series A Preferred Stock shares beneficially owned by Mr. Swid include 400,000 shares of outstanding Series A Preferred Stock and assume the exercise of options to acquire an additional 80,000 shares of Series A Preferred Stock.

3
The common stock and Series A Preferred Stock shares beneficially owned by RSA Capital include 200,000 shares of outstanding Series A Preferred Stock and assume the exercise of options to acquire an additional 40,000 shares of Series A Preferred Stock.

4
The common stock and Series A Preferred Stock shares beneficially owned by U.S. Bank include 200,000 shares of outstanding Series A Preferred Stock and assume the exercise of options to acquire an additional 40,000 shares of Series A Preferred Stock.

5
Mr. Doft has voting control and investment power over the Series A Preferred Stock shares held collectively by Highline Capital International, Ltd.; Highline Capital Partners QP, LP; and Highline Capital Partners, LP (see footnote 3 to the table under “SELLING STOCKHOLDERS” below). The common stock and Series A Preferred Stock shares beneficially owned by Mr. Doft include 100,000 shares of outstanding Series A Preferred Stock and assume the exercise of options to acquire an additional 20,000 shares of Series A Preferred Stock.

6
As of October 28, 2007, 25,412 of the shares were vested, and the remaining 25,412 shares vest on August 3, 2008. Messrs. Danovitch, Gallagher, Keane, Schreiber and Woodcock must be a stockholder and be one of our directors or a director of an affiliated company on each vesting date for their respective vesting increments to occur. Messrs. Danovitch, Gallagher, Keane, Schreiber and Woodcock may vote their entire shares pending vesting and are entitled to dividends on our common stock, if any, until such time as it becomes apparent that vesting will not occur as to such shares, or any portion thereof.

*	Less than 1%.

Ms. Shahvaran and Messrs. Graves, Griffith, Cornwell, Domijan, Holt, Danovitch, Gallagher, Keane, McCalmont, Schreiber and Woodcock, and Mr. Yeisley’s estate (collectively the Holders) are a party to a Lock-Up Letter Agreement, dated September 28, 2006, whereby each stockholder agrees that, without the prior written consent of Merriman Curhan Ford & Co. (which consent may be withheld in its sole discretion), he will not during the period commencing on the date of the letter agreement and ending on the earlier of (a) 180 days after the registration statement is declared effective, or (b) two years from the date of the Lock-Up Letter Agreement ((a) and (b), each a Lock-Up Period) (i) directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of (including, without limitation, any short sale), establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934 (the Exchange Act), as amended, and the rules and regulations promulgated thereunder, lend or otherwise dispose of or transfer any securities of the Company currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the Holders, or publicly announce the Holders’ intention to do any of the foregoing, or (ii) enter into any swap or other arrangement that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any securities of the Company currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the Holders, or publicly announce the Holders’ intention to do any of the foregoing, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock of the Company or such other securities, in cash or otherwise ((i) or (ii), each a Disposition).

The restriction has been expressly agreed to preclude each Holder from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a disposition of the Company’s common stock or securities convertible into, exchangeable, or exercisable for the Company’s common stock during the Lock-up Period, even if such securities would be disposed of by someone other than the Holder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans from Officers and Stockholders

In November 2005, we borrowed approximately $620,000 from Mr. Kenneth R. Griffith, our president, chief executive officer and a common stockholder, for working capital purposes, of which approximately $401,000 was outstanding as of July 29, 2007 including accrued and unpaid interest of approximately $29,000. This obligation, in the form of a 4.48% promissory note, was payable on November 11, 2007 together with accrued and unpaid interest. On October 28, 2007, this note was exchanged for a new 4.88% note due May 3, 2009 in the principal amount of approximately $405,000.

In November 2005, we borrowed approximately $380,000 from Mr. Knowles B. Cornwell, our chief operating officer and a common stockholder, for working capital purposes, of which approximately $245,000 was outstanding as of July 29, 2007 including accrued and unpaid interest of approximately $17,000. This obligation, in the form of a 4.48% promissory note, was payable on November 11, 2007 together with accrued and unpaid interest. On October 28, 2007, this note was exchanged for a new 4.88% note due May 3, 2009 in the principal amount of approximately $248,000.

In January 2006, we issued a 4.64% promissory note payable for $600,000 to Mr. Gordon T. Graves, our chairman of the board and our principal stockholder, the proceeds from which were used for working capital purposes, and all of which was outstanding as of July 29, 2007 together with approximately $42,000 of accrued and unpaid interest. The principal and accrued and unpaid interest on the note was due on January 20, 2008. On October 28, 2007, this note was exchanged for a new 4.88% note due May 3, 2009 in the principal amount of approximately $649,000.

Lease Obligations to Officers and Stockholders

We lease our office/warehouse facility at 11827 Judd Ct., Dallas, Texas from Mr. Griffith. The monthly rental under this lease is $7,500, and the lease expires October 31, 2008. Remaining minimum lease payments under this agreement were $105,000 as of July 29, 2007.

We lease our office/warehouse facility located at 12511 Texaco Rd., Houston, Texas from Texaco Rd., LP, a partnership owned by Messrs. Griffith and Cornwell. The monthly rental under this lease is $5,000, and the lease expires January 31, 2010. Remaining minimum lease payments under this agreement were $145,000 as of July 29, 2007.

We lease our office/warehouse facility located at 4967 Space Center, San Antonio, Texas from 4967 Space Center, LP, a partnership owned by Messrs. Griffith and Cornwell. The monthly rental under this lease is $3,500, and the lease expires October 31, 2008. Remaining minimum lease payments under this agreement were $52,500 as of July 29, 2007.

Other Related Party Transactions

One of our subsidiaries has an agreement entered into in January 2005 with Graves Management, Inc. (Graves), an affiliated company owned by Mr. Graves. Under this agreement, Graves manages the day-to-day operations of the subsidiary, and in return we reimburse Graves for the expenses it incurs in that capacity, which expenses approximated $61,000 for the 39-week period ended July 29, 2007 and $114,000 for fiscal year 2006. The agreement may be terminated by either party by giving 30 days advance written notice. Effective April 1, 2007, Graves agreed to defer indefinitely payments due to it under this agreement. Mr. Graves has never been personally compensated under this agreement.

Mr. Graves beneficially owns 400,000 shares of our Series A Convertible Stock, upon which we paid dividends of $70,000 during the fiscal year ended October 28, 2007. The purpose of these dividend payments, which were made on all outstanding shares of Series A Convertible Stock, is discussed at Note 12, “Convertible Preferred Stock,” to our unaudited consolidated financial statements included in this registration statement and under “DESCRIPTION OF SECURITIES” below.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. Please read “SELLING STOCKHOLERS” for a list of the persons that will receive proceeds from the sale of common stock owned by them pursuant to this prospectus.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading History

As of the date of this prospectus, there is no public trading market for our common stock or other equity or debt securities. We expect the National Association of Securities Dealers, Inc. (NASD) will grant approval for our common stock to be quoted on its Over-The-Counter Bulletin Board concurrent with or shortly after the SEC declares effective the registration statement of which this prospectus is a part. However, there is no assurance that the NASD will grant such approval on a timely basis.

As of the date of this prospectus, there were 57 stockholders of record of our common stock.

Dividends

We have never paid dividends on our common stock, and we do not currently have a policy regarding the payment of or the intent to pay dividends on our common stock in the foreseeable future. In the event dividends are made from our earnings or from our other capital resources, the rights of our common stockholders to such dividends are subordinate to such rights of the holders of the Series A Preferred Stock we issued in October 2006, which are described below under “DESCRIPTION OF SECURITIES.”

SELLING STOCKHOLDERS

	Number of Shares Owned Before Offering		Number of Shares Owned After Offering
Selling Stockholders	Number of Shares	Percent of Class	Number of Shares	Percent of Class

RSA Capital (1)	200,000	2.10	0	0
MCF Investment Fund II, LLC (2)	52,000	0.54	0	0
Joe Abrams	10,000	0.10	0	0
Graves Management Retired Benefit Plan	220,000	2.30	0	0
Gordon T. Graves	180,000	1.89	0	0
Helaine Kaplan	50,000	0.52	0	0
Michael Miller	50,000	0.52	0	0
Neil Ragin	15,000	0.16	0	0
Clarence Thiesen & Mara Thiesen JTWROS	10,000	0.10	0	0
Highline Capital International, Ltd. (3)	64,565	0.68	0	0
Highline Capital Partners QP, LP (3)	26,750	0.28	0	0
Highline Capital Partners, LP (3)	8,685	0.09	0	0
Futurtec, L.P. (4)	15,000	0.16	0	0
Core Fund, L.P. (5)	10,000	0.10	0	0
U.S. Bank, f.b.o. Brazos Micro Cap Fund (6)	200,000	2.10	0	0
BWMG LLC (7)	50,000	0.52	0	0
G [2] Investment Partners (8)	50,000	0.52	0	0
Permal Special Situations, LTD (9)	27,000	0.28	0	0
SLS Offshore Fund, LTD (9)	220,000	2.30	0	0
SLS Investors, LP (9)	153,000	1.60	0	0
Growth Ventures Inc. Pension Plan & Trust (10)	4,364	0.05	0	0
Claudia McAdam	13,090	0.14	0	0
Nicholas McAdam	8,727	0.09	0	0
Vail Investments, LLC (11)	17,454	0.18	0	0
Natalie Shahvaran	279,245	2.93	0	0
TOTAL	1,934,880	20.27	0	0

(1)	Greg Kassanoff has voting control and investment power over the shares held by this selling stockholder.

(2)
MCF Investment Fund Management, LLC (MCF) is the investment manager to this selling stockholder. Steve Foland, John Hiestand, and Christopher Aguilar are the individuals responsible for managing MCF, and as such have investment power and control over the shares held by this selling stockholder. MCF and this selling stockholder are affiliates of Merriman Curhan Ford & Co., which served as placement agent in our private offering of Series A Preferred Stock.

(3)	Jacob Doft has voting control and investment power over the shares held by this selling stockholder.

(4)
Futurtec Capital Corporation (Futurtec Capital) is the General Partner of this selling stockholder. Ido Klear is the President of Futurtec Capital and as such has investment power and voting control over the shares held by this selling stockholder.

(5)	David Baker has voting control and investment power over the shares held by this selling stockholder.

(6)	Jamie Cuellar has voting control and investment power over the shares held by this selling stockholder.

(7)	Oded Aboodi has voting control and investment power over the shares held by this selling stockholder.

(8)	Richard Goldstein and Bruce Greenwald have voting control and investment power over the shares held by this selling stockholder.

(9)	Scott Swid has voting control and investment power over the shares held by this selling stockholder.

(10)	Gary McAdam has voting control and investment power over the shares held by this selling stockholder.

(11)	Bob Strahl has voting control and investment power over the shares held by this selling stockholder.

DESCRIPTION OF SECURITIES

Our total authorized capital stock consists of 45,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of October 28, 2007, 8,000,019 shares and 7,933,783 shares of common stock, respectively, were issued and outstanding, including 66,236 common shares held as treasury stock; and 5,000,000 shares of preferred stock had been designated as Series A Convertible Preferred Stock, of which 1,612,000 shares were issued and outstanding.

Common Stock

Holders of our common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our Board of Directors from time to time may determine. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Cumulative voting with respect to the election of directors is not permitted by our Articles of Incorporation. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of claims of creditors, if any.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of shares of preferred stock in one or more series. Our Board of Directors has the authority, without any vote or action by our stockholders, to create one or more series of preferred stock up to the limit of our authorized but unissued shares of preferred stock and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the relative participating, option or other special rights (if any), and any qualifications, preferences, limitations or restrictions pertaining to such series which may be fixed by our Board of Directors pursuant to a resolution or resolutions providing for the issuance of such series adopted by our Board of Directors.

The provisions of a particular series of authorized preferred stock, as designated by our Board of Directors, may include restrictions on the payment of dividends on our common stock. Such provisions may also include restrictions on our ability to purchase shares of our common stock or to purchase or redeem shares of a particular series of our authorized preferred stock. Depending upon the voting rights granted to any series of authorized preferred stock, issuance thereof could result in a reduction in the voting power of the holders of common stock. In the event of our dissolution, liquidation or winding up, the holders of the preferred stock will receive, in priority over the holders of common stock, a liquidation preference established by our Board of Directors, together with accumulated and unpaid dividends, if any. Depending upon the consideration paid for authorized preferred stock, the liquidation preference of authorized preferred stock and other matters, the issuance of authorized preferred stock could result in a reduction in the assets available for distribution to the holders of common stock in the event of our liquidation for any reason.

Series A Convertible Preferred Stock

We have designated 5,000,000 shares of our preferred stock as Series A convertible preferred stock, of which 1,612,000 shares were issued in an offering we closed in October 2006 in connection with our acquisition of Goodtime (the Series A Preferred Stock). Each share of Series A Preferred Stock automatically converts into one share of common stock upon the effectiveness of a registration statement (the Registration Statement) relating to the shares of our common stock into which the shares of Series A Preferred Stock are convertible. Upon the occurrence of a stock split, reverse stock split, stock dividend, issuance of any of our shares or other securities by reclassification of our common stock, merger or sale of substantially all of our assets, the conversion ratio will be adjusted so that the conversion rights of the holder of the Series A Preferred Stock will be equivalent to the conversion rights of such stockholders prior to such event.

Pursuant to the provisions of the Certificate of Designation for the Series A Preferred Stock, because the Registration Statement was not effective within 150 days of the issuance date of the Series A Preferred Stock, or March 10, 2007, the holders of the Series A Preferred Stock became entitled to dividends equal to $0.025 per share for each 30-day period following that deadline (or $40,300, pro rated for periods of less than 30 days). Accordingly, as of October 28, 2007, we had recognized a liability of approximately $359,000, which amount represents our current estimate of the total amount of dividends we have paid and will be required to pay to the holders of the Series A Preferred Stock before the Registration Statement is declared effective by the SEC. The holders of the Series A Preferred Stock are also entitled to payments if after conversion of the Series A Preferred Stock into the registered shares of our common stock, the former holders of the Series A Preferred Stock are prohibited from selling their common stock shares as a result of certain suspensions, if any, of the prospectus forming part of the Registration Statement. Such cumulative dividends are limited to 10% of the total gross sales proceeds of the Series A Preferred Stock, or $806,000.

In the event of our dissolution, liquidation or winding up, the holders of the Series A Preferred Stock will receive, in priority over the holders of our common stock, and to the extent such funds are so available, a liquidation preference equal to the purchase price of such shares ($8.06 million) plus accrued and unpaid dividends thereon, if any.

The Series A Preferred Stock is not redeemable. A more detailed description of the rights and preferences of the holders of Series A Preferred Stock is set forth in the Certificate of Designation filed as Exhibit 4.1 to the current report on Form 8-K we filed with the SEC on October 10, 2006.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation eliminate the personal liability of our directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Nevada law. Additionally, we have included in our Bylaws provisions to indemnify our directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by the Nevada Revised Statutes. The effect of the foregoing requires us, to the extent permitted by law, to indemnify our officers, directors, employees and agents for any claims arising against such person in their official capacities, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, we were advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

We are registering the resale of certain shares of common stock offered by this prospectus on behalf of the Selling Stockholders. As used in this prospectus, the term Selling Stockholders includes donees, pledges, transferees and other successors-in-interest selling shares received from the Selling Stockholders after the date of this prospectus, whether as a gift, pledge, partnership distribution or other form of transfer. All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the Selling Stockholders.

Sales of shares of common stock offered hereby may be effected by the Selling Stockholders from time to time in one or more types of transactions (which may include block transactions), including but not limited to the following:

•	ordinary brokerage transactions, and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal, and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	the writing and/or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with a Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination any of the above methods of sale; and

•	any other method of sale permitted pursuant to applicable law.

The Selling Stockholders may affect sales of shares of the common stock offered hereby at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices. Any of these transactions may or may not involve brokers or dealers. Any such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock (including shares of common stock not outstanding but issuable to them) covered by this prospectus, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the Selling Stockholders.

INTEREST OF NAMED EXPERTS AND COUNSEL

The consolidated financial statements of Aces Wired, Inc. as of and for the 52-week period ended October 29, 2006 included in this registration statement have been audited by Weaver and Tidwell, L.L.P., an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing to the extent and for the periods indicated in their report appearing elsewhere herein.

We have not hired any experts on a contingent basis in relation to this registration statement. The validity of the shares of common stock offered pursuant to this offering will be passed upon for us by Thompson & Knight LLP.

  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

On October 4, 2006, our Board of Directors dismissed Hawkins Accounting as our independent accountant and engaged Weaver and Tidwell, L.L.P. as our new independent accountant. Weaver and Tidwell, L.L.P. was the independent accountant of Goodtime and Goodtime’s subsidiaries K&B and AWLLC prior to our acquisition of Goodtime on October 4, 2006.

The audit reports of Hawkins Accounting on the financial statements of the OEF Corporate Solutions, Inc. as of December 31, 2005 and 2004 and for the years then ended did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except that such reports were prepared assuming that OEF was a going concern as there was then substantial doubt about OEF’s ability to continue as a going concern. However, such uncertainty regarding our ability to continue as a going concern was remedied with our acquisition of Goodtime and the concurrent issuance of the Series A Preferred Stock in October 2006.

During the Company’s fiscal years ended December 31, 2005 and 2004 and the subsequent interim periods through June 30, 2006 and October 4, 2006, there were no disagreements between the Company and Hawkins Accounting as to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Hawkins Accounting, would have caused Hawkins Accounting to make reference in their reports on the financial statements for such years to the subject matter of the disagreement.

  WHERE YOU CAN FIND MORE INFORMATION

We file information statements and annual, quarterly and current reports with the SEC. You may read and copy (for a fee) any document we file with the SEC at its Public Reference Room located at 100 F Street NE, Room 1580, Washington, D.C. 20549-0102. You may also call the SEC at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. The SEC maintains a website that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our filings with the SEC are available to you free of charge at www.sec.gov, or our website www.aceswired.com .

This prospectus is part of a registration statement on Form SB-2 we have filed with the Securities and U.S. Exchange Commission under the Securities Act of 1933.

You may also request free copies of our filings with the SEC by writing to or telephoning us at:

Aces Wired, Inc.
12225 Greenville Avenue, Suite 861
Dallas, Texas 75243
(214) 261-1963
(866) 548-1805

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF ACES WIRED, INC.

Page
Unaudited Consolidated Financial Statements of Aces Wired, Inc.

Consolidated Condensed Balance Sheets as of July 29, 2007 and October 29, 2006	F-2

Consolidated Statements of Operations for the 13-week and 39-week Periods ended July 29, 2007 and July 30, 2006	F-3

Consolidated Statement of Changes in Stockholders’ Equity for the 39-week period ended July 29, 2007	F-4

Consolidated Statements of Cash Flows for 39-week Periods ended July 29, 2007 and July 30, 2006	F-5

Notes to Consolidated Financial Statements	F-6

Audited Consolidated Financial Statements of Aces Wired, Inc.

Report of Independent Registered Public Accounting Firm	F-15

Consolidated Balance Sheets as of October 29, 2006 and October 30, 2005	F-16

Consolidated Statements of Operations for the 52-week Periods ended October 29, 2006 and October 30, 2005	F-17

Consolidated Statements of Changes in Stockholders' Equity and Partners' Capital (Deficit) for the 52-week Periods ended October 29, 2006 and October 30, 2005	F-18

Consolidated Statements of Cash Flows for the 52-week Periods ended October 29, 2006 and October 30, 2005	F-19

Notes to Consolidated Financial Statements	F-20

Aces Wired, Inc.
Consolidated Condensed Balance Sheets
As of July 29, 2007 and October 29, 2006

	July 29,	October 29,
	2007	2006
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$3,315,037	$7,101,042
Restricted cash	210,368	250,000
Trade accounts receivable, net of provisions for doubtful accounts of $143,828 and $114,142 for 2007 and 2006, respectively	988,218	801,008
Inventory, net of valuation provisions of $159,510 and $145,027 for 2007 and 2006, respectively	750,632	879,154
Prepaid expenses and other	885,023	387,297
Deferred income tax assets	65,046	53,582
Total current assets	6,214,324	9,472,083
Property and equipment , net of accumulated depreciation and amortization of $2,737,073 and $1,978,781 for 2007 and 2006, respectively	5,937,976	4,569,361
Goodwill	2,913,522	2,913,522
Intangible assets , net of accumulated amortization of $407,244 and $225,564 for 2007 and 2006, respectively	1,246,156	1,427,836
Other assets	248,576	104,971
Total assets	$16,560,554	$18,487,773

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt and capitalized lease obligations	$1,701,754	$646,718
Trade accounts payable	310,075	550,486
Income taxes payable and accrued expenses	838,695	841,461
Total current liabilities	2,850,524	2,038,665
Long-term debt and capitalized lease obligations , less current maturities	663,901	2,157,929
Deferred income tax liabilities	138,214	263,967
Other deferred liabilities and credits	300,916	-
Total liabilities	3,953,555	4,460,561
Commitments and contingencies
Stockholders' equity
Preferred stock ($8,088,210 liquidation preference)	1,612	1,612
Common stock, net of treasury stock at par value	7,959	8,000
Additional paid-in capital	17,636,182	16,128,690
Accumulated deficit	(5,038,754)	(2,111,090)
Total stockholders' equity	12,606,999	14,027,212
Total liabilities and stockholders' equity	$16,560,554	$18,487,773

See accompanying Notes to Consolidated Financial Statements.

Aces Wired, Inc.
Consolidated Statements of Operations
For the 13-week and 39-week Periods ended July 29, 2007 and July 30, 2006
(unaudited)

	13-week Period ended		39-week Period ended
	July 29,	July 30,	July 29,	July 30,
	2007	2006	2007	2006
Revenue
Bingo supply and services	$3,692,072	$3,778,634	$11,636,296	$11,798,453
Gaming amusement centers	1,181,548	769,848	4,503,055	1,581,558
	4,873,620	4,548,482	16,139,351	13,380,011
Less promotional allowances	42,884	51,757	207,634	73,534
Net revenue	4,830,736	4,496,725	15,931,717	13,306,477
Expenses
Cost of sales - bingo supply and services	2,020,096	2,075,138	6,372,612	6,570,270
Operating expenses - gaming amusement centers (includes share-based compensation of $46,774 and $140,322 for the 13-week and 39-week periods ended July 29, 2007, respectively)	1,585,877	1,224,527	5,074,063	2,498,556
Operating expenses - bingo supply and services	871,270	887,922	2,569,390	2,723,271
Corporate overhead (includes share-based compensation of $280,462 and $1,367,129 for the 13-week and 39-week periods ended July 29, 2007, respectively)	870,124	384,158	3,680,713	1,215,407
Abandonment losses	357,438	22,624	380,747	22,624
Depreciation and amortization	366,240	251,041	1,003,450	632,418
Total expenses	6,071,045	4,845,410	19,080,975	13,662,546
Operating loss	(1,240,309)	(348,685)	(3,149,258)	(356,069)
Other income (expense)
Interest income	18,736	1,282	124,477	9,794
Interest expense	(45,052)	(51,153)	(145,207)	(75,037)
Other, net	(120,587)	11,173	(317,992)	7,418
Total other income (expense), net	(146,903)	(38,698)	(338,722)	(57,825)
Loss before income taxes	(1,387,212)	(387,383)	(3,487,980)	(413,894)
Income tax benefit (expense)	321,301	(185,234)	560,316	(463,464)
Net loss	$(1,065,911)	$(572,617)	$(2,927,664)	$(877,358)
Net loss per common stock share:
Basic and Diluted	$(0.14)	$(0.08)	$(0.40)	$(0.13)
Weighted average number of common stock shares outstanding:
Basic and Diluted	7,603,427	7,010,175	7,391,761	6,933,659

See accompanying Notes to Consolidated Financial Statements.

Aces Wired, Inc.
Consolidated Statement of Changes in Stockholders’ Equity
For the 39-week Period ended July 29, 2007
(unaudited)

	Series A convertible preferred stock (*)	Common stock (**)	Additional paid-in capital	Accumulated deficit	Treasury stock (**)	Total

Balance at October 29, 2006	$1,612	$8,000	$16,128,690	$(2,111,090)	$-	$14,027,212
Net loss for the 39-week period ended July 29, 2007	-	-	-	(2,927,664)	-	(2,927,664)
Share-based compensation	-	-	1,507,451	-	-	1,507,451
Forfeiture of 40,824 issued and unvested shares of common stock	-	-	41	-	(41)	-
Balance at July 29, 2007	$1,612	$8,000	$17,636,182	$(5,038,754)	$(41)	$12,606,999

(*)	Series A convertible preferred stock, nonredeemable, par value $.001; 5,000,000 shares authorized and 1,612,000 shares issued and outstanding as of July 29, 2007 and October 29, 2006, respectively.

(**)
Common stock, $.001 par value; 45,000,000 shares authorized, 8,000,019 shares issued, and 7,959,195 and 8,000,019 shares outstanding, net of 40,824 and no treasury shares at par value, as of July 29, 2007 and October 29, 2006, respectively.

See accompanying Notes to Consolidated Financial Statements.

Aces Wired, Inc.
Consolidated Statements of Cash Flows
For the 39-week Periods ended July 29, 2007 and July 30, 2006
(unaudited)

	39-week Period ended
	July 29,	July 30,
	2007	2006
Cash flows from operating activities
Net loss	$(2,927,664)	$(877,358)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share-based compensation	1,507,451	-
Depreciation and amortization of property and equipment	821,770	486,216
Amortization of intangible assets	181,680	146,202
Provision for doubtful accounts receivable	29,475	51,951
Inventory valuation provision	134,461	196,417
Abandonment losses	380,747	22,624
Deferred income taxes	(137,217)	(49,599)
Other, net	34,672	21,928
Changes in operating assets and liabilities:
Trade accounts receivable	(216,685)	(91,658)
Inventory	(5,939)	(289,828)
Prepaid expenses and other current assets	(382,499)	(147,232)
Trade accounts payable	(240,411)	512,667
Income taxes payable and accrued expenses	(108,487)	464,862
Other operating assets and liabilities, net	108,704	(105,167)
Net cash provided by (used in) operating activities	(819,942)	342,025
Cash flows from investing activities
Decrease in restricted cash, net	34,632	-
Proceeds from sales of property and equipment	-	36,784
Cash acquired in business acquisition	-	35,221
Cash surrender value of officer life insurance policy, net	-	34,315
Acquisitions of property and equipment	(2,520,775)	(3,097,887)
Net cash used in investing activities	(2,486,143)	(2,991,567)
Cash flows from financing activities
Proceeds from issuance of notes payable to related parties	-	1,599,900
Proceeds from sale and leaseback transaction	-	1,000,000
Capital contributions to partnerships	-	667,599
Proceeds from borrowings under bank credit facility	-	600,000
Repayments of debt and capitalized lease obligations	(479,920)	(965,010)
Net cash provided by (used in) financing activities	(479,920)	2,902,489
Net increase (decrease) in cash and cash equivalents	(3,786,005)	252,947
Cash and cash equivalents - beginning of the period	7,101,042	500,616
Cash and cash equivalents - end of the period	$3,315,037	$753,563

See accompanying Notes to Consolidated Financial Statements.

Aces Wired, Inc.

Notes to Consolidated Statements

1. Business and Basis of Presentation

Aces Wired, Inc. (Aces Wired or the Company), a Nevada corporation, is the parent company of Goodtime Action Amusement Partners, L.P. (Goodtime), a gaming and recreation company formed on October 31, 2005 in a business combination with K&B Sales, Inc. (K&B) and Aces Wired, LLC (AWLLC). K&B distributes electronic bingo games and related equipment, supplies and branded pull tabs to charity bingo licensees throughout the state of Texas and has been in business for over 29 years. AWLLC was organized in June 2004 and operates in the amusement-with-prize (AWP) gaming market in Texas where it utilizes its proprietary financial redemption/player card system (the Ace Advantage Card system). This system allows the Company’s gaming patrons to use their prize points from playing the Company’s AWP games for redemptions for non-cash merchandise prizes from participating merchants. As of September 7, 2007, the Company operated 235 AWP machines in four gaming amusement centers in Texas (called Ace Gaming Amusement Centers). Texas is currently the only geographic area in which the Company has properties and business operations. The Company is based in Dallas, Texas.

As described in more detail at Note 2 and Note 15, litigation resulting from an opinion issued by the Attorney General of Texas (the Attorney General) in March 2007 resulted in the temporary closure of certain of the Company’s gaming amusement centers. The Company cannot currently predict the outcome of this litigation or the duration of the closures, including whether any closures will become permanent. Except as described in Note 11 and Note 15, these financial statements do not contain any adjustments, including the recognition of impairment losses on the Company’s goodwill and other long-lived assets associated with its AWP gaming business, resulting from the actual and/or possible future closures of its gaming amusement centers, or other events related to the Attorney General’s opinion that might adversely affect the Company’s amusement-with-prize gaming business generally.

Although the Company is the legal parent company, its acquisition of Goodtime on October 4, 2006 was accounted for as a reverse acquisition whereby Goodtime was considered to be the accounting acquirer and continuing entity for financial reporting purposes and no goodwill or intangible assets were recorded. Accordingly, these consolidated financial statements have been prepared as if Goodtime had always been the reporting entity and then on October 4, 2006 was recapitalized and changed its name to Aces Wired, Inc.

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and the instructions to Form 10−QSB and Item 310(b) of Regulation S−B of the U.S. Securities and Exchange Commission (SEC). Accordingly, these interim financial statements do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying consolidated financial statements contain all adjustments, including normal recurring adjustments, necessary for the fair presentation of the Company’s consolidated results of operations and financial position for the periods presented. Demand for the Company’s bingo supply products is usually the strongest during the months January through March, but the bingo supply business does not otherwise typically experience significant monthly fluctuations throughout the year. To date, the seasonal demand for the Company’s relatively new AWP gaming services has mirrored that of its bingo supply business. Accordingly, the results of operations for the periods presented are not necessarily indicative of the results of operations to be expected for the entire year. The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of Aces Wired, Inc. included in the Company’s Annual Report on Form 10−KSB for the fiscal year ended October 29, 2006.

2. Business Risk, Contingencies and Impairment

Texas law excludes from the definition of a gambling device all electronic, electromechanical, or mechanical contrivances designed, made and played solely for bona fide amusement purposes if the contrivance rewards the player exclusively with non-cash merchandise prizes, toys or novelties, or a representation of value redeemable for those items, subject to certain value limitations. The Company’s AWP machines, which are played exclusively with its Ace Advantage Card, are expressly designed and deployed in a manner that the Company believes is compliant with Texas law. However, on March 6, 2007, the Attorney General issued an opinion stating that AWP gaming machines that record a player’s winnings on a stored-value debit card are illegal in Texas because a stored-value debit card is a medium of exchange within the definition of cash and, therefore, does not constitute a non-cash merchandize prize. Under Texas law, the Attorney General’s opinion is not controlling on the state or binding on a court of law in that state. Ultimate determination of a law's applicability, meaning or constitutionality is determined by the Texas courts.

Interpretation and enforcement of gambling and similar laws and regulations in Texas are generally conducted at the county level of government. In March 2007, local authorities in Nueces County, Texas and Bell County, Texas threatened legal actions in response to the Attorney General’s opinion that resulted in the temporary closure of the Company’s gaming amusement centers in Corpus Christi, Texas and Killeen, Texas, claiming that the Company’s AWP machines, together with its Ace Advantage Card, operate in a manner similar to the types of cards and gaming machines described in the Attorney General’s opinion and are therefore illegal gambling devices. The Company was also notified in March 2007 by authorities in Potter County, Texas that the Company can continue to operate its gaming amusement center in Amarillo, Texas until such time that Potter County files a nuisance action against the Company for the purpose of determining whether the Company’s AWP gaming machines constitute gambling devices, gambling paraphernalia or both under Texas law. Under the terms of this arrangement with Potter County, the Company will be required to close the Amarillo center once legal action commences and possibly throughout the period such action is litigated, which had not occurred as of September 7, 2007.

Aces Wired, Inc.

Notes to Consolidated Statements

The Company reopened the Corpus Christi center on June 19, 2007, but the Killeen gaming center remains closed. With the exception of the possible legal action in Potter County, the Company is not currently aware of any other planned or threatened legal action that might require it to close any of its other AWP gaming amusement centers currently in operations.

Statement of Financial Accounting Standards (SFAS) No. 5, “Accounting for Contingencies,” (SFAS 5) requires the accrual of losses when they are probable and relate to the current or prior periods. As of July 29, 2007, two of the gaming centers affected by the Attorney General’s opinion (Corpus Christi and Amarillo) were operating and the permanent closure of the third center (Killeen) was not imminent. Further, the Company has been advised by its legal counsel that while there are no assurances the Company will ultimately prevail in court, there are also no compelling reasons to believe otherwise. Accordingly, as of July 29, 2007, the Company had not recognized contingent losses associated with the possible permanent closures of any of the three subject gaming centers as the pertinent circumstances existing as of that date did not satisfy the probability criterion of SFAS 5. However, while the Company does not currently believe it is probable, it is reasonably possible that the litigation in Nueces County and Bell County, together with the threatened litigation in Potter County, might ultimately result in the permanent closure of some or possibly all of the subject gaming centers. The Company estimates that depending on which, if any, of the subject centers it might ultimately have to close, the Company could incur a loss of between approximately $60,000 (assuming only closure of the Killeen center as of July 29, 2007) and $483,000 (assuming closure of all three centers as of July 29, 2007) resulting principally from the abandonment of the improvements at those leaseholds and the accrual for remaining minimum lease payments arising from the early termination of the leases, as is provided for in those agreements.

SFAS No. 142, “Goodwill and Other Intangible Assets,” (SFAS 142) and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (SFAS 144), respectively, require an entity to test the carrying values of its goodwill and other long-lived assets, including intangible assets subject to amortization, whenever events and circumstances indicate that such assets might be impaired. In light of the adverse events resulting from the March 6, 2007 opinion issued by the Attorney General, the Company tested the carrying values of its goodwill, intangible assets subject to amortization and other long-lived assets associated with its AWP gaming business in accordance with the applicable guidance provided in SFAS 142 and SFAS 144.

The first step of an impairment test under SFAS 144 is to determine whether the future undiscounted cash flow expected to be generated by a long-lived asset (asset group) exceeds its carrying value as of a specific point of time. The Company’s SFAS 144 test was performed for the long-lived assets (asset groups) in use and under development as of April 29, 2007. The asset group in use was comprised principally of the three gaming amusement centers in operations as of April 29, 2007, the Corpus Christi center that reopened in June 2007 and the intangible assets subject to amortization. The asset group under development was defined as available gaming machines and related back-office systems the Company will deploy in certain of its existing and four new gaming centers it plans to open in early and mid fiscal year 2008. The undiscounted cash flows used in the test were substantially derived from the Company’s historical operating results, current business plan and market forecasts. However, due to the legal uncertainties currently clouding the Company’s AWP business and the Company’s limited and interrupted historical AWP operations, the undiscounted cash flows were probability-weighted based on management’s assessments that the gaming centers remain open and a certain level of cumulative net revenue is realized.

As described in Note 3, goodwill resulted from the Company’s business combination with AWLCC in October 2005, which effectively was the beginning of the Company’s AWP gaming business. As it pertains to the Company, the first step of an impairment test of goodwill under SFAS 142 is to determine whether the fair value of the reporting unit exceeds its carrying value as of a specific point of time. If the fair value of the reporting unit is less than its carrying value, then goodwill is considered to be impaired. The Company used the income approach valuation technique and a measurement date of April 29, 2007 to determine the fair value of the AWP reporting unit. The Company employed probability-weighted undiscounted cash flows determined in a manner essentially the same as that described above. Additionally, because a critical aspect of the Company’s SFAS 142 impairment test was to value the AWP business enterprise, that test assumed additional future growth in the Company’s AWP business and considered other cash flows (e.g., income taxes and debt service payments) in addition to certain of the probability-weighted undiscounted cash flows used in the SFAS 144 impairment test.

Based on the results of these tests, management concluded that as of April 29, 2007 the carrying values of the Company’s long-lived assets associated with its AWP gaming business, including intangible assets subject to amortization, were recoverable and its goodwill was not impaired. Further, no events occurred subsequent to that date from which the Company believed additional impairment testing was required as of July 29, 2007. However, as the determination of future cash flows is based and consequently dependent on the Company’s expectations of its future financial performance, impairment of the Company’s long-lived assets could occur in the future if actual operating results differ materially and adversely from such expectations.

Aces Wired, Inc.

Notes to Consolidated Statements

Adverse rulings in any of the aforementioned litigation might instigate legal action against the Company’s other gaming amusement centers in Texas. Conversely, because AWP gaming is not a state regulated industry in Texas, even if the Company prevails in any or all of this litigation, that does not guarantee the Company will not face similar legal actions against its AWP gaming operations in other counties in Texas. While the Company believes its AWP machines do not violate Texas law regarding gambling devices or otherwise, and intends to, if necessary, litigate that position in the higher Texas courts, there are no assurances the Company will ultimately prevail in court. In the event the Company is forced to cease operations of all or substantially all of its AWP gaming business in Texas for a prolonged period, if not permanently, it could have a material and adverse effect on the Company’s results of operations and financial position.

3. Goodtime

On October 31, 2005, Goodtime, a Texas limited partnership, acquired 100% of the issued and outstanding common stock shares of K&B and 100% of the outstanding ownership interests in AWLLC. Goodtime’s acquisition of K&B and AWLLC was accounted for as a business combination pursuant to SFAS No. 141, “Business Combinations.” Due primarily to the significance of K&B’s financial position and operations as of October 31, 2005 compared to the financial positions and operations of Goodtime and AWLLC as of that date, K&B was considered to be the accounting acquirer and predecessor company of Goodtime and, consequently, of the Company.

Based on the terms of the business combination, K&B effectively acquired 100% of the ownership interests in AWLLC in exchange for 50% of the equity interests in K&B. Accordingly, the total consideration given by K&B to acquire AWLLC was determined to be 50% of the fair value of K&B as of October 30, 2005, or $4.49 million, which valuation was done on an enterprise value basis by an independent valuation firm engaged by management. K&B also incurred direct acquisition costs of $60,000 in connection with the transaction. The following table summarizes the fair values allocated to AWLLC’s tangible and intangible assets and liabilities as of October 31, 2005, which fair values were determined by management with the assistance of the same independent valuation firm that appraised K&B.

Aces Wired, Inc.

Notes to Consolidated Statements

Cash	$35,221
Other tangible assets	1,029,390
Intangible asset (favorable electronic games contract)	669,000
Goodwill	2,913,522
Liabilities assumed	(97,133)
Total consideration paid	$4,550,000

Because Goodtime’s acquisition of K&B and AWLLC occurred on the first day of the Company’s fiscal year ended October 29, 2006, the Company’s actual results of operations for the 13-week and 39-week periods ended July 30, 2006 are effectively its pro forma results of operations for those same two periods.

4. Loss Per Common Stock Share

The Company’s acquisition of Goodtime on October 4, 2006 was accounted for as a reverse acquisition, or recapitalization, of Goodtime. Accordingly, the computations of basic and diluted net loss per common stock share for the 13-week and 39-week periods ended July 29, 2007 and July 30, 2006 are based on the premise that the Company acquired Goodtime on the first day of each of the subject periods. Additionally, in connection with the acquisition of Goodtime, approximately 1.1 million shares collectively of unvested restricted common stock were granted to certain of the Company’s officers, employees and non-employee directors. For the purposes of computing basic and diluted net loss per common stock share for the subject 13-week and 39-week periods in 2007 and 2006, it was assumed that such restricted common stock shares vested on and pursuant to their actual vesting dates and terms.

Approximately 1,968,000 and 2,179,000 cumulative weighted average shares of unvested restricted common stock and potential common shares related to convertible preferred stock are not included in the computations of diluted net loss per common stock share for the 13-week and 39-week periods ended July 29, 2007, respectively, because their inclusion would be antidilutive. For the 13-week and 39-week periods ended July 30, 2006, the calculations of diluted net loss per common stock share do not include approximately 950,000 and 1,026,000 weighted average shares of unvested restricted common stock, respectively, because their inclusion would be antidilutive.

Aces Wired, Inc.

Notes to Consolidated Statements

5. Share-Based Compensation

Restricted Common Shares

On October 4, 2006, the Company granted approximately 1.1 million shares of unvested restricted common stock to certain of its officers, employees and non-employee directors. The grant of the restricted common stock was made in exchange for the profit interests such officers, employees and non-employee directors held in Goodtime prior to the Company’s acquisition of Goodtime in October 2006. The Company accounted for the exchange of the restricted common stock for the profit interests as a modification of an award pursuant to SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS 123R), which the Company adopted during its fiscal year ended October 29, 2006.

SFAS 123R provides guidance on the accounting for various types of modifications, including modifications of awards that result in a reclassification of the award to an equity award from a liability award (the grant of the restricted common stock shares is accounted for as an equity award as settlement of the award will be in shares of the Company’s common stock). Generally speaking, and subject to certain limitations, when an award is modified, the entity is deemed to have repurchased the original award by issuing a new award of equal or greater value and incurs additional compensation cost for the incremental value of the new award in the reporting period in which the modification occurs, subject to the provisions of the new award, such as vesting.

The restricted common stock was initially valued at approximately $5.6 million in total (or $5.00 per share), of which approximately $327,000 (or $0.04 basic and diluted net loss per common share) and $1,507,000 (or $0.20 basic and diluted net loss per common share), respectively, was recognized as compensation expense during the 13-week and 39-week periods ended July 29, 2007. Approximately $459,000 of compensation cost related to the remaining unvested restricted common shares was attributable to future service periods as of July 29, 2007 and will be expensed using the graded vesting attribution method over a weighted average period of approximately one year. The Company did not recognize any compensation expense associated with the liability awards during the comparable 13-week and 39-week periods in fiscal year 2006. The fair value of the restricted common stock was based on the sales price per share for 1.612 million shares of convertible preferred stock the Company sold in a private placement as a condition precedent to its acquisition of Goodtime, which transaction is described in more detail at Note 12.

On March 9, 2007, a non-employee member resigned from the Company’s board of directors. This director had been granted approximately 51,000 shares of unvested restricted common stock in October 2006 in exchange for the director’s profit interest in Goodtime. Although the restricted shares were unvested, they were considered to be issued and outstanding common shares for legal purposes. The Company accelerated the vesting of 10,000 of the common shares effective as of the director’s resignation date in consideration for his past services on the board of directors. The remaining approximate 41,000 common shares were forfeited to the Company, which shares are accounted for as donated treasury stock using the par value method.

Approximately 427,000 shares of the restricted common stock vested during the 39-week period ended July 29, 2007, and approximately 356,000 shares of the restricted common stock were unvested as of that date.

On March 9, 2007, a non-employee director resigned from the Company’s board of directors, which director had been granted approximately 51,000 shares of unvested restricted common stock in October 2006 in exchange for the director’s profit interest in Goodtime. Although the restricted shares were unvested, they were considered to be issued and outstanding common shares for legal purposes. The Company accelerated the vesting of 10,000 of the common shares effective as of the director’s resignation date in consideration for his past services on the board of directors. The remaining approximate 41,000 common shares were forfeited to the Company, which shares are accounted for as donated treasury stock using the par value method.

Approximately 427,000 shares of the restricted common stock vested during the 26-week period ended April 29, 2007, and approximately 356,000 shares of the restricted common stock were unvested as of that date.

2007 Stock Incentive Plan

On March 8, 2007, a majority of the Company’s common stockholders approved the Aces Wired, Inc. 2007 Stock Incentive Plan (the 2007 Stock Incentive Plan). The 2007 Stock Incentive Plan allows for grants to the Company’s employees (inclusive of its executive officers), non-employee directors and other persons providing goods and services to the Company of restricted common stock shares, options to acquire shares of common stock, stock appreciation rights and certain other common stock and cash based awards as are defined in the 2007 Stock Incentive Plan. The maximum number of common stock shares for which grants may be awarded under the 2007 Stock Incentive Plan at any one time is limited to 15% of the total outstanding shares of the Company’s common stock, subject to adjustment for events such as stock dividends and stock splits. Additionally, the maximum number of common stock shares for which grants may be awarded in any one calendar year is limited to 8% of the number of common stock shares outstanding as of the first day of such calendar year. As of September 7, 2007, no awards had been made under the 2007 Stock Incentive Plan.

Aces Wired, Inc.

Notes to Consolidated Statements

6. Revenue Recognition

In conjunction with the reopening of the Company’s Corpus Christi gaming amusement center in June 2007, the Company introduced a new type of sweepstakes-based AWP gaming system. The prize points from playing this new type of AWP game can be redeemed only at the Corpus Christi gaming center for non-cash merchandise and also allow the Company’s gaming patrons to enter sweepstakes games unique to that center for cash and other prizes. To fund the sweepstakes prizes, the Company sets aside estimated portions of the center’s net hold, which amounts are offset against revenue and deferred in a liability account until expended.

7. Restricted Cash

Restricted cash as of July 29, 2007 included approximately $200,000 of cash held in escrow as a good faith deposit associated with the Company’s preliminary negotiations regarding a possible business acquisition. The funds were released from escrow on September 7, 2007 after the negotiations were mutually terminated. Restricted cash as of October 29, 2006 was comprised entirely of an encumbered, non-interest bearing account controlled by a bank that sponsored the Company’s Ace Advantage Card, all of which had been released to the Company by August 21, 2007.

8. Prepaid Expenses and Other

Prepaid expenses and other consisted of the following amounts as of July 29, 2007 and October 29, 2006.

	July 29, 2007	October 29, 2006
Income taxes receivable	$539,579	$-
Rent	118,660	-
Insurance	96,228	140,514
Licenses and royalties	69,872	142,530
Professional services	-	49,533
Other	60,684	54,720
	$885,023	$387,297

Income taxes receivable was comprised of a net overpayment of estimated federal income taxes for fiscal year 2006 and the estimated current federal income tax benefit for fiscal year-to-date 2007.

9. Other Deferred Liabilities and Credits

Other deferred liabilities and credits as of July 29, 2007 consisted of the unamortized balances of incentives the Company received under the operating lease agreements for two of its gaming amusement centers and the cumulative difference between recognized rent expense and rental payments related to operating lease agreements for the Company’s corporate offices and certain of its gaming amusement centers. The approximate $182,000 cumulative net carrying value as of July 29, 2007 of the deferred lease incentives is being amortized on a straight-line basis as a reduction in rent expense over the respective basic terms of the underlying lease agreements.

10. Retirement Plans

The Company sponsors a 401(k) deferred compensation plan in which its employees may contribute up to 15% of their eligible earnings annually on a pretax basis. The Company matches 50% of the first 6% of the employees’ annual contribution to the plan. The Company’s matching contributions were approximately $17,000 and $50,000, respectively, for the 13-week and 39-week periods ended July 29, 2007, and approximately $18,000 and $48,000, respectively, for the comparable 13-week and 39-week periods in 2006.

Aces Wired, Inc.

Notes to Consolidated Statements

11. Abandonment Losses

On May 25, 2007, the Company opened an expansion of its gaming amusement center in Ft. Worth, Texas and concurrently vacated certain other space it was leasing at that facility, which resulted in an approximate $33,000 loss from the abandonment of unamortized improvements the Company had made to the vacated space.

On April 30, 2007, the Company exercised its option to terminate early due to regulatory reasons a lease for a facility in San Antonio, Texas and recognized a loss of approximately $306,000 from the abandonment of the improvements it had made to this leasehold. The Company had entered into this lease in December 2006 for the purpose of opening a gaming amusement center during the second fiscal quarter of 2007. As discussed at Note 15, the Company and the landlord of this facility are adversaries in certain litigation relating to the Company’s right to exercise the early termination option.

In February 2007, the Company closed a gaming amusement center in Corpus Christi, Texas due to poor financial performance and recognized a loss of approximately $41,000 from the abandonment of unamortized improvements to this leased facility and certain personal property.

In July 2006, authorities in Hidalgo County, Texas threatened the Company with legal action if the Company did not close its gaming amusement center in McAllen, Texas. The Company was not willing to litigate this matter and voluntarily and permanently closed the McAllen center, which closure resulted in a loss of approximately $23,000 from the abandonment of unamortized improvements to that leased facility.

12. Convertible Preferred Stock

On October 11, 2006, and as a condition precedent to its acquisition of Goodtime, the Company sold 1.612 million shares of its nonredeemable Series A convertible preferred stock (the Series A Preferred Stock) for $8.06 million (or $5.00 per share), before related issuance costs. The purchasers of the Series A Preferred Stock also received options to acquire up to an additional 322,400 shares of Series A convertible preferred stock at $5.00 per share (the Options). The Series A Preferred Stock automatically converts into an equal number of the Company’s common stock shares upon the effectiveness of a registration statement the Company filed with the SEC on November 8, 2006, as amended (the Registration Statement). The Options, if not previously exercised, expire upon the effectiveness of the Registration Statement.

As of September 7, 2007, the Registration Statement had not been declared effective by the SEC. Pursuant to the provisions of the Certificate of Designation for the Series A Preferred Stock, because the Registration Statement was not effective within 150 days of the issuance date of the Series A Preferred Stock, or March 10, 2007, the holders of the Series A Preferred Stock became entitled to dividends equal to $0.025 per share for each 30-day period following that deadline (or $40,300, pro rated for periods of less than 30 days). Accordingly, and pursuant to Financial Accounting Standards Board Staff Position EITF 00-19-2, “Accounting for Registration Payment Arrangements,” during the 13-week and 39-week periods ended July 29, 2007, the Company recognized nonoperating expenses of approximately $120,000 and $312,000, respectively, which amounts represent the Company’s estimate of the total dividends it has paid and will be required to pay to the holders of the Series A Preferred Stock before the Registration Statement is declared effective by the SEC.

The holders of the Series A Preferred Stock are also entitled to payments if after conversion of the Series A Preferred Stock into the registered shares of the Company’s common stock, the holders of the Series A Preferred Stock are prohibited from selling such common shares as a result of certain suspensions, if any, of the prospectus forming part of the Registration Statement. Such cumulative payments, including the dividend payments discussed previously, are limited to 10% of the total gross sales proceeds of the Series A Preferred Stock, or $806,000.

13. Income Taxes

The Company recorded income tax benefits of approximately $321,000 and $560,000, respectively, for the 13-week and 39-week periods ended July 29, 2007, and income tax expense of approximately $185,000 and $463,000, respectively, for the comparable periods ended July 30, 2006. The less than expected income tax benefits for the subject periods in fiscal year 2007 were due primarily to the fact that the share-based compensation expense recognized and the dividends accrued and/or paid on the Series A Preferred Stock during those periods are not deductible for income tax purposes. The recognition of income tax expense for the 13-week and 39-week periods of 2006 was due principally to the non-deductibility of net operating losses incurred by certain of the Company’s subsidiaries prior to its acquisition of Goodtime in October 2006.

Subsequent to the Company’s acquisition of Goodtime, the Company has incurred significant net operating losses for book purposes and expects to incur a consolidated taxable loss for its fiscal year ending October 28, 2007. Further, the actual and potential adverse effects on the Company’s AWP business resulting from the opinion issued by the Attorney General in March 2007 creates additional doubts respecting the Company’s ability to generate taxable profits in the future. However, as of July 29, 2007, the Company had not recognized any valuation allowance on its deferred tax assets primarily because of its ability to carryback the estimated current year-to-date net operating loss to the prior two years in which the Company had consolidated taxable income.

Aces Wired, Inc.

Notes to Consolidated Statements

14. Transactions with Related Parties

The Company leases certain warehouse and office space from two of its executive officers/common stockholders. The Company paid rentals of $48,000 and $144,000, respectively, under these leases during each of the 13-week and 39-week periods ended July 29, 2007 and July 30, 2006.

In November 2005, the Company borrowed approximately $1.0 million from two of its executive officers/common stockholders for working capital purposes, of which $646,000 was outstanding as of July 29, 2007 including accrued and unpaid interest of approximately $46,000. The Company recognized interest expense related to these borrowings of approximately $7,000 and $20,000, respectively, during the periods ended July 29, 2007, and $7,000 and $19,000, respectively, during the comparable periods in 2006. Principal and accrued interest are payable at maturity of the notes on November 11, 2007 and are included in current maturities of long-term debt and capitalized lease obligations in the accompanying consolidated condensed balance sheet as of July 29, 2007.

In January 2006, the Company borrowed $600,000 from its chairman of the board and principal stockholder for working capital purposes, all of which was outstanding as of July 29, 2007 as well as accrued and unpaid interest of approximately $42,000. The Company recognized interest expense related to this borrowing of approximately $7,000 and $21,000, respectively, during the periods ended July 29, 2007, and $7,000 and $15,000, respectively, during the comparable periods in 2006. Principal and accrued interest are payable at maturity of the note on January 20, 2008 and are included in current maturities of long-term debt and capitalized lease obligations in the accompanying consolidated condensed balance sheet as of July 29, 2007.

In May 2006, the Company sold a building for approximately $37,000 to one of its executive officers and recognized an approximate $18,000 gain, which gain is included in other income (expense) in the accompanying consolidated statement of operations for the 13-week and 39-week periods ended July 30, 2006.

In May 2006, the Company sold a whole-life insurance policy on one of its executive officers to that officer at the policy’s cash surrender value of approximately $41,000. No gain or loss was recorded on the sale.

One of the Company’s subsidiaries has a consulting agreement with an entity owned by the Company’s chairman of the board and principal stockholder, under which that entity manages the daily operations of the subsidiary. The Company incurred expenses of approximately $20,000 and $61,000, respectively, under this agreement during each of the 13-week and 39-week periods ended July 29, 2007 and July 30, 2006. Effective April 1, 2007, this affiliated entity agreed to indefinite deferrals of all payments owed to it pursuant to the consulting agreement.

15. Litigation

As mentioned in Note 2, the Company is the plaintiff in certain litigation in Nueces County, Texas (Cause No. 07-60545-2; Aces Wired Amusement Center #5, LP v. Stellar Point, Ltd. ) and Bell County, Texas (Cause No. 222,849-B; Aces Wired Amusement Center #2, LP v. Concho Rainbow, Inc. ) regarding the Company’s rights to legally operate its AWP gaming business in compliance with the terms of the lease agreements for its gaming amusement centers in Corpus Christi and Killeen.

On June 25, 2007, the Company presented exhibits and gave testimony regarding its case against Concho Rainbow, Inc. in the 146th Judicial District Court of Bell County. The court took the evidence under advisement and requested that the Company prepare a trial brief before it made its ruling. The Company expects to provide the trial brief to the court not later than the end of September 2007, but it cannot determine when the court will in turn render a decision. The Company’s case against Stellar Point, Ltd is currently scheduled to be heard in the County Court of Law #2 in Nueces County on September 20, 2007.

The Company cannot currently predict the outcome of the lawsuits in Nueces County and Bell County. However, adverse rulings in either or both of the cases could result in eviction of the Company from its gaming centers in Corpus Christi and Killeen could significantly and adversely affect the Company’s results of operations and financial position.

Aces Wired, Inc.

Notes to Consolidated Statements

On June 7, 2007, and as a consequence of the Attorney General’s opinion in March 2007, the Company was notified by one of its gaming software providers and developers of that vendor’s intent to exercise its option to terminate an agreement because the games and gaming platform provided under the agreement were allegedly being used by the Company in violation of local gambling laws and regulations. On June 19, 2007, the Company responded to the notice by stating that its AWP games and system are fully compliant with applicable Texas law and evoked its right under the subject agreement to settle the issue in arbitration, and on July 18, 2007, an arbitration meeting was held among all parties of interest. In his September 7, 2007 opinion, the arbitrator concluded that Company’s AWP machines and system comply with Texas gambling laws.

On April 30, 2007, the Company gave notice to the lessor of a facility in San Antonio, Texas to terminate that lease early. The Company entered into this lease in December 2006 for the purpose of opening a new gaming amusement center in San Antonio, Texas in the second fiscal quarter of 2007. However, as a consequence of the opinion issued by the Attorney General on March 6, 2007, which was issued pursuant to a request by the district attorney of Bexar County where this center is located, the Company believed that if it proceeded with opening this gaming center it would most likely face civil and possibly criminal charges. Accordingly, the Company exercised its option to terminate the lease due to regulatory reasons. The lessor of this property claims that the Company’s option to terminate the lease due to regulatory reasons is not valid given the circumstances under which the option was exercised. On May 24, 2007, the Company filed suit in Bexar County (Cause No. 2007-CI-07991; Aces Wired Amusement Center #8, LP and Aces Wired, Inc. v. Nilesh Enterprises, Inc. ) seeking declaratory relief for, among other things, the enforcement of its right under the lease to exercise the early termination option. A court hearing date for this case has not been scheduled.

Concurrent with exercising its option to terminate the lease for the San Antonio facility, the Company paid a termination fee to the lessor equal to three months’ rentals, or approximately $83,000, as is provided for in the lease. On August 3, 2007, the Company extended an offer to the lessor to settle the lawsuit out of court by, among other things, negotiating a new lease for the facility. To date, and after repeated extensions of the deadline, the lessor has not responded to the offer. The Company cannot currently predict the outcome of its lawsuit respecting the San Antonio lease, nor whether the lessor might pursue a countersuit alleging that the Company breached the lease. In the event of an adverse outcome, the Company estimates that it could be required to pay restitution of up to $580,000 to the lessor.

As mentioned in Note 2, in March 2007, the Company was notified by the county attorney of Potter County, Texas of the county attorney’s intent to take legal action against the Company regarding its AWP operations at the Company’s gaming amusement center located in Amarillo. To date, Potter County has not initiated such legal action, and the Company cannot currently estimate when or if such legal action will commence.

Management is not aware of any other legal proceedings contemplated by any governmental authority or any other party involving the Company or its properties, nor is any of the Company’s directors, officers or affiliates a party adverse to the Company in any legal proceedings, or has an adverse interest to the Company in any legal proceedings.

16. Segment Information

The Company has two principal operating subsidiaries, K&B and AWLLC, each of which is a reportable business segment pursuant to SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” K&B has been in business for over 29 years and is a supplier of electronic bingo games and equipment, branded pull tabs and bingo supplies in Texas. AWLLC, which was organized in June 2004, does business in the AWP gaming industry in Texas. As of September 7, 2007, AWLLC was operating approximately 235 AWP machines in four gaming amusement centers, compared to the approximate 190 AWP machines AWLLC was operating in six gaming amusement centers as of the end of the Company’s fiscal year ended October 29, 2006. Texas is currently the only geographic area in which the Company has properties and business operations.

The Company derives the results of operations and other financial information regarding K&B and AWLLC directly from the same financial reporting system that the Company uses to prepare its consolidated financial statements and other financial management reports. Management measures the performance of each operating business segment based on several metrics including net earnings from operations and earnings before interest, income taxes and depreciation and amortization. Management uses these financial metrics to assist it in evaluating the performance of and to assign resources to each of its operating business segments. The Company does not allocate to its operating business segments corporate-level expenses such officer compensation and income taxes. As used herein, the K&B business segment is referred to as Bingo and the AWLLC business segment is referred to as AWP. Unallocated corporate expenses are referred to as Corporate. The Company historically has had no intersegment revenues nor does it expect to have any significant intersegment revenues in the near term.

Selected financial data for the Company’s business segments for the 13-week and 39-week periods ended July 29, 2007 and July 30, 2006 are presented in the following tables.

Aces Wired, Inc.

Notes to Consolidated Statements

	13-week Period ended
			Segment Income (Loss)
	Total Net Revenues		before Income Taxes
	July 29,	July 30,	July 29,	July 30,
	2007	2006	2007	2006

Bingo	$3,692,072	$3,778,634	$702,095	$751,921
AWP	1,138,664	718,091	(1,101,138)	(740,415)
Segment totals	$4,830,736	$4,496,725	$(399,043)	$11,506

	39-week Period ended
	Total Net Revenues		Segment Income (Loss) before Income Taxes
	July 29,	July 30,	July 29,	July 30,
	2007	2006	2007	2006

Bingo	$11,636,296	$11,798,453	$2,417,262	$2,274,914
AWP	4,295,421	1,508,024	(1,973,749)	(1,444,409)
Segment totals	$15,931,717	$13,306,477	$443,513	$830,505

	13-week Period ended		39-week Period ended
	July 29,	July 30,	July 29,	July 30,
	2007	2006	2007	2006

Segment income (loss) before income taxes	$(399,043)	$11,506	$443,513	$830,505
Corporate overhead	(988,169)	(398,889)	(3,931,493)	(1,244,399)
Consolidated loss before income taxes	(1,387,212)	(387,383)	(3,487,980)	(413,894)
Income tax benefit (expense)	321,301	(185,234)	560,316	(463,464)
Consolidated net loss	$(1,065,911)	$(572,617)	$(2,927,664)	$(877,358)

  Most of the Company’s assets are accounted for at a subsidiary level, which for the most part corresponds with its business segments. Certain assets are, however, allocated by the Company to the business segment that is the principal beneficiary from the realization of those assets. Corporate and other unallocated assets after elimination of intercompany receivables are composed primarily of cash and cash equivalents and deferred income tax assets.

As described in more detail in Note 11, due to the closure of three leased AWP gaming centers during the 39-week period ended July 29, 2007, the Company abandoned leasehold improvements and certain personal property with a cumulative net book value of approximately $381,000. During the comparable 39-week period of 2006, the Company abandoned leasehold improvements with a net book value of approximately $23,000 due to the closure of a leased AWP gaming center.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Aces Wired, Inc.

We have audited the accompanying consolidated balance sheets of Aces Wired, Inc. as of October 29, 2006 and October 30, 2005 (the predecessor business) and the related consolidated statements of operations, changes in stockholders’ equity and partners’ capital (deficit), and cash flows for the fiscal years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aces Wired, Inc. at October 29, 2006 and October 30, 2005 (the predecessor business) and the results of their operations and their cash flows for the fiscal years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ WEAVER AND TIDWELL, L.L.P.

Dallas, Texas
February 5, 2007

  Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Consolidated Balance Sheets

  October 29, 2006 and October 30, 2005

	October 29, 2006	October 30, 2005
		(Predecessor Company)
ASSETS
Current assets
Cash and cash equivalents	$7,101,042	$500,616
Restricted cash	250,000	-
Trade accounts receivable, net of provisions for doubtful accounts	801,008	814,172
Inventory, net of valuation provisions	879,154	920,569
Prepaid expenses and other	387,297	89,668
Deferred income tax assets	53,582	31,831
Total current assets	9,472,083	2,356,856

Property and equipment , net of accumulated depreciation and amortization	4,569,361	898,567

Other assets	104,971	58,726

Intangible assets , net of accumulated amortization	1,427,836	80,833

Goodwill	2,913,522	-
Total assets	$18,487,773	$3,394,982

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Current maturities of long-term debt and capitalized lease obligations	$646,718	$-
Trade accounts payable	550,486	102,002
Income taxes payable	332,216	-
Other accrued expenses	509,245	192,075
Total current liabilities	2,038,665	294,077

Long-term debt and capitalized lease obligations , less current maturities	2,157,929	-

Deferred income tax liabilities	263,967	97,803
Total liabilities	4,460,561	391,880

Commitments and contingencies

Stockholders' equity
Series A convertible preferred stock, $.001 par value; 1,612,000 shares issued and outstanding ($8,060,000 liquidation preference)	1,612	-
Common stock, $.001 par value; 8,000,019 shares issued and outstanding	8,000	-
Common stock, $1.00 par value; 403 shares issued and outstanding	-	403
Additional paid-in capital	16,128,690	-
Retained earnings (accumulated deficit)	(2,111,090)	3,002,699
Total stockholders' equity	14,027,212	3,003,102
Total liabilities and stockholders' equity	$18,487,773	$3,394,982

See accompanying Notes to Consolidated Financial Statements.

    Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Consolidated Statements of Operations

For the 52-week Periods ended October 29, 2006 and October 30, 2005

	52-week Period ended
	October 29, 2006	October 30, 2005
		(Predecessor Company)
Revenues
Bingo supply and services	$15,489,201	$14,895,186
Gaming amusement centers	2,554,254	-
	18,043,455	14,895,186
Less promotional allowances	109,588	-
Net revenues	17,933,867	14,895,186

Expenses
Cost of sales - bingo supply and services	8,624,657	8,530,851
Operating expenses - bingo supply and services	3,580,215	3,553,851
Operating expenses - gaming amusement centers (includes share-based compensation of $48,316 for 2006)	2,297,717	-
Corporate overhead (includes share-based compensation of $3,572,341 for 2006)	6,904,474	2,449,870
Depreciation and amortization	889,653	330,774
Total expenses	22,296,716	14,865,346
Operating income (loss)	(4,362,849)	29,840
Other income (expense)
Interest income	28,003	9,763
Interest expense	(141,048)	-
Other, net	6,981	31,831
Total other income (expense), net	(106,064)	41,594

Income (loss) before income taxes	(4,468,913)	71,434

Income tax expense	631,671	26,143
Net income (loss)	$(5,100,584)	$45,291
Net income (loss) per common stock share:
Basic	$(0.73)	$0.01
Diluted	$(0.73)	$0.01

Weighted average number of common stock shares outstanding:
Basic	6,974,496	6,831,733
Diluted	6,974,496	6,874,706

See accompanying Notes to Consolidated Financial Statements.

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Consolidated Statements of Changes in Stockholders' Equity and Partners' Capital (Deficit)

For the 52-week Periods ended October 29, 2006 and October 30, 2005

	Series A convertible		Additional	Retained earnings /	Partners' capital (deficit)			Total
	preferred stock	Common stock	paid-in capital	(accumulated deficit)	General partner	Limited partners	Total	ownership interests
Balance at October 31, 2004
K&B Sales, Inc. (Predecessor Company)	$-	$403	$-	$2,957,408	$-	$-	$-	$2,957,811
Net income for the 52-week period ended October 30, 2005	-	-	-	45,291	-	-	-	45,291

Balance at October 30, 2005	-	403	-	3,002,699	-	-	-	3,003,102

Net loss for the 52-week period ended October 29, 2006	-	-	-	(5,100,584)	-	-	-	(5,100,584)

Goodtime Action Amusement Partners, L.P. (Goodtime)	-	-	-	-	(1)	(13,207)	(13,208)	(13,208)

Capital contributions	-	-	-	-	200	667,401	667,601	667,601

Issuance of equity interest in K&B Sales, Inc. to acquire Aces Wired, LLC	-	-	4,490,000	-	-	-	-	4,490,000

Issuance of partnership interests in Goodtime to acquire K&B Sales, Inc.	-	(403)	(4,490,000)	(3,002,699)	-	7,493,102	7,493,102	-

Reverse stock split (OEF Corporate Solutions, Inc.)	-	336	(336)	-	-	-	-	-

Exchange of 7,623,580 shares of common stock for 100% ownership interest in Goodtime	-	7,624	5,150,377	2,989,494	(199)	(8,147,296)	(8,147,495)	-

Sale of 1,612,000 shares of Series A convertible preferred stock, net of issuance costs	1,612	-	6,941,782	-	-	-	-	6,943,394

Issuance of options to acquire 322,400 shares of Series A convertible preferred stock	-	-	399,250	-	-	-	-	399,250

Issuance of 40,000 shares of common stock for services received	-	40	149,960	-	-	-	-	150,000

Share-based compensation	-	-	3,470,657	-	-	-	-	3,470,657

Excess tax benefit from issuance of common stock shares for services	-	-	17,000	-	-	-	-	17,000
Balance at October 29, 2006	$1,612	$8,000	$16,128,690	$(2,111,090)	$-	$-	$-	$14,027,212

See accompanying Notes to Consolidated Financial Statements.

    Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Consolidated Statements of Cash Flows

For the 52-week Periods ended October 29, 2006 and October 30, 2005

	52-week Period ended
	October 29, 2006	October 30, 2005
		(Predecessor Company)
Cash Flows from Operating Activities
Net income (loss)	$(5,100,584)	$45,291
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share-based compensation	3,620,657	-
Depreciation and amortization of property and equipment	683,256	311,607
Amortization of intangible assets	206,397	19,167
Provision for doubtful accounts receivable	38,331	52,585
Inventory valuation provision	228,919	142,208
Deferred income taxes	144,413	(37,122)
Other, net	10,763	(2,077)
Changes in operating assets and liabilities:
Trade accounts receivable	(13,447)	(203,204)
Inventory	(187,504)	50,342
Prepaid expenses and other current assets	(206,889)	7,218
Other assets	(83,827)	-
Trade accounts payable	51,808	15,131
Income taxes payable	332,216	-
Accrued expenses and other liabilities	286,476	(21,303)
Net cash provided by operating activities	10,985	379,843

Cash Flows from Investing Activities
Proceeds from sales of property and equipment	36,784	8,971
Cash acquired in business acquisition	35,221	-
Cash surrender value of officer life insurance policy	34,315	(8,110)
Acquisitions of property and equipment	(3,641,375)	(420,352)
Acquisition of business	-	(235,614)
Net cash used in investing activities	(3,535,055)	(655,105)

Cash Flows from Financing Activities
Proceeds from issuance of Series A convertible preferred stock	8,060,000	-
Proceeds from issuance of notes payable to related parties	1,599,900	-
Proceeds from sales and leaseback transactions	1,357,505	-
Proceeds from borrowings under bank credit facility	1,000,000	-
Capital contributions to partnerships	667,601	-
Excess tax benefit from issuance of common stock for services	17,000	-
Repayments of debt and capital lease obligations	(1,860,154)	(2,103)
Series A convertible preferred stock issuance costs	(717,356)	-
Net cash provided by (used in) financing activities	10,124,496	(2,103)

Net increase (decrease) in cash and cash equivalents	6,600,426	(277,365)

Cash and cash equivalents - beginning of the period	500,616	777,981
Cash and cash equivalents - end of the period	$7,101,042	$500,616
Supplemental disclosures of cash flows:
Cash paid during the period for interest	$22,977	$40
Cash paid during the period for income taxes	$25,000	$25,084

See accompanying Notes to Consolidated Financial Statements.

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Notes to Consolidated Statements

1. Business, Organization and Basis of Presentation

Aces Wired, Inc. (Aces Wired or the Company) is the parent company of Goodtime Action Amusement Partners, L.P. (Goodtime). As further described in Note 2 and Note 4, Goodtime, a gaming and recreation company, was created on October 31, 2005 in a business combination with K&B Sales, Inc. (K&B) and Aces Wired, LLC (AWLLC). K&B distributes electronic bingo games and related equipment, supplies, and branded pull-tabs to charity bingo licensees throughout the state of Texas and has been in business for over 28 years. AWLLC was organized in June 11, 2004 and currently operates in the Amusement-With-Prize (AWP) gaming market in Texas where it utilizes its exclusive and proprietary financial redemption/player card system (called the Ace Advantage Card system). This system allows the Company’s gaming patrons to use their prize points for future redemptions for non-cash merchandise prizes from participating merchants. As of October 29, 2006, the Company operated approximately 180 AWP machines in its five gaming amusement centers in Texas and is a joint operator in a sixth center with the Ysleta Del Sur Pueblo Tribe of Tigua Indians (the Tigua Indian Tribe) in El Paso, Texas. The Company is based in Dallas, Texas.

The Company was incorporated in Nevada in December 2001 under the name OEF Corporate Solutions, Inc. (OEF) and provided EDGAR (electronic data gathering, analysis and retrieval) services to companies that file reports with the U.S. Securities and Exchange Commission (SEC) from its inception until October 4, 2006. On October 4, 2006, and pursuant to the terms of the Agreement Concerning the Exchange of Securities among the Company, Goodtime, the partners of Goodtime and the members of Goodtime’s general partner, Amusement Innovation Partners, LLC (AIP), the Company exchanged 7,623,580 shares of its common stock with the partners and members of Goodtime and AIP for all of the outstanding ownership interests of Goodtime and AIP. As a result of the exchange, Goodtime became the Company’s wholly-owned subsidiary, and the former partners and members of Goodtime and AIP collectively became the beneficial owners of approximately 95.3% of the issued and outstanding common stock shares of the Company. OEF had no meaningful operations and no assets or liabilities immediately prior to the exchange and its stockholders retained approximately 4.2% of the issued and outstanding common stock shares of the Company as of the date of the acquisition.

Although the Company is the legal parent company, its acquisition of Goodtime was accounted for as a reverse acquisition whereby Goodtime was considered to be the accounting acquirer and continuing entity for financial reporting purposes and no goodwill or intangible assets were recorded. Accordingly, these consolidated financial statements have been prepared as if Goodtime had always been the reporting entity and then on October 4, 2006 was recapitalized and changed its name to Aces Wired, Inc., the successor company of OEF.

As used in this report, the terms “Aces Wired” and “Company” refer to: (i) the financial position, results of operations and cash flows of K&B Sales, Inc. only as of and for the 52-week period ended October 30, 2005; and (ii) the financial position, results of operations and cash flows of Aces Wired, Inc. and its consolidated subsidiaries, including K&B Sales, Inc., as of and for the 52-week period ended October 29, 2006.

2. Goodtime

Goodtime, a Texas limited partnership, was formed on September 26, 2005, and on October 31, 2005, it acquired 100% of the issued and outstanding common stock shares of K&B and 100% of the outstanding ownership interests in AWLLC. When the Company acquired Goodtime on October 4, 2006, the stockholders of K&B and the members of AWLLC had partnership interests of approximately 42.6% each in Goodtime, respectively, after certain amendments to the partnership agreement diluted their original interests in Goodtime.

As is described in more detail in Note 4, Goodtime’s acquisition of K&B and AWLLC was accounted for as a business combination pursuant to Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations” (SFAS 141). Due to the significance of K&B’s financial position and operations as of October 31, 2005 compared to the financial position and operations of Goodtime and AWLLC as of that date, K&B was considered to be the accounting acquirer and predecessor company of Goodtime, and the financial statements of K&B are the financial statements of Goodtime and consequently of the Company as of and for the 52-week period ended October 30, 2005.

3. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements as of and for the 52-week period ended October 29, 2006 include the accounts of Aces Wired and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. As discussed in Note 1 and Note 2, the financial statements as of and for the 52-week period ended October 30, 2005 are those of K&B only.

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Notes to Consolidated Statements

OEF previously reported its financial results on a calendar year basis. Its results of operations for the period January 1, 2006 through the date of the reverse acquisition were inconsequential and are not included in the Company’s consolidated statement of operations for the 52-week period ended October 29, 2006.

Fiscal Year

The Company’s fiscal year generally ends on the last Sunday in October. This fiscal year creates better comparability of the Company’s quarterly results of operations by usually having an equal number of weeks (13) and weekend days (26) in each quarter. This convention periodically necessitates a 53-week fiscal year. As used hereinafter in the Notes to these financial statements, fiscal year 2006 refers to the 52-week period ended October 29, 2006 , and fiscal year 2005 refers to the 52-week period ended October 30, 2005.

Use of Estimates

The preparation of consolidated financial statements in conformity with the accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. The Company continually evaluates these estimates, including those related to its provisions for doubtful trade accounts receivable and obsolete and excess inventory, useful lives for depreciable and amortizable tangible and intangible assets, impairment of long-lived assets including intangible assets and goodwill, income taxes and litigation. These estimates are based on historical information and experience, information that is currently available to the Company, and on various other assumptions that the Company believes to be reasonable considering the circumstances related to and the character of such estimates. Actual results could vary from those estimates, and those variances might be significant.

Reclassifications

Certain financial statement amounts for fiscal year 2005 have been reclassified to conform to the presentation for fiscal year 2006.

Revenue Recognition

The sale of bingo supplies to customers is recognized when the products are shipped to the Company’s customers. Revenue from the rentals of electronic bingo systems to customers is recognized on a revenue-sharing basis pursuant to the terms of certain agreements the Company has with the vendors who provide such bingo systems to the Company.

The Company generally allows its customers 60 days after the date of sale to return bingo supplies for credit on their account, which customer returns are recognized as reductions in sales. Amounts billed to customers for shipping and handling are included in sales, whereas the costs incurred by the Company for shipping and handling are included in cost of sales. Additionally, the Company recognizes rebates and incentives it gives to its customers as reductions in sales and recognizes rebates and incentives it receives from its vendors as reductions in cost of sales.

The revenue from the operations of the Company’s and the El Paso gaming amusement centers is derived from the play on the centers’ AWP machines. Such gaming revenue is in turn the difference (the hold) between the amounts played by and the prize points won by the Company’s gaming patrons. The Company’s revenue from the gaming amusement center in El Paso, Texas, where the Company is a joint operator with the Tigua Indian Tribe, is 40% of the hold after certain adjustments. Promotional allowances, consisting mostly of direct mail and newspaper coupons and entitlement programs, provide the Company’s gaming patrons with free play and are recognized as reductions in operating revenues when such promotional allowances are redeemed.

The Company pays fees to certain software vendors for the use of their games on its AWP machines and for related data processing and other services, which fees are based on the hold derived from the respective games. The rates for these fees range from 6% to 9.2% of the hold and are included in operating expenses - gaming amusement centers in the accompanying statement of operations for fiscal year 2006.

Advertising and Promotional Costs

Advertising and promotional costs are expensed in the period incurred and were $283,613 and $74,329 for fiscal years 2006 and 2005, respectively.

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Notes to Consolidated Statements

Earning (Loss) per Share

Earnings (loss) per common stock share is computed pursuant to the provisions of SFAS No. 128, “Earnings Per Share” (SFAS 128). Under SFAS 128, basic earnings (loss) per common stock share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common stock shares outstanding during the period, excluding unvested restricted common stock. Diluted earnings (loss) per common stock share reflects the additional dilution for all potentially dilutive securities such as unvested restricted common stock and convertible preferred stock.

As is discussed in Note 1, the Company’s acquisition of Goodtime on October 4, 2006 was accounted for as a reverse acquisition, or recapitalization, of Goodtime. Accordingly, the computations of basic and diluted income (loss) per common stock share for fiscal years 2006 and 2005 are based on the premise that the Company acquired Goodtime on the first day of each of the two subject periods. Additionally, in connection with the acquisition of Goodtime, approximately 1.1 million shares collectively of restricted common stock were granted to certain of the Company’s officers, certain employees and all of its non-employee directors. For the purposes of computing basic and diluted earnings (loss) per common stock share for fiscal years 2006 and 2005, it was assumed that such restricted common stock shares vested on and pursuant to their actual vesting dates and terms.

	Fiscal Year
	2006	2005

Numerator:
Net income (loss) - Basic and Diluted	$(5,100,584)	$45,291

Denominator:
Weighted average common stock shares outstanding - Basic	6,974,496	6,831,733

Restricted common stock shares	-	42,973
Weighted average common stock shares outstanding - Diluted	6,974,496	6,874,706

Net income (loss) per common stock share:
Basic	$(0.73)	$0.01
Diluted	$(0.73)	$0.01

Approximately 823,000 unvested restricted common stock shares and 1.612 million common stock shares related to convertible preferred stock are not included in the computation of diluted loss per common stock share for fiscal year 2006 because their inclusion would be antidilutive. Other than the restricted common stock shares, there were no other potentially dilutive securities outstanding during fiscal year 2005.

For additional information regarding the restricted common stock shares and the convertible preferred stock, see Note 6 and Note 12, respectively.

Impairment of Long-Lived Assets

The Company evaluates its property and equipment and other long-lived tangible and amortizable intangible assets for impairment pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Such evaluations are made annually or whenever circumstances indicate that the carrying values of any of the Company’s long-lived assets might be impaired. If an indicator of impairment exists, the estimated undiscounted net cash flows associated with the future use and eventual disposition of the long-lived asset are compared to the carrying value of that asset. If such undiscounted cash flows exceed the carrying value of the long-lived asset, the asset is not considered to be impaired. Conversely, if the undiscounted cash flows are less than the carrying value of the long-lived asset, the asset is considered to be impaired, and a resultant impairment loss is measured at fair value as of the date such determination is made. At both October 29, 2006 and October 30, 2005, there were no indications that any of the Company’s long-lived assets subject to SFAS 144 were impaired.

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Notes to Consolidated Statements

Cash and Cash Equivalents

The Company considers all investments purchased with a then remaining maturity of three months or less to be cash equivalents.

Restricted Cash

Restricted cash as of October 29, 2006 consisted of a non-interest bearing account held and controlled by the bank that sponsors the Company’s financial redemption/player cards. Pursuant to the terms of the subject agreement, the bank elected to terminate the agreement early on December 31, 2006 and consequently must release the restricted funds to the Company no later than March 31, 2007, subject to the provisions of the agreement.

On October 10, 2006, the Company entered into a five-year sponsorship agreement with another bank, under which agreement the Company is required to maintain a similar restricted bank account in an amount not less than $10,000.

Trade Accounts Receivable

The Company considers the collection of trade accounts receivables to be doubtful when such receivables are unpaid for 60 or more days from the date of sale. Receivables that are ultimately deemed to be uncollectible are charged to the provision for doubtful trade accounts receivable, whereas recoveries of accounts previously written off are credited to bad debt expense. The Company’s provisions for doubtful trade accounts receivable were $114,142 and $93,620 as of October 29, 2006 and October 30, 2005, respectively.

Inventory

Inventory consists of bingo related supplies held for resale and is valued at the lower of average cost or market value. The Company had provisions for obsolete and excess inventory of $145,027 and $142,209 at October 29, 2006 and October 30, 2005, respectively.

Prepaid Expenses and Other

Prepaid expenses and other consisted of the following amounts as of October 29, 2006 and October 30, 2005.

	October 29,	October 30,
	2006	2005

Licenses and royalties	$142,530	$-
Insurance	140,514	19,907
Professional services	49,533	-
Income taxes receivable	-	29,132
Receivable from related party	-	18,126
Other	54,720	22,503
	$387,297	$89,668

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Notes to Consolidated Statements

Property and equipment

Property and equipment are stated at cost and consisted of the following amounts as of October 29, 2006 and October 30, 2005.

	October 29, 2006	October 30, 2005	Estimated useful life (years)
Furniture, fixtures and equipment	$3,373,765	$1,520,660	3 to 10
Vehicles	742,041	687,605	5
Capitalized software	382,703	-	5
Improvements to leased facilities	338,482	67,852	5 to 20
Building and improvements	-	33,685	20
	4,836,991	2,309,802
Less accumulated depreciation and amortization	(1,900,709)	(1,411,235)
	2,936,282	898,567

Equipment under capitalized lease obligations	1,337,398	-	4
Less accumulated amortization	(78,072)	-
	1,259,326	-

Equipment purchase deposits and construction work in progress	373,753	-
Property and equipment, net	$4,569,361	$898,567

Depreciation and amortization are provided for on a straight-line basis over the lesser of the estimated useful lives of the assets or the lease terms, including periods for which renewals of the leases are reasonably assured. Residual values for all of the Company’s property and equipment, including equipment under capitalized lease obligations, are assumed to be zero at the end of their depreciable lives. Costs for the routine maintenance and repairs of property and equipment, inclusive of materials and services, are expensed as incurred. Modifications that significantly enhance the functionality and/or extend the useful economic lives of property and equipment are capitalized and depreciated over the remaining useful lives of the assets or lease terms, as applicable. Gains and losses on the disposals of property and equipment are included in other income (expense), net in the accompanying consolidated statements of operations and were not significant for either fiscal year 2006 or fiscal year 2005.

Other Accrued Expenses

Other accrued expenses consisted of the following amounts as of October 29, 2006 and October 30, 2005.

	October 29,	October 30,
	2006	2005

Payroll	$114,518	$-
Professional fees	85,000	-
State franchise taxes	83,910	9,387
Rentals for electronic bingo games	77,053	73,455
Property taxes	55,538	59,020
Customer rebates	3,545	29,576
Other	89,681	20,637
	$509,245	$192,075

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Notes to Consolidated Statements

Recent Accounting Pronouncements

As is discussed in Note 6, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R), during fiscal year 2006. Other recent accounting pronouncements that the Company has adopted or will be required to adopt in the future are summarized below.

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, "Accounting Changes and Error Corrections" (SFAS 154), which replaces Accounting Principles Board (APB) Opinion No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28." SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections, and it establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company adopted SFAS 154 in the first quarter of fiscal year 2007 and does not expect it to have a material impact on its consolidated results of operations and financial condition.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS 157). SFAS 157 provides guidance for using fair value to measure assets and liabilities. SFAS 157 addresses the requests from investors for expanded disclosure about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will be adopted by the Company in the first quarter of fiscal year 2009. The Company is unable at this time to determine the effect that its adoption of SFAS 157 will have on its consolidated results of operations and financial condition.

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006, and the Company is required to adopt it in the first quarter of fiscal year 2008. The Company is currently evaluating the effect that the adoption of FIN 48 will have on its consolidated results of operations and financial condition and is not currently in a position to determine such effects, if any.

In June 2006, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 06−3 (EITF 06-3), “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” EITF 06−3 applies to any tax assessed by a governmental authority that is directly imposed on a revenue producing transaction between a seller and a customer. EITF 06−3 allows companies to present taxes either gross within revenue and expense or net. If taxes subject to this issue are significant, a company is required to disclose its accounting policy for presenting taxes and the amount of such taxes that are recognized on a gross basis. The Company currently presents such taxes net. EITF 06−3 is required to be adopted during the first quarter of fiscal year 2008. These taxes are currently not material to the Company’s consolidated financial statements.

In September 2006, the FASB issued FASB Staff Position No. FAS 13-1 (As Amended), “Accounting for Rental Costs Incurred during a Construction Period” (FAS 13-1). This position requires a company to recognize as rental expense the rental costs associated with a ground or building operating lease during a construction period, except for costs associated with projects accounted for under SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects.” FAS 13-1 is effective for reporting periods beginning after December 15, 2005 and was adopted by the Company in the first quarter of fiscal year 2007. The Company’s adoption of FAS 13-1 will not materially affect its consolidated results of operations and financial position.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" (SAB 108). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each on a company's balance sheet and statement of operations and the related financial statement disclosures. Early application of the guidance in SAB 108 is encouraged in any report for an interim period of the first fiscal year ending after November 15, 2006, and will be adopted by the Company in the first quarter of fiscal year 2007. The Company does not expect the adoption of SAB 108 to have a material impact on its consolidated results of operations and financial condition.

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Notes to Consolidated Statements

4. Business Combinations

Goodtime

In September 2005, the stockholders of K&B and the owners of AWLLC formed Goodtime for the purpose of merging K&B and AWLLC. K&B, the oldest supplier of bingo supplies and electronic bingo games in Texas, was considered to be an efficient and cost effective way to quickly expand AWLLC’s AWP business in Texas primarily by utilizing K&B’s relationships with bingo center operators throughout the state and K&B’s name recognition. On October 31, 2005, Goodtime acquired all of the issued and outstanding common stock shares of K&B and all of the ownership interests in AWLLC, and in exchange the common stockholders of K&B and the owners of AWLLC each received 50% partnership interests in Goodtime prior to subsequent dilution of those interests . The merger was accounted for as a business combination pursuant to SFAS 141. Due principally to the significance of its financial position and results of operations compared to those of Goodtime and AWLLC at the date of the merger, K&B was considered to be the accounting acquirer of AWLLC, and concurrent with its acquisition of AWLLC, K&B merged with and into Goodtime. For financial reporting purposes, K&B is considered to be the predecessor company of Goodtime due to the insignificance of Goodtime’s financial position and operations prior to the merger.

Based on the terms of the merger agreement, K&B effectively acquired 100% of the ownership interests in AWLLC in exchange for 50% of the equity interests in K&B. Accordingly, the total consideration given by K&B to acquire AWLLC was determined to be 50% of the fair value of K&B as of October 30, 2005, or $4.49 million, which valuation was done on an enterprise value basis by an independent valuation firm engaged by management. K&B also incurred direct acquisition costs of $60,000 in connection with the transaction. The following table summarizes the fair values allocated to AWLLC’s tangible and intangible assets and liabilities as of October 30, 2005, which fair values were determined by management with the assistance of the same independent valuation firm that appraised K&B.

Cash	$35,221
Restricted cash	250,000
Other current assets	91,999
Property and equipment	687,391
Intangible asset	669,000
Goodwill	2,913,522
Total assets acquired	4,647,133
Liabilities assumed	(97,133)
Total consideration paid	$4,550,000

The intangible asset of $669,000 relates to a favorable contract to provide electronic games to the Company for its AWP business and is amortized on a straight-line basis over five years. Goodwill of $2.9 million was recognized in the business combination and represents the total consideration given by K&B in excess of the fair values of the net assets it received from AWLLC.

The following table presents an unaudited condensed pro forma statement of operations as if the Company had acquired AWLLC on the first day of fiscal year 2005.

Fiscal Year 2005

Revenues	$14,926,498
Loss from operations	(1,057,520)
Loss before income taxes	(1,015,926)
Loss from discontinued operations	(686,861)
Net loss	(1,439,848)

Net loss per common stock share:
Basic and Diluted	$(0.21)

Weighted average common stock shares outstanding:
Basic and Diluted	6,831,733

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Notes to Consolidated Statements

Other Business Acquisitions

Certain of the Company’s subsidiaries made the following business acquisitions during fiscal years 2006 and 2005. These business acquisitions, either individually or collectively, were not material to the Company’s consolidated results of operations and financial position for the respective periods.

In March 2006, a subsidiary of the Company acquired the assets of an entity that provided the subsidiary with certain data processing services that support the financial redemption/player card system used in the Company’s AWP business. Total consideration given for this acquisition was $900,000 and consisted of long-term debt and other liabilities assumed by the subsidiary. In exchange, the subsidiary received an intangible asset (proprietary computer software) and property and equipment with fair values of $884,000 and $16,000, respectively. The fair value of the intangible asset was determined by management as the present value of the future savings the Company will realize by performing the data processing internally.

In November 2004, K&B acquired certain assets from a competitor for cash consideration of $235,614 and in return received inventory of $118,958, transportation equipment of $16,656 and a customer list valued at $100,000. The fair values of the assets received were determined by K&B’s management.

5. Intangible Assets and Goodwill

The fair values, net book values and estimated useful lives of the Company’s intangible assets as of October 29, 2006 and October 30, 2005 are presented in the following tables.

	As of October 29, 2006
	Fair value at acquisition	Accumulated amortization	Net book value	Useful life (years)

Proprietary computer software	$884,400	$(53,035)	$831,365	10
Favorable electronic games contract	669,000	(133,360)	535,640	5
Customer list	100,000	(39,169)	60,831	5
	$1,653,400	$(225,564)	$1,427,836

	As of October 30, 2005
	Fair value at acquisition	Accumulated amortization	Net book value	Useful life (years)

Customer list	$100,000	$(19,167)	$80,833	5

Expense related to the amortization of the Company’s intangible assets was $206,397 and $19,167 for fiscal years 2006 and 2005, respectively, and is included in depreciation and amortization in the accompanying consolidated statements of operations for those two periods. The estimated future amortization expense as of October 29, 2006 of the Company’s intangible assets is as follows.

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Notes to Consolidated Statements

Fiscal year

2007	$241,452
2008	245,635
2009	241,986
2010	221,686
2011	88,088
Thereafter	388,989
$1,427,836

Goodwill will be tested at least annually for impairment using a “two step” process pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). The first step of the test is to identify a potential impairment. The second step of the test is measure the amount of the impairment loss, if required, at fair value. Management reviewed the carrying values of goodwill and the useful lives of its intangible assets pursuant to the applicable provisions of SFAS 142 and concluded that as of October 29, 2006 and October 30, 2005, the carrying value of goodwill was not impaired nor was there any need to adjust the remaining useful lives for its intangible assets subject to amortization, as applicable. In the event that the Company determines that the carrying value of goodwill is impaired, the Company will recognize an accounting charge for the fair value amount of the impairment during the reporting period in which such determination is made. Changes in the estimated useful lives of intangible assets subject to amortization, if any, will be accounted for prospectively over such revised useful lives.

The carrying values of the Company’s intangible assets subject to amortization are tested annually or whenever circumstances indicate that impairment might exist. Management reviewed the carrying values of its intangible assets pursuant to the applicable provisions of SFAS 144 and concluded that as of October 29, 2006 and October 30, 2005, the carrying values of its intangible assets were not impaired.

6. Share-Based Compensation

SFAS 123R

In December 2004, the FASB issued SFAS 123R, which superseded APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and replaces SFAS 123, “Accounting for Stock-Based Compensation” (SFAS 123), as amended. SFAS 123R is effective for public entities that file as small business issuers at the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company, however, adopted SFAS 123R for its fiscal year ended October 29, 2006 in connection with the modification on October 4, 2006 of certain then outstanding liability awards, which modification and liability awards are described in more detail below. Prior to its adoption of SFAS 123R, the Company had accounted for the liability awards pursuant to the applicable provisions of SFAS 123.

SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of such awards on the dates they are granted. The fair value of the awards is estimated using option-pricing models for grants of stock options or the fair value at the measurement date for awards of stock. The resultant cost is recognized as compensation cost over the period of time during which an employee is required to provide services to the company (the service period) in exchange for the award, the service period generally being the vesting period of the award. Under SFAS 123R, the issuance of equity instruments to non-employees (other than non-employee directors) in exchange for goods and services is measured at the fair value of either the goods and services received or the equity instruments exchanged, whichever is more reliably measurable, and the resultant compensation cost is recognized in the periods in which the goods and services are received.

SFAS 123R also amends SFAS No. 95, “Statement of Cash Flows”(SFAS 95), such that the benefits realized for tax deductions in excess of deferred income tax assets resulting from recognized stock compensation expense are reported as financing cash flows rather than as operating cash flows. During fiscal year 2006, the Company realized excess tax benefits of $17,000 from the book and tax basis difference related to shares of its common stock issued for services. This amendment to SFAS 95 is not applicable to the Company for all reporting periods ended prior to October 29, 2006.

As of October 29, 2006, the Company’s only share-based compensation plan related to the grants on October 4, 2006 of approximately 1.1 million shares of restricted common stock to certain of its officers, certain employees and all of its non-employee directors.

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Notes to Consolidated Statements

Restricted Common Stock

On September 26, 2005, Goodtime’s partnership agreement was amended such that two of the Company’s officers were each granted a 5% non-voting profit interest in Goodtime. The profit interests vested from the date of the grant through March 31, 2007 and included a market condition such that the officers participated only in certain defined cash distributions of the partnership in excess of $16 million. On July 28, 2006, Goodtime’s partnership agreement was amended again such that certain of the Company’s employees and all of its non-employee directors were collectively granted an approximate 5.3% non-voting profit interest in Goodtime. These profit interests vested from the date of the grant through August 3, 2008 and included a market condition such that the employees and non-employee directors participated only in certain defined cash distributions of the partnership in excess of $30 million. Prior to its adoption of SFAS 123R, the Company had accounted for the profit interests in Goodtime as liability awards pursuant to SFAS 123 using the intrinsic value based method, but had not recognized any compensation expense prior to its acquisition of Goodtime as the subject market conditions had not been satisfied.

When the Company acquired Goodtime on October 4, 2006, the profit interests in Goodtime were exchanged for approximately 1.1 million shares of restricted common stock, which were granted concurrent with and from the total common shares the Company issued in exchange for Goodtime. These restricted common stock shares vest (graded vesting) over the same respective periods as had the profit interests in Goodtime but are not subject to market conditions. The Company accounted for the exchange of the profit interests in Goodtime for the restricted common stock shares as a modification of an award pursuant to SFAS 123R.

SFAS 123R provides guidance on the accounting for various types of modifications, including modifications of awards that result in a reclassification of the award to an equity award from a liability award (the grants of the restricted common stock shares are accounted for as equity awards as settlement of the awards was and will be in shares of the Company’s common stock). Generally speaking, and subject to certain limitations, when an award is modified, the entity is deemed to have repurchased the original award by issuing a new award of equal or greater value and incurs additional compensation cost for any incremental value of the new award. The incremental value, if any, is in turn determined by valuing the award immediately preceding and following its modification, and the total amount of compensation expense recognized must be at least equal to the fair value of the original award unless there are changes to the estimated number of awards expected to vest due to the modification. The Company does not expect any forfeitures of the restricted common stock shares prior to their becoming fully vested.

As there was no public trading market for the Company’s common stock on the grant date, the restricted common stock shares were valued at $5.00 per share (or approximately $5.6 million in total) based on the fact that as a condition precedent to its acquisition of Goodtime, the Company was required to and sold in a private placement approximately 1.6 million shares of its Series A convertible preferred stock at $5.00 per share. Each share of the preferred stock is convertible into one share of the Company’s common stock, and the holders of the Series A preferred stock are not entitled to regular dividends. See Note 12 for additional disclosures regarding the Series A convertible preferred stock.

Under SFAS 123R, additional compensation cost resulting from the modification of an award is recognized in the reporting period in which the modification occurs. As the Company had not recognized any compensation cost associated with the profit interests granted in Goodtime prior to the modification of those awards on October 4, 2006, the Company recognized compensation cost of approximately $3.5 million (or $0.50 per basic and diluted net loss per common stock share) during fiscal year 2006 resulting primarily from the modification. Compensation cost related to the restricted common stock shares is recognized using the graded vesting attribution method, whereby each separately vesting portion of the award is recognized on a straight-line basis as if the award was in-substance, multiple awards. As of October 29, 2006, approximately $2.1 million of compensation cost attributable to future service periods had not been recognized, all of which will be expensed over a weighted average period of approximately 13 months.

The grant of the restricted common stock is not deductible to the Company because of tax elections made by the Company’s officers, employees and non-employee directors when they received the profit interests in Goodtime. Accordingly, the Company did not recognize any income tax benefits associated with the grant of the restricted common stock.

Other Share-Based Compensation

In June 2006, the Company entered into an agreement with an entity for consulting services. Pursuant to the terms of the agreement, the Company paid cash consideration and issued 40,000 shares of its common stock with a fair value of $150,000, which fair value was measured at the beginning of the service agreement based on the cash value of the services and is included in corporate overhead in the accompanying consolidated statement of operations for fiscal year 2006.

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Notes to Consolidated Statements

7. Financial Instruments and Credit Risk

The fair value of the Company’s long-term debt as of October 29, 2006 was approximately $1.65 million compared to a carrying value on that date of approximately $1.60 million. The fair values were estimated using discounted cash flows and discount rates based primarily on the interest rate generally charged under the Company’s bank credit facility for secured borrowings.

The carrying amounts as of October 29, 2006 approximated the fair values as of that date for the Company’s cash and cash equivalents, restricted cash, trade and other accounts receivable and accounts payable due to the high turnover and short-term maturities of these assets and liabilities.

Financial instruments which potentially subject the Company to credit risk include certain cash and cash equivalent deposits and trade accounts receivable. The Company maintains its cash and cash equivalent deposit accounts with local and other U.S. domestic banks. These deposit accounts are on demand accounts to minimize risk, but oftentimes the account balances exceed the federally insured limit of $100,000 per financial institution. The Company has never incurred losses related to the failure of a financial institution and believes that it was not so at risk as of October 29, 2006 due to the financial strength of the institutions in which the Company maintains its cash and cash equivalent deposit accounts. The Company’s trade accounts receivable consist of uncollateralized receivables from K&B’s customers. Management routinely assesses the creditworthiness and credit history of K&B’s customers and establishes credits limits, and in some cases the denial of credit, based on these assessments.

8. Long-term Debt

The Company’s outstanding long-term debt consisted of the following amounts as of October 29, 2006. The Company had no outstanding long-term debt as of October 30, 2005.

October 29, 2006

Promissory notes payable to related parties, principal and interest at 4.48% due November 11, 2007	$625,923

Promissory note payable to related party, principal and interest at 4.64% due January 20, 2008	$621,509

Promissory note payable, interest at 6%, level quarterly principal and interest payments through September 30, 2007	348,495
1,595,927
Less current maturities	(348,495)
Long-term debt	$1,247,432

The promissory notes payable to related parties consist of three unsecured notes in the aggregate principal amount of $1.2 million. Simple accrued and unpaid interest on the notes totaling $47,432 is included in the respective outstanding balances of the notes as of October 29, 2006. The Company’s relationships with the related parties are described in more detail at Note 14.

The 6% promissory note payable is secured by certain of the Company’s tangible and intangible assets with an aggregate net book value of approximately $0.9 million as of October 29, 2006. There are no financial covenants associated with this obligation.

The Company also has a bank credit facility under which there were no outstanding obligations as of October 29, 2006. Outstanding borrowings at any time under the credit facility are limited to the lesser of $0.9 million or an amount based on the Company’s eligible inventory and eligible accounts receivable, as such terms are defined in the credit facility. Borrowings under the credit facility generally bear variable-rate interest indexed to the prime lending rate plus 1%, which interest is payable monthly. Borrowings may be prepaid early without assessments of prepayment premiums. Outstanding obligations due under the credit facility are secured by certain of the Company’s inventory, accounts receivable and intangible assets, and are guaranteed by one of the Company’s officers/common stockholders. The credit facility includes customary covenants for lending transactions of this type including current ratio and debt/tangible net worth ratio financial covenants. The credit facility expires on April 30, 2007.

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Notes to Consolidated Statements

Maturities of the Company’s long-term debt as of October 29, 2006 were as follows.

Fiscal year

2007	$348,495
2008	1,247,432
2009	-
2010	-
2011	-
Thereafter	-
$1,595,927

9. Leases

Capitalized Lease Obligations

On April 26, 2006 and August 3, 2006, the Company sold and leased back certain of its gaming machines with an aggregate net book value on the respective transaction dates of approximately $1.36 million. Each of the two leases provide for a 48-month noncancelable basic term and provide the Company with options to renew the lease for a 12-month period and to purchase all but not less than all of the equipment for its fair market value at the end of either the basic or renewal terms. The Company accounts for the subject lease agreements as capital leases pursuant to SFAS No. 13, “Accounting for Leases.”

The Company recorded a deferred gain of $20,983 on the April 26, 2006 transaction, which gain is being recognized on a straight-line basis over 48 months as a reduction in the amortization expense of the related capitalized equipment. Amortization of equipment under capitalized lease obligations was $78,072 for fiscal year 2006 and is included in deprecation and amortization in the accompanying consolidated statement of operations for that period. The net book value of the capitalized equipment was $1,259,326 as of October 29, 2006, inclusive of the $18,361 unamortized balance of the deferred gain as of that date.

Operating Leases

The Company leases office and warehouse space in Dallas, Houston, and San Antonio, Texas both directly and indirectly from two of its officers/common stockholders. Rentals are fixed and range from $7,500 per month to $3,500 per month. The leases for the Dallas and San Antonio facilities expire at the end of October 2008, and the lease for the Houston facility expires at the end of January 2010. None of the leases provide for renewal options; however, the Company expects to renew or replace the leases in the normal course of business.

The Company also leases office and warehouse space in Dallas and Lubbock, Texas under an agreement that expires on April 30, 2007 and under two month-to-month agreements.

On September 6, 2006, the Company entered into a lease agreement for corporate office space in Dallas with a basic term of 39 months. The lease provides for free rent during the first three months of the lease with scheduled increases thereafter in the rentals from approximately $5,500 per month for the fourth through the fifteenth months of the lease to approximately $6,300 per month during the final 12 months of the lease. The Company also has a one-time option to terminate the lease on June 30, 2008 upon payment of a termination fee. The Company occupied this facility on November 1, 2006.

As of October 29, 2006, the Company leased space for six gaming amusement centers in Corpus Christi (two centers), Ft. Worth, Amarillo, Killeen and Copperas Cove, Texas. The basic terms for these leases range from 12 months to 60 months, and certain of the leases provide the Company with options to extend the leases for periods ranging from 90 days to two consecutive 60-month periods. The Company also has options to terminate early most of these leases by providing the lessors with advanced written notice of such intent and/or if the Company is precluded by regulatory reasons from operating its gaming amusement business at those locations. Under certain of the leases, the Company is required pay fees if the leases are terminated for any reason prior to the expiration of the basic terms. Rentals for all but one of these leases are variable in nature based on either a percentage of the hold on the play on the gaming machines located in the centers, after certain adjustments, or the number of gaming machines located in the centers. Additionally, all but one of the leases with such variable rentals provide for minimum amounts of monthly rentals. Disregarding the Company’s early termination options, the basic terms of these leases are scheduled to expire at various dates through the end of August 2011.

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Notes to Consolidated Statements

Minimum Lease Payments and Rent Expense

The scheduled future minimum lease payments as of October 29, 2006 under the Company’s capitalized lease obligations and operating leases with noncancelable basic terms in excess of one year were as follows.

	Capitalized	Operating leases
	lease	Related
Fiscal year	obligations	party	Other (*)	Total

2007	$418,944	$192,000	$271,691	$463,691
2008	418,944	189,500	297,265	486,765
2009	418,944	60,000	278,323	338,323
2010	211,326	5,000	133,692	138,692
2011	-	-	90,000	90,000
Thereafter	-	-	-	-
	1,468,158	$446,500	$1,070,971	$1,517,471
Less amount representing imputed interest at an annual rate of 11.23%	(259,438)
Present value of minimum lease payments under capitalized lease obligations	1,208,720
Less current maturities	(298,223)
Long-term capitalized lease obligations	$910,497

(*) Assumes that the lease for the corporate office space in Dallas will not be terminated early.

Rent expense under operating leases during fiscal years 2006 and 2005 consisted of the following minimum lease payments and variable rentals.

	Fiscal Year
	2006	2005

Minimum lease payments	$325,802	$222,223
Variable rentals	398,341	-
Total rent expense	$724,143	$222,223

10. Income Taxes

The Company accounts for income taxes under the asset and liability method pursuant to SFAS No. 109, “Accounting for Income Taxes” (SFAS 109). Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities resulting from a change in tax rates is recognized in income in the period such rate change occurs. When assessing the ultimate realization of its deferred tax assets, management considers whether it is more likely than not that some portion or all of the Company’s deferred tax assets will not be realized. The ultimate realization of the Company’s deferred tax assets is dependent upon its generation of future taxable income during the periods in which those temporary differences become deductible.

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Notes to Consolidated Statements

The components of the Company’s income tax expense for fiscal years 2006 and 2005 were as follows.

	Fiscal Year
	2006	2005

Current:
Federal	$403,348	$54,640
State	83,910	8,625
	487,258	63,265

Deferred:
Federal	152,559	(32,783)
State	(8,146)	(4,339)
	144,413	(37,122)
Provision for income taxes	$631,671	$26,143

Income tax expense for fiscal years 2006 and 2005 differed from the “expected” tax expense (benefit) for each year computed by applying the respective year’s U.S. federal corporate income tax rate to income (loss) before income taxes as follows.

	Fiscal Year
	2006	2005

Computed expected tax expense (benefit)	$(1,519,430)	$24,288
Non-deductible share-based compensation	1,180,023	-
Losses attributable to nontaxable subsidiaries	733,669	-
Change in tax status of subsidiaries	182,118	-
State income taxes, net of federal income taxes	47,235	1,354
Other	8,056	501
	$631,671	$26,143

For fiscal year 2006, the net losses incurred by certain of the Company’s wholly-owned subsidiaries prior to the acquisition of Goodtime on October 4, 2006 were not deductible for consolidated federal and state income tax purposes.

The tax effects of temporary differences that resulted in significant portions of the Company’s deferred tax assets and deferred tax liabilities as of October 29, 2006 and October 30, 2005 were as follows.

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Notes to Consolidated Statements

	Fiscal Year
	2006	2005

Deferred tax assets:
Allowance for doubtful accounts receivable	$38,808	$31,831
Intangible assets subject to amortization for tax purposes	12,460	4,250
Other	15,208	-
	66,476	36,081

Deferred tax liabilities:
Intangible asset not subject to amortization for tax purposes	(182,118)	-
Property and equipment, primarily accelerated depreciation	(94,743)	(102,053)
	(276,861)	(102,053)
Net deferred taxes	$(210,385)	$(65,972)

Concurrent with the Company’s acquisition of Goodtime in October 2006, certain of Goodtime’s previously nontaxable subsidiaries became taxable subsidiaries of the Company. Pursuant to the applicable provisions of SFAS 109, such event resulted in the recognition by the Company of an approximate $182,000 deferred tax liability related to an intangible asset that is not amortizable for income tax purposes, which in turn resulted in a deferred income tax expense of an equal amount. As of October 29, 2006 and October 30, 2005, the Company did not provide for a valuation allowance on its deferred tax assets because management believed that the Company’s future taxable income will provide for the full realization of its deferred tax assets.

11. Retirement Plans

The Company sponsors a 401(k) deferred compensation plan in which its employees may contribute up to 15% of their eligible earnings annually on a pretax basis. The Company matches 50% of the first 6% of the employees’ annual contribution to the plan, which matching contributions totaled $61,781 and $56,791 for fiscal years 2006 and 2005, respectively.

12. Capital Stock

As of and prior to October 29, 2006, there was no public trading market for either the Company’s or K&B’s capital stock.

Common Stock

The Company’s total number of authorized common stock was 45 million shares and 50 million shares, respectively, as of October 29, 2006 and October 30, 2005. There were 10,000 shares of K&B’s common stock authorized as of October 30, 2005 and October 31, 2004.

On October 4, 2006, the Company issued approximately 7.6 million shares of its common stock in exchange for all of the ownership interests in Goodtime and AIP. Immediately prior to the acquisition of Goodtime and AIP, the Company effected a reverse stock split such that its then issued and outstanding common stock shares were reduced to approximately 336,000 shares from approximately 3.9 million shares.

Approximately 1.1 million shares of restricted common stock granted to certain of the Company’s officers, certain employees and all of its non-employee directors in October 2006 were issued and outstanding as of October 29, 2006, of which approximately 305,000 shares with a total fair value of approximately $1.5 million were vested, and approximately 823,000 shares were unvested as of that date. Approximately 620,000 shares and 203,000 shares of the unvested restricted common stock, each having a fair value of $5.00 per share, are expected to vest in fiscal years 2007 and 2008, respectively. The holders of the restricted shares have the same rights and entitlements as the Company’s other common stockholders, such as voting and dividend rights, whether or not such restricted shares are vested.

No dividends were paid to the Company’s common stockholders during fiscal years 2006 and 2005.

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Notes to Consolidated Statements

Series A Convertible Preferred Stock

There were 5 million shares of the Company’s Series A convertible preferred stock authorized as of October 29, 2006.

On October 11, 2006, and as a condition precedent to the acquisition Goodtime, the Company sold in a private placement 1.612 million shares of its Series A convertible preferred stock (the Series A Preferred Stock) for $8.06 million (or $5.00 per share). The Series A Preferred Stock are not redeemable, and each share automatically converts into one share of the Company’s common stock (subject to certain adjustments) upon the effectiveness of a registration statement relating to the shares of the Company’s common stock into which the Series A Preferred Stock will be converted (the Registration Statement). The purchasers of the Series A Preferred Stock also received options to acquire up to an additional 322,400 shares of Series A convertible preferred stock at $5.00 per share (the Options). The Options are exercisable from the issuance date of the Series A Preferred Stock and expire on the effective date of the Registration Statement unless previously exercised .

 The holders of the Series A Preferred Stock are entitled to cash dividends equal to 0.5% of the purchase price per share (or $.025 per share) per each 30-day period (pro rata for any period less than 30 days) if the Company fails to timely file and cause to become and keep effective the Registration Statement as follows. In no event is the Company obligated to pay such dividends in an aggregate amount exceeding 10% of the total sales proceeds of the Series A Preferred Stock.

•
If the Registration Statement is not filed with the SEC on or prior to the date that is 30 days following the issuance date of the Series A Preferred Stock (the Registration Statement was timely filed on November 8, 2006).

•	If the Registration Statement is not declared effective by the SEC by the date that is 150 days following the issuance date of the Series A Preferred Stock (such former date being March 10, 2007).

•
If after conversion of the Series A Preferred Stock into the registered shares of the Company’s common stock, the former holders of the Series A Preferred Stock are prohibited from selling such common stock shares as a result of a suspension for more than 60 consecutive days of the prospectus forming part of the Registration Statement, or any such suspensions of more than 90 days in the aggregate in any 12-month period.

The Series A Preferred Stock rank senior to the Company’s common stock with respect to the payment of dividends. Upon voluntary or involuntary liquidation, dissolution or winding-up of the Company prior to the conversion of the Series A Preferred Stock, the holders of the Series A Preferred Stock will receive in priority over the Company’s common stockholders, to the extent there are funds so available, a liquidation preference equal to the purchase price of the Series A Preferred Stock plus accrued dividends thereon, if any. The holders of the Series A Preferred Stock are entitled to vote together as a single class on all matters voted on by the Company’s common stockholders as though the Series A Preferred Stock have been converted into an equal number of common stock shares. Additionally, the Company may not undertake certain actions, such as entering into an agreement which would effect a change of control of the Company, without the approval by vote or in writing of at least two-thirds of the holders of the Series A Preferred Stock.

At issuance, the effective conversion rate per share of the Series A Preferred Stock was less than the fair value per share of the Company’s common stock, which constitutes an embedded beneficial conversion feature pursuant to EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios.” However, the intrinsic value of the beneficial conversion feature of approximately $0.4 million and the resultant discount were not recognized as of October 29, 2006 because of the contingency related to the effectiveness of the Registration Statement. Once the Registration Statement becomes effective and the Series A Preferred Stock become convertible, the beneficial conversion feature will be recorded as additional paid-in-capital and the discount will be recognized as a dividend on the Series A Preferred Stock. Additionally, approximately $0.4 million of the total sales proceeds of the Series A Preferred Stock was allocated to the Options based on the relative fair values at the issuance date of the Options and the Series A Preferred Stock, which allocated proceeds were recorded as additional paid-in-capital as of October 29, 2006. The initial carrying value of the Series A Preferred Stock was approximately $7.7 million before issuance costs of approximately $0.7 million.

13. Other Commitments and Contingent Liabilities

The Company is the lessee under certain real estate leases. It is common in such commercial lease transactions for the lessee to agree to indemnify the lessor and other related third parties for tort liabilities that arise out of or relate to lessee’s use or occupancy of the leased premises. In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct. Additionally, the lessee typically indemnifies such parties for any environmental liability that arises out of or relates to its use of the leased premises. The Company believes that it is adequately covered by insurance (subject to deductibles) for most tort liabilities and related indemnities described above with respect to real estate that it leases.

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Notes to Consolidated Statements

As of October 29, 2006, there were no legal proceedings, either anticipated or threatened, to which the Company was a party to or to which the Company’s property was subjected.

14. Transactions with Related Parties

In November 2005, one of the Company’s officers/common stockholders loaned the Company $619,938, of which $372,000 was subsequently converted into a 4.48% unsecured promissory note payable and $247,938 was repaid to the officer/stockholder. Interest of $16,072 was accrued on the note during fiscal year 2006 and is included in long-term debt and interest expense, respectively, in the accompanying fiscal year 2006 consolidated balance sheet and statement of operations. The principal amount of the note and accrued and unpaid interest thereon are due and payable on November 11, 2007.

In November 2005, one of the Company’s officers/common stockholders loaned the Company $379,962, of which $228,000 was subsequently converted into a 4.48% promissory note payable and $151,962 was repaid to the officer/stockholder. Interest of $9,851 was accrued on the note during fiscal year 2006 and is included in long-term debt and interest expense, respectively, in the accompanying fiscal year 2006 consolidated balance sheet and statement of operations. The principal amount of the note and accrued and unpaid interest thereon are due and payable on November 11, 2007.

In January 2006, the Company’s chairman of the board and its principal stockholder made a capital contribution of $0.4 million in Goodtime and loaned the Company $600,000 in the form of a 4.64% promissory note payable. Interest of $21,509 was accrued on the note during fiscal year 2006 and is included in long-term debt and interest expense, respectively, in the accompanying fiscal year 2006 consolidated balance sheet and statement of operations. The principal amount of the note and accrued and unpaid interest thereon are due and payable on January 20, 2008.

In May 2006, the Company sold a building it owned for $36,784 to one of its executive officers and recognized a $17,502 gain, which gain is included in other income (expense) in the accompanying consolidated statement of operations for fiscal year 2006.

In May 2006, the Company sold a whole-life insurance policy it owned on one of its executive officers to that officer at the policy’s cash surrender value of $41,065. No gain or loss was recorded on the sale.

The Company leases office and warehouse space in Dallas, Houston, and San Antonio, Texas both directly and indirectly from two of its officers/common stockholders. Rentals are fixed and range from $7,500 per month to $3,500 per month. The Company incurred rent expense under these leases of $192,000 and $177,000 during fiscal years 2006 and 2005, respectively, which expenses are included in operating expenses - bingo supply and services at the accompanying consolidated statements of operations for those two fiscal years. The leases for the Dallas and San Antonio facilities expire at the end of October 2008, and the lease for the Houston facility expires at the end of January 2010. None of the leases provide for renewal options; however, the Company expects to renew or replace the leases in the normal course of business. Minimum lease payments of $446,500 were remaining under these leases as of October 29, 2006.

In January 2005, a subsidiary of the Company entered into a services agreement with an entity owned by the Company’s chairman of the board and principal stockholder, under which agreement the affiliate manages the operations of that subsidiary. The agreement was amended on and assumed by the Company on October 31, 2005 whereby the Company is required to reimburse the affiliate for its direct expenses incurred in managing the subsidiary. The Company incurred expenses of approximately $114,000 under this agreement during fiscal year 2006, of which $33,000 was unpaid and is included in trade accounts payable in the accompanying consolidated balance sheet as of October 29, 2006. The agreement may be terminated by either party and without penalty by giving at least 30 days advance written notice. Our chairman of the board has never been personally compensated under this agreement.

The Company’s chairman of the board and principal stockholder beneficially owns 400,000 shares of the Series A convertible preferred stock that the Company issued on October 11, 2006. No dividends were paid on any of the Series A preferred stock shares during fiscal year 2006.

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Notes to Consolidated Statements

15. Concentration of Business Risk

The AWP gaming industry in Texas is not regulated, but it is subject to the applicable laws in that state regarding gaming generally and the interpretation and enforcement of those laws by local authorities where the Company operates its gaming amusement centers. In September, 2006, the District Attorney’s office of Bexar County, Texas, requested an opinion from the Texas Attorney General to determine whether an amusement machine which records a player’s winnings onto a stored-value debit card is excluded from the definition of a “gambling device” pursuant to the Texas penal code. The Company believes its AWP machines are fully compliant with Texas law and that an unfavorable ruling from the Texas Attorney General is unlikely, which ruling is scheduled to be rendered on or before March 7, 2007. However, if the Texas Attorney General were to issue an adverse ruling and the Company was unsuccessful in overturning that ruling, the Company would be forced to close its gaming amusement centers, which would most probably have a material adverse effect on the Company’s results of operations and financial position.

16. Segment Information.

Description of Segments

SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” requires disclosures related to certain components of a company for which separate financial information is available that is evaluated regularly by a company’s chief operating decision maker in deciding the allocation of company resources and assessing performance. The Company has two operating subsidiaries, K&B and AWLLC, each of which is a reportable business segment pursuant to SFAS 131. K&B has been in business for over 28 years and is a supplier of bingo games, branded pull-tabs and bingo supplies in Texas. AWLLC, which began operations in June 2004, does business in the AWP gaming market, and was the sole operator of five gaming amusement centers and the joint operator of a sixth gaming amusement center as of October 29, 2006, all of which are located in Texas.

Segment Data

The Company derives the results of operations and other financial information regarding K&B and AWLLC directly from the same financial reporting system that the Company uses to prepare its consolidated financial statements and other management reports. Management measures the performance of each business segment based on several metrics including net earnings from operations and earnings before interest, income taxes and depreciation and amortization. Management uses these financial metrics to assist it in evaluating the performance of, and to assign resources to, each of its business segments. The Company does not allocate to its business segments corporate-level expenses such as executive officer compensation and income taxes. As used herein, the K&B business segment is referred to as Bingo and the AWLLC business segment is referred to as AWP. Unallocated corporate expenses and assets are referred to as Corporate.

K&B’s financial statements are the Company’s consolidated financial statements for fiscal year 2005. Accordingly, segment data for K&B for fiscal year 2005 comparable to that segment data presented below for fiscal year 2006 can be readily derived from those financial statements.

Selected financial data for fiscal year 2006 are presented in the following table. All of the Company’s business operations are conducted in Texas.

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Notes to Consolidated Statements

	Fiscal Year 2006
	Bingo	AWP	Total

Revenues, net	$15,489,201	$2,444,666	$17,933,867

Depreciation and amortization	337,556	527,801	865,357

Other significant noncash items:
Provisions for inventory valuation and doubtful accounts receivable (Bingo) and share-based compensation (AWP)	267,250	48,316	267,250

Interest income	3,836	-	3,836

Interest expense	15,207	77,586	92,793

Segment income (loss) before income taxes	2,970,905	(486,976)	2,483,929

Expenditures for segment capital assets (includes non-cash acquisitions of tangible and intangible assets)	501,927	4,659,073	5,161,000

The reconciliation of the segment operating results to the Company’s consolidated operating results is presented in the following table.

Fiscal Year 2006

Segment revenues, net:
Bingo	$15,489,201
AWP	2,444,666
Consolidated revenues, net	$17,933,867

Segment income (loss) before income taxes:
Bingo	$2,970,905
AWP	(486,976)
2,483,929

Unallocated corporate expenses
Operating and nonoperating expense, net	6,928,546
Depreciation and amortization	24,296
6,952,842

Consolidated loss before income taxes	(4,468,913)

Income tax expense	631,671
Consolidated net loss	$(5,100,584)

Most of the Company’s assets are accounted for at a subsidiary level which for the most part corresponds with its business segments. Certain assets are, however, allocated by the Company to the business segment which is the principal beneficiary from the realization of those assets. Corporate and other unallocated assets are composed primarily of cash and cash equivalents. Total assets by segment and a reconciliation of segment assets to consolidated total assets were as follows as of October 29, 2006. All of the Company’s assets are located in Texas.

Aces Wired, Inc.
(formerly OEF Corporate Solutions, Inc.)

Notes to Consolidated Statements

Fiscal Year 2006

Segment assets:
Bingo	$3,289,840
AWP	8,445,801
11,735,641
Corporate and other unallocated assets	6,752,132
Total consolidated assets	$18,487,773

Major Customers

No single customer represented 10% or more of the Company’s total net revenues for either fiscal year 2006 or fiscal year 2005.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Officers and Directors.

Article VII of our articles of incorporation limits the liability of our officers and directors. It provides that no director or officer will be liable to Aces Wired or its stockholders for damages for breach of fiduciary duty as a director or officer, excepting only (a) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes (NRS). In the event that Nevada law is amended to authorize the further elimination or limitation of liability of directors or officers, then Article VII will be deemed amended to provide for the elimination or limitation of liability to the fullest extent permitted by Nevada law.

In addition, Article VII of our articles of incorporation and Section 8.1 of our bylaws require Aces Wired to the maximum extent permitted by law, indemnify each officer and director against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person has served as an officer, agent or director of Aces Wired, and may so indemnify any person in connection with any proceeding arising by reason of the fact that such person has served as an officer or director of Aces Wired.

Section 78.138(7) of the NRS provides, with limited exceptions, that a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.7502 of the NRS permits us to indemnify our directors and officers as follows:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

In addition, Section 78.751 of the NRS permits us to indemnify our directors and officers as follows:

1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such person.

Aces Wired maintains director and officer liability insurance providing insurance protection for specified liabilities under specified terms. We have adopted provisions in our articles of incorporation and our bylaws that provide for indemnification of our officers, directors, employees and agents to the extent permitted under Nevada law.

Item 25.  Other Expenses of Issuance and Distribution.

The estimated approximate expenses we have incurred in connection with the issuance and distribution of the securities being registered are set forth in the following table. We will bear all such current and future expenses related to this registration statement.

Legal and accounting fees and expenses	$125,000
Printing and engraving expenses	1,600
Transfer agent and registrar fees and expenses	1,500
SEC registration fees	1,000
Total	$129,100

 Item 26.  Recent Sales of Unregistered Securities.

On October 10, 2006, the Company authorized the issuance and sale of up to 1,946,400 shares of its Series A Convertible Preferred Stock, par value $0.001 per share. On October 11, 2006, 1,612,000 shares of the Series A Convertible Preferred Stock were sold at $5 per share for an aggregate amount of $8,060,000, which shares automatically convert into an equal number of shares of our par value $.001 common stock on the date that this registration statement is declared effective by the SEC.

The proceeds from this private placement were used for working capital purposes. All of the investors were U.S. citizens; therefore, we relied on the exemption provided by Section 4(2) of the Securities Act of 1933 to issue these common shares as the transaction did not involve any public offering.

Item 27.  Exhibits [Need to review and update, if necessary]

Number	Exhibit

2.1
Agreement Concerning the Exchange of Securities, dated as of October 4, 2006, by and among OEF Corporate Solutions, Inc., Goodtime Action Amusement Partners, L.P., the partners of Goodtime Action Amusement Partners, L.P. and the members of Amusement Innovation Partners, LLC (incorporated by reference to Exhibit 2.1 to the registrant’s current report on Form 8-K filed on October 10, 2006).

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed on October 10, 2006).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the registrant’s current report on Form 8-K filed on October 10, 2006).

4.1	Certificate of Designations for Series A Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to the registrant’s current report on Form 8-K filed on October 10, 2006).

4.2
Form of Purchase Agreement, dated as of October 9, 2006, by and among Aces Wired, Inc. and the purchasers party thereto (incorporated by reference to Exhibit 4.3 to the registrant’s current report on Form 8-K filed on October 10, 2006).

5.1	Opinion of Thompson & Knight LLP

10.1
Employment Agreement by and between Goodtime Action Amusement Partner, L.P. and Christopher Domijan, dated as of October 31, 2005 and First Amendment to Employment Agreement dated as of July 16, 2006 (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on October 10, 2006).

10.2
Lease Agreement dated as of September, 2006 by and between registrant and Dallas High Point Centre Associates, Ltd. for certain real property located at 12225 Greenville Avenue, Suite 861, Dallas, Texas (incorporated by reference to Exhibit 10.2 to the registrant’s registration statement on Form SB-2 filed on November 8, 2006).

10.3
Lease Agreement dated as of November 1, 2003 by and between registrant and Texaco Rd., LP for certain real property located at 11827 Judd Ct., Dallas, Texas (incorporated by reference to Exhibit 10.2 to the registrant’s registration statement on Form SB-2 filed on November 8, 2006).

10.4
Lease Agreement dated as of February 1, 2005 by and between registrant and Texaco Rd., LP for certain real property located at 12511 Texaco Rd., Houston, Texas (incorporated by reference to Exhibit 10.2 to the registrant’s registration statement on Form SB-2 filed on November 8, 2006).

10.5
Lease Agreement dated as of November 1, 2003 by and between registrant and 4967 Space Center, LP for certain real property located at 4967 Space Center, San Antonio, Texas (incorporated by reference to Exhibit 10.2 to the registrant’s registration statement on Form SB-2 filed on November 8, 2006).

10.6	Aces Wired, Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on March 14, 2007).

10.7
Employment Agreement, dated March 8, 2007, by and between Aces Wired, Inc. and Kenneth R. Griffith (incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on March 14, 2007).

10.8
Employment Agreement, dated March 8, 2007, by and between Aces Wired, Inc. and Knowles B. Cornwell (incorporated by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K filed on March 14, 2007).

10.9
Employment Agreement, dated March 8, 2007, by and between Aces Wired, Inc. and Christopher C. Domijan (incorporated by reference to Exhibit 10.4 to the registrant’s current report on Form 8-K filed on March 14, 2007).

16.1	Letter on Change in Certifying Accountant from Hawkins Accounting (incorporated by reference to Exhibit 16.1 to the registrant’s current report on Form 8-K/A filed on October 23, 2006).

21	Subsidiaries*

23.1	Consent of Weaver & Tidwell LLP*

23.2	Consent of Thompson & Knight LLP (included in the opinion of Thompson & Knight LLP filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page)*

* Filed herewith.

Item 28.  Undertakings.

(a)   Aces Wired, Inc. hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any additional or changed material information on the plan of distribution.

2.   That, for the purpose of determining liability under the Securities Act, each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

3.   To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

(b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Aces Wired’s directors, officers and controlling persons under the foregoing provisions, or otherwise, Aces Wired has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Aces Wired of expenses incurred or paid by a director, officer or controlling person of Aces Wired in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Aces Wired will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)   Aces Wired, Inc. hereby undertakes that:

1.   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Aces Wired pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

2.   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in any such amendment, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Aces Wired, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereon duly authorized on November 14, 2007.

ACES WIRED, INC.

By:	/s/ Kenneth R. Griffith
Kenneth R. Griffith President, Chief Executive Officer and Director

By:	/s/ Christopher C. Domijan
Christopher C. Domijan Executive Vice President, Chief Financial Officer and Secretary

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Date	Signature / Title

November 14, 2007	By:	/s/ Kenneth R. Griffith
Kenneth R. Griffith President, Chief Executive Officer and Director

November 14, 2007	By:	/s/ Christopher C. Domijan
Christopher C. Domijan Executive Vice President, Chief Financial Officer and Secretary

November 14, 2007	By: *
Gordon T. Graves Chairman of the Board of Directors

November 14, 2007	By: *
David E. Danovitch Director

November 14, 2007	By: *
Michael T. Gallagher Director

November 14, 2007	By: *
Martin A. Keane Director

November 14, 2007	By: *
John J. Schreiber Director

November 14, 2007	By: *
James J. Woodcock Director

* By:	/s/ Kenneth R. Griffith
Kenneth R. Griffith Attorney-in-Fact

* By:	/s/ Christopher C. Domijan
Christopher C. Domijan Attorney-in-Fact